    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1999


                                                      REGISTRATION NO. 333-82561
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4
                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        RADIO UNICA COMMUNICATIONS CORP.

             (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                                    4832                                   65-0856900
    (State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                  Identification Number)

                            ------------------------

                       8400 N.W. 52(ND) STREET, SUITE 101
                              MIAMI, FLORIDA 33166
                                 (305) 463-5000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                                STEVEN E. DAWSON
                        RADIO UNICA COMMUNICATIONS CORP.
                       8400 N.W. 52(ND) STREET, SUITE 101
                              MIAMI, FLORIDA 33166
                                 (305) 463-5000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                         ------------------------------

                                   COPIES TO:

         MARTIN H. NEIDELL, ESQ.                     ALLAN G. SPERLING, ESQ.
      STROOCK & STROOCK & LAVAN LLP             CLEARY, GOTTLIEB, STEEN & HAMILTON
             180 MAIDEN LANE                            ONE LIBERTY PLAZA
      NEW YORK, NEW YORK 10038-4982                  NEW YORK, NEW YORK 10006
              (212) 806-5400                              (212) 225-2000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                   AMOUNT TO BE     AGGREGATE OFFERING  AGGREGATE OFFERING      AMOUNT OF
           SECURITIES TO BE REGISTERED               REGISTERED(1)     PRICE PER SHARE(2)        PRICE          REGISTRATION FEE
Common Stock, $.01 par value.....................   6,555,000 shares         $16.00           $104,880,000         $29,157(3)

(1) Includes 855,000 shares issuable upon exercise of over-allotment option granted to the Underwriters.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(3) A registration fee in the amount of $27,175 was previously paid.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED OCTOBER 15, 1999


P R O S P E C T U S
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                     [LOGO]

                                5,700,000 SHARES
                        RADIO UNICA COMMUNICATIONS CORP.
                                  COMMON STOCK
                              $         PER SHARE

                                   ---------

    Radio Unica is selling 5,700,000 shares of its common stock. The underwriters named in this prospectus have the option to purchase up to 855,000 additional shares of common stock from one of our stockholders, Warburg, Pincus Ventures, L.P., to cover over-allotments. Radio Unica will not receive any proceeds from the sale of the shares by this stockholder.

    This is an initial public offering of common stock. Radio Unica currently expects the initial public offering price to be between $14.00 and $16.00 per share, and has applied to have the common stock included for quotation on the Nasdaq National Market under the symbol "UNCA".

     INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING
                                   ON PAGE 6.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 --------------

                                                                PER SHARE    TOTAL
                                                                ---------  ---------
Public Offering Price.........................................  $          $
Underwriting Discount.........................................  $          $
Proceeds to Radio Unica (before expenses).....................  $          $

                                 --------------

SALOMON SMITH BARNEY

             BEAR, STEARNS & CO. INC.

                           DONALDSON, LUFKIN & JENRETTE

                                         CIBC WORLD MARKETS

October   , 1999

                              Map of U.S. showing

                       locations of Radio Unica stations

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. RADIO UNICA HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. RADIO UNICA IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Prospectus Summary.........................................................................................           1
Risk Factors...............................................................................................           6
Use of Proceeds............................................................................................          12
Dividend Policy............................................................................................          12
Capitalization.............................................................................................          13
Dilution...................................................................................................          14
Unaudited Pro Forma Combined Financial Data................................................................          15
Selected Consolidated Financial Data.......................................................................          20
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          22
Business...................................................................................................          29
Management.................................................................................................          48
Certain Stockholders.......................................................................................          52
Certain Transactions.......................................................................................          54
Description of Capital Stock...............................................................................          56
Description of Indebtedness................................................................................          58
Shares Eligible for Future Sale............................................................................          60
Underwriting...............................................................................................          62
Legal Opinions.............................................................................................          64
Experts....................................................................................................          64
Where You Can Find More Information........................................................................          64
Index To Financial Statements..............................................................................         F-1

    Until             , 1999 (25 days after the date of this prospectus), all
dealers that buy, sell or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

    This summary contains a general discussion of our business and this offering. We encourage you to read the entire prospectus, including "Risk Factors" and the financial statements, for a more complete understanding of Radio Unica and this offering.

                                  RADIO UNICA

OUR COMPANY

    Radio Unica is a leading Spanish-language national radio network operating in the United States. Radio Unica's uniform delivery of national programming to our stations 24 hours a day differentiates us from other Spanish-language radio groups. We were formed by Joaquin F. Blaya, the former President of Univision Holdings, Inc. and former CEO of Telemundo Group, Inc. The significant aspects of our network and operations are as follows:

    - Our network reaches markets where approximately 78% of the Hispanic population resides through our 12 owned and/or operated and 33 affiliate stations

    - Our owned and/or operated radio stations are located in ten markets, including eight of the top ten Hispanic markets

    - Our proprietary programming is focused on a news/talk format

    Our nationwide distribution allows us to produce high quality programming and spread the cost of that programming over our large base of stations. Our network offers advertisers the only Hispanic radio platform capable of delivering a consistent and controlled message to a national audience. Additionally, our network allows national advertisers to reach a large portion of the Hispanic population more effectively and at a lower cost than would be the case if they had to purchase advertising separately in each market.

    We believe that our high quality, original programming gives us a competitive advantage over other Spanish-language radio broadcasters in marketing to the Hispanic audience. Popular Hispanic television personalities host our programs and their broad appeal extends beyond any particular Hispanic cultural or geographical boundaries. These national personalities include Pedro Sevcec, Dr. Isabel Gomez-Bassols, Jorge Ramos, Raul and Fulvia Peimbert, Charytin and Mauricio Zeilic. We also air segments featuring Cristina, the most popular Hispanic talk show host in the U.S., and Maria Elena Salinas, the most recognized Hispanic female news anchor. Many of our radio programs are fully-interactive talk shows that allow listeners nationwide to call in as active participants in the on-air dialogue. Live sporting events are an integral part of Radio Unica's network programming, and we have acquired the broadcast rights in the United States to numerous marquee sporting events. Our programming includes the following:

    - contemporary talk

    - entertainment and information programs

    - news programs

    - hourly local and national newscasts

    - sports talk programs

    - sports broadcasting

OUR BUSINESS STRATEGY

    Our strategy is to provide a leading national Spanish-language broadcast network comparable to the Univision and Telemundo television networks. To this end, we have employed the following business strategy:

    - Create popular, national, high-impact programming

    - Foster strong brand identity

    - Focus on the news/talk radio format

    - Sell advertising to the top 50 Spanish-language advertisers

    Our principal executive offices are located at 8400 N.W. 52(nd) Street, Suite 101, Miami, Florida 33166, and our telephone number is (305) 463-5000.

                                  THE OFFERING

Common stock offered.....................  5,700,000 shares
Common stock to be outstanding after this
  offering...............................  19,666,996 shares
Use of proceeds..........................  We intend to use the net proceeds of this offering:
                                               - to prepay all indebtedness outstanding under
                                               our credit facility;
                                               - for acquisitions and upgrades;
                                               - for general corporate purposes and working
                                                 capital requirements.
Proposed Nasdaq National Market symbol...  "UNCA"

This information and other information in this prospectus, unless otherwise specifically stated, are based on the number of shares of common stock outstanding on June 30, 1999. The number of shares:

    - excludes 2,867,152 shares issuable upon the exercise of outstanding options (of which 1,126,242 are exercisable), at an average exercise price of $0.58 per share

    - excludes shares available for issuance upon the exercise of options which may be granted in the future under our stock option plan

    - excludes any shares issuable upon the exercise of the underwriters' over-allotment option

    - gives effect to the exchange of 353,906.62 shares of preferred stock for 2,885,072 shares of common stock, which will occur immediately prior to the closing of this offering

    - has been adjusted to reflect the 310-for-one split of our common stock which is expected to occur prior to the closing of this offering

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following table presents (a) summary historical consolidated financial data of Radio Unica as of the date and for the periods indicated and (b) summary unaudited pro forma as adjusted financial data of Radio Unica as of the date and for the periods indicated giving effect to the events described in the "Unaudited Pro Forma Combined Financial Data" included elsewhere in this prospectus as though they had occurred on the dates indicated therein. The summary unaudited pro forma as adjusted financial data are not necessarily indicative of the operating results or the financial condition that would have been achieved had these events been consummated on the date indicated and should not be construed as representative of future operating results or financial condition. The summary historical consolidated and unaudited pro forma financial data should be read in conjunction with the consolidated financial statements and related notes, with the "Unaudited Pro Forma Combined Financial Data" and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                              FOR THE
                            PERIOD FROM
                           SEPTEMBER 12,                                                           PRO FORMA AS ADJUSTED
                               1996                                                             ----------------------------
                            (INCEPTION)                                   SIX MONTHS ENDED                      SIX MONTHS
                              THROUGH      YEAR ENDED    YEAR ENDED           JUNE 30,           YEAR ENDED       ENDED
                           DECEMBER 31,   DECEMBER 31,  DECEMBER 31,  ------------------------  DECEMBER 31,     JUNE 30,
                               1996           1997          1998         1998         1999          1998           1999
                           -------------  ------------  ------------  -----------  -----------  ------------  --------------
Net revenue..............   $        --    $       --    $8,218,043   $ 3,463,962  $ 6,347,282   $8,945,883   $    6,347,282
Operating expenses:......
  Stock option
    compensation
    expense..............            --            --            --            --           --   18,981,000               --
  Other..................        40,000     1,802,816    28,196,739    13,797,053   19,455,585   31,674,180       19,779,600
                           -------------  ------------  ------------  -----------  -----------  ------------  --------------
Operating loss...........       (40,000)   (1,802,816)  (19,978,696)  (10,333,091) (13,108,303) (41,709,297)     (13,432,318)
Interest income
  (expense), net.........            --       (12,765)   (4,289,658)     (153,350)  (6,102,941) (11,222,935)      (6,102,941)
Other income (loss)......            --            --       (14,867)        2,882           --           --               --
                           -------------  ------------  ------------  -----------  -----------  ------------  --------------
Loss before income
  taxes..................       (40,000)   (1,815,581)  (24,283,221)  (10,483,559) (19,211,244) (52,932,232)     (19,535,259)
Income tax benefit.......            --            --    (2,446,745)           --           --   (2,446,745)              --
                           -------------  ------------  ------------  -----------  -----------  ------------  --------------
Net loss.................       (40,000)   (1,815,581)  (21,836,476)  (10,483,559) (19,211,244) (50,485,487)     (19,535,259)
Accrued dividends on
  preferred stock........            --       119,490     2,850,608     1,003,014    1,935,762           --               --
                           -------------  ------------  ------------  -----------  -----------  ------------  --------------
Net loss applicable
  to common
  stockholders...........   $   (40,000)   $(1,935,071) ($24,687,084) $(11,486,573) $(21,147,006) ($50,485,487) $  (19,535,259)
                           -------------  ------------  ------------  -----------  -----------  ------------  --------------
                           -------------  ------------  ------------  -----------  -----------  ------------  --------------
Net loss per common share
  applicable
  to common
  stockholders--
  basic and diluted......                                                                        $    (2.93)  $        (0.99)
                                                                                                ------------  --------------
                                                                                                ------------  --------------
Weighted average common
  shares outstanding--
  basic and diluted......                                                                        17,221,954       19,665,678
                                                                                                ------------  --------------
                                                                                                ------------  --------------
OTHER FINANCIAL DATA:....
Depreciation and
  amortization...........   $        --    $       --    $1,696,376   $   372,144  $ 2,413,072   $4,919,051   $    2,737,087
Broadcast cash flow(1)...            --      (843,778)  (15,511,113)   (8,654,422)  (9,355,375)          --               --
EBITDA(2)................       (40,000)   (1,802,816)  (18,282,320)   (9,960,947) (10,695,231)          --               --
Adjusted EBITDA(2).......            --            --            --            --           --           --               --
After tax cash flow(1)...       (40,000)   (1,815,581)  (20,140,100)  (10,111,415) (16,798,172)          --               --
Net cash used in
  operating activities...       (40,000)   (2,209,553)  (21,689,140)   (8,894,958) (11,199,911)          --               --
Net cash used in
  investing activities...            --    (2,238,585)  (60,605,902)  (28,334,589) (36,518,756)          --               --
Net cash provided by
  financing activities...        45,000     5,570,000   120,062,324    36,795,000    9,109,419           --               --

                                                                                                      PRO FORMA
                                                                                           AS OF     AS ADJUSTED
                                                                                         JUNE 30,    AS OF JUNE
                                                                                           1999       30, 1999
                                                                                        -----------  -----------
BALANCE SHEET DATA:
Cash and cash equivalents.............................................................  $   284,896  $67,084,896
Working capital.......................................................................   (7,149,472)  69,850,528
Total assets..........................................................................  121,057,769  187,857,769
Long-term debt........................................................................  111,199,589  111,199,589
Series A redeemable cumulative preferred stock........................................   40,246,750           --
Stockholders' equity (deficit)........................................................  $(47,452,080) $69,794,670

------------------------

(1) Broadcast cash flow is defined as operating loss before corporate expenses and depreciation and amortization. We define after tax cash flow as net loss plus depreciation and amortization and stock option compensation expense. Although broadcast cash flow and after tax cash flow are not measures of performance calculated in accordance with generally accepted accounting principles ("GAAP"), we believe that they are useful to an investor in evaluating Radio Unica because they are measures widely used in the radio broadcast industry to evaluate a radio company's operating performance. However, you should not consider broadcast cash flow and after tax cash flow in isolation or as substitutes for net loss, cash flows from operating activities and other statement of operations or cash flow data prepared in accordance with GAAP. These measures are not necessarily comparable to similarly titled measures employed by other companies since all companies do not calculate these non-GAAP measures in the same fashion.

(2) EBITDA is defined as operating loss plus depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus stock option compensation expense. EBITDA and Adjusted EBITDA are presented not as alternative measures of operating results or cash flow from operations (as determined in accordance with GAAP), but because they are widely accepted supplemental financial measures of a company's operating performance. Radio Unica's calculation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Radio Unica's EBITDA and Adjusted EBITDA calculations are not intended to represent cash used in operating activities, since they do not include interest, taxes and changes in operating assets and liabilities, nor are they intended to represent the net increase or decrease in cash, since they do not include cash provided by (used in) investing and financing activities.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.

OUR SUBSTANTIAL LEVEL OF DEBT COULD LIMIT OUR ABILITY TO GROW AND COMPETE.

    As of June 30, 1999, we had outstanding long-term indebtedness of approximately $111.2 million.

    Our substantial level of indebtedness could have adverse consequences to the holders of our common stock, including the following:

    - it may be difficult for us to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes;

    - our bank credit facility is secured by substantially all of our assets;

    - we may be less able to compete with competitors which have less debt than we do; and

    - we may be more vulnerable to economic downturns, limited in our ability to withstand competitive pressures and less flexible in adjusting rapidly to changing business and economic conditions.

    Our ability to satisfy all of our debt obligations depends upon our future operating performance, which will be affected by general economic conditions and financial, business and other factors, many of which are beyond our control.

WE HAVE A HISTORY OF LOSSES THAT IF CONTINUED INTO THE FUTURE COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND OUR ABILITY TO RAISE CAPITAL.

    Since our inception, Radio Unica has not generated significant revenue, has incurred substantial net losses and has never generated positive cash flow from operations. We had net losses from operations of $1.8 million and $20.0 million for the years ended December 31, 1997 and 1998, and a net loss from operations of $13.1 million for the six months ended June 30, 1999. We believe that losses will continue while we pursue our strategy of acquiring radio stations and developing our network. We will also incur losses during the initial reformatting and assimilation process with respect to the radio stations that we acquire. We cannot be certain that we will achieve an adequate revenue base or that our radio stations will become profitable or generate positive cash flow. If we are unable to become profitable this may adversely affect the market price of our common stock, which in turn may adversely affect our ability to raise additional equity capital and to incur additional debt.

A DECREASE OF INTEREST BY OUR AUDIENCE IN OUR SPANISH-LANGUAGE NEWS/TALK, SPORTS AND INFORMATION FORMAT COULD RESULT IN A LOSS OF ADVERTISING REVENUE.

    Our strategy is to broadcast Spanish-language news/talk, sports and information to a national audience on AM radio. Accordingly, we depend significantly upon the following, among other factors:

    - the popularity of the news/talk, sports and information format with a national audience

    - the desire of Spanish-speaking persons in the United States to listen to talk programming

    - the growth of the Spanish-speaking audience by continued immigration and the continued use of Spanish among Hispanics in the United States

    - the continued availability and reasonable cost of broadcast rights in the United States of programming, including sporting events

    A decrease in any of these factors could result in a loss of our listening audience and a loss of advertising revenue.

THE LOSS OF KEY PERSONNEL AND TALENT COULD DISRUPT OUR BUSINESS AND RESULT IN A LOSS OF ADVERTISING REVENUE.

    Our business depends on the continued efforts, abilities and expertise of our senior officers, key employees and on-air radio talent. We do not have employment agreements with any of our senior officers. The loss of our key personnel or talent could result in a loss of our listening audience and a loss of advertising revenue. We believe that our future success will depend on our ability:

    - to attract and retain highly skilled and qualified management personnel

    - to expand, train and manage our employee base

    - to develop, attract and retain our on-air radio talent

THE TERMS OF OUR DEBT RESTRICT THE DECISIONS WE CAN MAKE ABOUT OUR BUSINESS.

    Our bank credit facility and indenture governing our other outstanding debt contain covenants that restrict our ability to:

    - incur additional indebtedness

    - issue guarantees

    - make negative pledges

    - enter into sale and lease-back transactions

    - pay cash dividends

    - purchase our capital stock

    - consummate asset sales

    - create liens on assets

    - enter into transactions with affiliates

    - make investments, loans or advances

    - consolidate or merge with or into any other person

    - convey, transfer or lease all or substantially all of our assets

    - amend material agreements

    - change our business

    In addition, our bank credit facility requires us to maintain financial ratios. A breach of any of these covenants could result in a default under the bank credit facility or the indenture. Upon the occurrence of an event of default under the bank credit facility, the lenders could elect to declare this debt to be due and payable and could terminate their commitments to make further extensions of credit. If the indebtedness under the bank credit facility were accelerated, there could be no assurance that our assets would be sufficient to repay in full such indebtedness and our other indebtedness.

IF WE ARE UNABLE TO COMPETE EFFECTIVELY FOR ADVERTISING REVENUE AGAINST OTHER RADIO STATIONS AND OTHER MEDIA COMPANIES, MANY OF WHICH HAVE GREATER RESOURCES THAN WE DO, WE MAY SUFFER A DECREASE IN ADVERTISING REVENUE.

    Radio broadcasting is a highly competitive business. The financial success of each of our radio stations will depend, to a significant degree, upon our audience ratings, our share of the overall radio advertising revenue within each geographic market and the economic health of the market. In addition, our advertising revenues depend upon the desire of marketers to reach our audience demographic. Our radio stations compete for audience share and advertising revenue directly with other FM and AM radio stations and with other media within their respective markets, such as the following:

    - newspapers

    - broadcast and cable television

    - magazines

    - billboard advertising

    - transit advertising

    - direct mail advertising

    Some of these radio stations and networks also broadcast Spanish-language talk radio. Many of these entities are larger and have significantly greater resources than Radio Unica. The Telecommunications Act of 1996 facilitates the entry of other radio broadcasting companies into the markets in which we operate or may operate in the future.

OUR STOCKHOLDERS WILL NOT RECEIVE A CURRENT RETURN ON THEIR INVESTMENT IN OUR COMMON STOCK SINCE WE DO NOT INTEND TO PAY CASH DIVIDENDS.

    We do not intend to declare or pay any cash dividends in the near future. We are a holding company and perform all of our operations through our subsidiaries. Should we begin paying dividends, our sole source of cash from which to pay them will be dividends paid or payments made to us by our subsidiaries, which may be restricted in their ability to pay cash to us. Our credit facility prohibits the payment of cash dividends.

INVESTORS WHO PURCHASE SHARES IN THIS OFFERING WILL NOT BE ABLE TO EXERCISE CONTROL OVER US SINCE ONE PRINCIPAL STOCKHOLDER WILL CONTINUE TO HAVE A MAJORITY INTEREST AND THE POWER TO CONTROL RADIO UNICA.

    Upon completion of this offering, Warburg, Pincus Ventures will hold approximately 70.1% (65.7% if the underwriters exercise their over-allotment option) of Radio Unica's outstanding common stock. Accordingly, Warburg, Pincus Ventures will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and over our dividend policy and access to capital. This concentration of ownership might also prevent or delay a change in control of Radio Unica. In addition, our bank credit facility requires Warburg, Pincus Ventures to maintain specified ownership interests in Radio Unica.

STOCKHOLDERS WHO DESIRE TO CHANGE CONTROL OF RADIO UNICA MAY BE PREVENTED FROM DOING SO BY PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND LAW.

    Our certificate of incorporation and federal and Delaware law contain provisions that could have the effect of discouraging a third party from attempting to acquire Radio Unica. This may prevent a transaction in which the holders of common stock might receive a premium for their shares over then existing market prices. These provisions include:

    - Radio Unica's certificate of incorporation authorizes the board of directors to issue preferred stock and to determine the terms of this preferred stock without stockholder approval.

    - Delaware law could prohibit us from engaging in a business transaction with any affiliated stockholder for three years.

    - The Communications Act and FCC rules require the prior consent of the FCC to any change in control of Radio Unica and restrict ownership by non-U.S. persons.

THE FAILURE TO MAINTAIN OUR LICENSES WITH THE FCC COULD TERMINATE OUR ABILITY TO OWN AND OPERATE OUR RADIO NETWORK.

    Radio broadcasters depend upon maintaining radio broadcasting licenses issued by the FCC. These licenses are ordinarily issued for a maximum term of eight years and may be renewed. Although we may apply to renew these licenses, third parties may challenge our renewal applications. There can be no assurance that the licenses will be renewed. In addition, if Radio Unica or any of our officers, directors or significant stockholders violates the FCC's rules and regulations or the Communications Act of 1934, is convicted of a felony, or is otherwise found to be disqualified from being a party to a FCC license, the FCC may commence a proceeding to impose sanctions against us.

WE MAY BE UNABLE TO RECEIVE FCC APPROVAL FOR TRANSFERS OF LICENSES RELATED TO
  FUTURE ACQUISITIONS.

    The radio broadcasting industry is subject to extensive and changing federal regulation. Among other things, the Communications Act and FCC rules and policies limit the number of stations that one individual or entity can own (directly or by attribution) in a market, and require FCC approval for transfers of control of FCC licensees and assignments of FCC licenses. The filing of petitions or complaints against Radio Unica or any FCC licensee from which we are acquiring a station could result in the FCC delaying the grant of, or refusing to grant or imposing conditions on its consent to the assignment or transfer of FCC licenses. The FCC and the Department of Justice evaluate acquisitions to determine whether they serve the public interest and whether they should be challenged under federal antitrust laws. The Communications Act and FCC rules also impose limitations on non-U.S. ownership and voting of the capital stock of Radio Unica. FCC rules also require, in certain circumstances, prior approval for changes in voting rights of our common stock and changes in our board of directors.

WE MAY NOT HAVE THE FINANCIAL RESOURCES NEEDED TO RESPOND TO TECHNOLOGY CHANGES AND TO REMAIN COMPETITIVE.

    The radio broadcasting industry is subject to technological change, evolving industry standards and the emergence of new media technologies. The FCC is considering ways to introduce new technologies to the radio broadcast industry that would significantly enhance the sound quality of AM broadcasts. We cannot assure you that we will have the resources to acquire new technologies or to introduce new services that could compete with these new technologies.

THE INABILITY OF OUR COMPUTERS OR THE COMPUTERS OF OUR SUPPLIERS TO DISTINGUISH 21ST CENTURY DATES FROM 20TH CENTURY DATES MAY RESULT IN A DISRUPTION OF OUR OPERATIONS.

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21(st) century dates from 20(th) century dates. As a result, computer systems and software used by many companies need to be upgraded to comply with such "Year 2000" requirements. There is a risk that the computers and other systems on which we depend to conduct our operations are not yet Year 2000 compliant. Failure to achieve Year 2000 compliance could cause a system failure or miscalculations in our broadcast and corporate locations which could cause disruptions of operations, including a temporary inability to produce broadcast signals, process financial transactions, or engage in similar normal business activities. Significant uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance.

14.0 MILLION, OR 71.0%, OF OUR TOTAL OUTSTANDING SHARES ARE RESTRICTED FROM IMMEDIATE RESALE BUT MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.

    After this offering, we will have outstanding 19,666,996 shares of common stock. This includes the 5,700,000 shares we are selling in this offering, which may be resold in the public market immediately. The remaining 71.0%, or 13,966,996 shares, of our total outstanding shares will become available for resale in the public market as shown in the chart below.

    As restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

NUMBER OF SHARES / %
OF TOTAL OUTSTANDING                              DATE OF AVAILABILITY FOR RESALE INTO PUBLIC MARKET
------------------------------------  ---------------------------------------------------------------------------
13,966,996 / 71.0%                    180 days after the date of this prospectus due to an agreement these stockholders have with the underwriters. However, the underwriters can waive this restriction and allow these stockholders to sell their shares at any time.

SINCE THE PRICE INVESTORS WILL PAY FOR OUR COMMON STOCK IN THIS OFFERING WAS NOT ESTABLISHED IN A COMPETITIVE MARKET, THE SUBSEQUENT MARKET PRICE MAY BE LOWER.

    Prior to this offering, there has been no public market for our common stock. We have applied to list the common stock for trading on the Nasdaq National Market. After this offering, an actual trading market might not develop or continue. If you purchase shares of common stock in this offering, you will pay a price that was not established in a competitive market. The price being paid in this offering was negotiated with our underwriters, which is substantially greater than that paid by our existing stockholders. The price of the common stock that will prevail in the market after this offering may be higher or lower than the price you pay. Even if an active trading market does develop, the market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as:

    - actual or anticipated variations in quarterly and annual operating results;

    - changes in financial estimates by securities analysts;

    - technological innovations;

    - additions or departures of key personnel;

    - sales of common stock; and

    - general market conditions and other factors, many of which are beyond our control.

ALTHOUGH INVESTORS WILL PAY $15.00 PER SHARE IN THIS OFFERING, EACH SHARE ONLY HAS A TANGIBLE BOOK VALUE OF A NEGATIVE $1.36 PER SHARE.

    The initial public offering price per share will significantly exceed the net tangible book value per share. Therefore, based upon an assumed initial public offering price of $15.00 per share, if you purchase our common stock in this offering, you will incur immediate and substantial dilution of approximately $16.36 per share in the net negative tangible book value per share of common stock from the initial public offering price.

FORWARD-LOOKING STATEMENTS REGARDING TRANSACTIONS MAY NOT BE CORRECT WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

    When used in this prospectus, the words "believes," "anticipates," "expects" and other words of similar import are used to identify "forward-looking statements." All statements other than statements of historical fact included in this prospectus, including, without limitation, the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere herein, regarding us or any of the transactions described in this prospectus, including the timing, financing, strategies and effects of such transactions, are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from expectations are disclosed in this prospectus, including, without limitation, in conjunction with the forward-looking statements in this prospectus and/or under "Risk Factors." We do not intend to update these forward-looking statements.

                                USE OF PROCEEDS

    We estimate that the net proceeds to us from the sale of the 5,700,000 shares of common stock will be approximately $77.0 million, at an assumed initial public offering price of $15.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses. We intend to use the net proceeds of this offering as follows:

                                    PURPOSE                                         AMOUNT
-------------------------------------------------------------------------------  -------------
Prepay indebtedness under our credit facility..................................  $  16,000,000

Acquisition of radio stations in Sacramento, CA area...........................      4,625,000

Acquisition and upgrades of radio stations.....................................     52,000,000

General corporate purposes and working capital requirements....................      4,375,000

    Indebtedness under our credit facility accrues interest at variable rates and must be repaid in full on September 30, 2002. At June 30, 1999, borrowings under our credit facility aggregated approximately $10.2 million and the interest rate of such indebtedness was approximately 7.9%. At the date hereof, borrowings under our credit facility aggregated approximately $15.2 million. Amounts prepaid under the credit facility may be reborrowed by us.

    Although we have signed a letter of intent to acquire radio stations in the Sacramento, California area, we do not currently have any binding agreements to make any acquisitions. Until we use the net proceeds of this offering as described above, we will invest them in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

    We have never paid or declared any cash dividends on our common stock and have no plans to do so in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our Board of Directors may, in its discretion, consider relevant. Our credit facility prohibits the payment of cash dividends.

                                 CAPITALIZATION

    The following table describes our capitalization as of June 30, 1999, (a) on an actual basis and (b) as adjusted to give effect to our receipt of the estimated net proceeds from the sale of 5,700,000 shares of common stock offered by us at an assumed initial public offering price of $15.00 per share, after deducting the estimated underwriting discounts and commissions and offering expenses.

    When you read this table, it is important that you also read "Use of Proceeds," "Unaudited Pro Forma Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and their related notes.

                                                                                           JUNE 30, 1999
                                                                                   ------------------------------
                                                                                                     PRO FORMA
                                                                                       ACTUAL       AS ADJUSTED
                                                                                   --------------  --------------
Cash and cash equivalents........................................................  $      284,896  $   67,084,896
                                                                                   --------------  --------------
                                                                                   --------------  --------------
Short-term debt:
  Notes payable..................................................................  $   10,950,000  $      750,000
                                                                                   --------------  --------------
                                                                                   --------------  --------------
Long-term debt:
  Senior discount notes..........................................................  $  111,199,589  $  111,199,589
                                                                                   --------------  --------------
Series A redeemable cumulative preferred stock, $.01 par value, 450,000 shares authorized and 353,907 shares issued and outstanding on an actual basis;
  450,000 shares authorized and 0 shares outstanding on a pro forma as adjusted
  basis..........................................................................      40,246,750              --
Common stockholders' deficit
  Common stock, $.01 par value, 40,000,000 shares authorized and 11,081,924 shares issued and outstanding on an actual basis; 40,000,000 shares authorized and 19,666,996 shares issued and outstanding on a pro forma as
    adjusted basis...............................................................         110,819         196,670
  Additional paid in capital (capital deficiency)................................      (4,659,598)    112,501,301
  Accumulated deficit............................................................     (42,903,301)    (42,903,301)
                                                                                   --------------  --------------
Total common stockholders' equity (deficit)......................................     (47,452,080)     69,794,670
                                                                                   --------------  --------------
Total capitalization.............................................................  $  103,994,259  $  180,994,259
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                                    DILUTION

    The pro forma net negative tangible book value of our common stock as of June 30, 1999 was $(103,700,633), or $(7.42) per share of common stock. Pro forma net negative tangible book value per share is equal to our pro forma total assets less intangible assets, less total liabilities, divided by the pro forma number of shares of common stock outstanding as of June 30, 1999 after giving effect to the exchange of the preferred stock for 2,885,072 shares of common stock. Assuming that we sell the 5,700,000 shares offered by this prospectus at an initial public offering price of $15.00 per share (the mid-point of the estimated range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and offering expenses payable by us, our pro forma as adjusted net negative tangible book value as of June 30, 1999 would have been $(26,700,633), or $(1.36) per share. This represents an immediate increase in our pro forma as adjusted net negative tangible book value of $6.06 per share to existing stockholders and an immediate dilution in our pro forma as adjusted net negative tangible book value of $16.36 per share to investors purchasing shares in this offering. The following table illustrates this per share dilution:

Initial public offering price per share...................             $   15.00
                                                                       ---------
  Pro forma net negative tangible book value per share as
    of June 30, 1999......................................  $   (7.42)
  Increase per share attributable to new investors........       6.06
                                                            ---------
Pro forma as adjusted net negative tangible book value per
  share after this offering...............................                 (1.36)
                                                                       ---------
Dilution per share to new investors.......................             $   16.36
                                                                       ---------
                                                                       ---------

    The following table shows at June 30, 1999 on a pro forma as adjusted basis the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders for their common stock and by new investors purchasing common stock in this offering:

                                                           SHARES PURCHASED           TOTAL CONSIDERATION        AVERAGE
                                                       -------------------------  ---------------------------     PRICE
                                                          NUMBER       PERCENT        AMOUNT        PERCENT     PER SHARE
                                                       ------------  -----------  --------------  -----------  -----------
Existing stockholders................................    13,966,996        71.0%  $   35,748,143        29.5%   $    2.56
New investors........................................     5,700,000        29.0       85,500,000        70.5        15.00
                                                       ------------       -----   --------------       -----   -----------
    Total............................................    19,666,996       100.0%  $  121,248,143       100.0%   $    6.17
                                                       ------------       -----   --------------       -----   -----------
                                                       ------------       -----   --------------       -----   -----------

    At June 30, 1999, there were outstanding options to purchase 2,867,152 shares of common stock at an average exercise price of $0.58. Additionally, there were 2,132,848 options available for future grant under our stock option plan. Options to purchase 1,127,411 shares of common stock at an average exercise price of $1.43 per share will vest as a result of this offering. To the extent we issue additional shares or the option holders exercise these outstanding options or any options we grant in the future, there will be further dilution to new investors.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The pro forma amounts in the column "Pro Forma" are adjusted to give effect to the following transactions as if they had occurred (a) on June 30, 1999 with respect to the Unaudited Pro Forma Condensed Combined Balance Sheet, (b) on January 1, 1999 with respect to the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 1999 and (c) on January 1, 1998 with respect to the Unaudited Condensed Combined Statement of Operations for the year ended December 31, 1998:

    - the purchase of all of the common stock of Oro Spanish Broadcasting Inc. (KIQI(AM) in San Francisco)

    - the purchase of assets of WNMA(AM) and WAFN(AM) in Miami

    - the purchase of assets of KBLA(AM) in Los Angeles

    - the purchase of all of the common stock of Blaya, Inc. (KXYZ(AM) in Houston)

    - the purchase of assets of KAHZ(AM) in Dallas

    - the purchase of assets of KIDR(AM) in Phoenix

    - the purchase of assets of WJDM(AM) and WWRU(AM) in New York

    - the purchase of assets of WNTD(AM) in Chicago

    - the issuance of our senior discount notes

    - the conversion of promissory notes and stockholders' notes into preferred stock

    The pro forma amounts in the column "Pro Forma as Adjusted" are further adjusted to give effect to the completed transactions described above and to the following transactions as if they had occurred (a) on June 30, 1999 with respect to the Unaudited Pro Forma Condensed Combined Balance Sheet and (b) on January 1, 1998 with respect to the Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 1999 and for the year ended December 31, 1998:

    - this offering

    - the repayment of our bank credit facility

    - the conversion of our outstanding preferred stock

    The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1998 is based on the audited statement of operations of Radio Unica for the year ended December 31, 1998 and the unaudited statement of operations of Oro for the four months ended April 30, 1998. The Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 1999 is based on the unaudited statement of operations of Radio Unica for the six months ended June 30, 1999. The Unaudited Pro Forma Condensed Combined Balance Sheet has been derived from the unaudited balance sheet of Radio Unica as of June 30, 1999.

    Our acquisitions described above have been accounted for using the purchase method of accounting. The total consideration of each such acquisition has been allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective estimated fair values.

    The Unaudited Pro Forma Combined Financial Data should be read in conjunction with the financial statements of Radio Unica and Oro, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this prospectus. We believe that the assumptions used in the following statements provide a reasonable basis on which to present pro forma financial data. The Unaudited Pro Forma Combined Financial Data is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had these transactions been consummated as of the above-referenced dates or the financial position or results of operations of Radio Unica for any future period.

                        RADIO UNICA COMMUNICATIONS CORP.
    UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JUNE 30, 1999

                                                     RADIO UNICA
                                                    COMMUNICATIONS       OFFERING        PRO FORMA
                                                        CORP.          ADJUSTMENTS      AS ADJUSTED
                                                    --------------     ------------     ------------
ASSETS
Current assets:
  Cash and cash equivalents.......................   $    284,896      $ 66,800,000(7)  $ 67,084,896
  Restricted cash.................................      2,635,553                --        2,635,553
  Accounts receivable, net........................      3,697,089                --        3,697,089
  Prepaid expenses................................      1,409,990                --        1,409,990
                                                    --------------     ------------     ------------
Total current assets..............................      8,027,528        66,800,000       74,827,528
Property and equipment, net.......................     16,214,652                --       16,214,652
Broadcast licenses and other intangibles, net.....     96,495,303                --       96,495,303
Other assets......................................        320,286                --          320,286
                                                    --------------     ------------     ------------
Total assets......................................   $121,057,769      $ 66,800,000     $187,857,769
                                                    --------------     ------------     ------------
                                                    --------------     ------------     ------------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable................................   $    940,243      $         --     $    940,243
  Accrued expenses................................      3,286,757                --        3,286,757
  Notes payable...................................     10,950,000       (10,200,000)(7)      750,000
                                                    --------------     ------------     ------------
Total current liabilities.........................     15,177,000       (10,200,000)       4,977,000

Other liabilities.................................        244,520                --          244,520
Deferred taxes....................................      1,641,990                --        1,641,990
Senior discount notes.............................    111,199,589                --      111,199,589

Commitments and contingencies

Series A redeemable cumulative preferred stock....     40,246,750       (40,246,750)(6)           --
Stockholders' equity (deficit):
  Common stock....................................        110,819            57,000(7)       196,670
                                                                             28,851(6)            --
  Additional paid-in capital (deficiency).........     (4,659,598)       76,943,000(7)   112,501,301
                                                                         40,217,899(6)
  Accumulated deficit.............................    (42,903,301)               --      (42,903,301)
                                                    --------------     ------------     ------------
Total stockholders' equity (deficit)..............    (47,452,080)      117,246,750       69,794,670
                                                    --------------     ------------     ------------
Total liabilities and stockholders' equity
  (deficit).......................................   $121,057,769      $ 66,800,000     $187,857,769
                                                    --------------     ------------     ------------
                                                    --------------     ------------     ------------

                        RADIO UNICA COMMUNICATIONS CORP.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1999

                                         RADIO UNICA
                                        COMMUNICATIONS    PRO FORMA                         OFFERING            PRO FORMA
                                            CORP.        ADJUSTMENTS      PRO FORMA       ADJUSTMENTS          AS ADJUSTED
                                        --------------   -----------     ------------  ------------------      ------------
Net revenue...........................   $  6,347,282     $      --      $  6,347,282  $               --      $  6,347,282
Operating expenses:
  Direct operating expenses...........      1,708,467            --         1,708,467                  --         1,708,467
  Selling, general and administrative
    expenses..........................      6,362,150            --         6,362,150                             6,362,150
  Network.............................      5,632,040            --         5,632,040                             5,632,040
  Corporate...........................      1,339,856            --         1,339,856                             1,339,856
  Depreciation and amortization.......      2,413,072       324,015(1)      2,737,087                  --         2,737,087
  LMA termination fee.................      2,000,000            --         2,000,000                  --         2,000,000
  Stock option expense................             --            --                --                  --                --
                                        --------------   -----------     ------------  ------------------      ------------
                                           19,455,585       324,015        19,779,600                  --        19,779,600
                                        --------------   -----------     ------------  ------------------      ------------
Loss from operations..................    (13,108,303)     (324,015)      (13,432,318)                 --       (13,432,318)
Interest expense, net.................     (6,102,941)     (211,547)(2)    (6,314,488)            211,547(8)     (6,102,941)
                                        --------------   -----------     ------------  ------------------      ------------
Loss before income taxes..............    (19,211,244)     (535,562)      (19,746,806)            211,547       (19,535,259)
Income taxes..........................             --            --                --                  --                --
                                        --------------   -----------     ------------  ------------------      ------------
Net loss..............................    (19,211,244)     (535,562)      (19,746,806)            211,547       (19,535,259)
Accrued dividends on Series A
  redeemable
  cumulative preferred stock..........      1,935,762            --         1,935,762          (1,935,762)(10)           --
                                        --------------   -----------     ------------  ------------------      ------------
Net loss applicable to common
  stockholders........................   $(21,147,006)    $(535,562)     $(21,682,568) $        2,147,309      $(19,535,259)
                                        --------------   -----------     ------------  ------------------      ------------
                                        --------------   -----------     ------------  ------------------      ------------
Net loss per common share applicable
  to common stockholders-- basic and
  diluted.............................   $      (1.91)                   $      (1.96)                         $      (0.99)
                                        --------------                   ------------                          ------------
                                        --------------                   ------------                          ------------
Weighted average common shares
  outstanding-- basic and diluted.....     11,080,606                      11,080,606                            19,665,678
                                        --------------                   ------------                          ------------
                                        --------------                   ------------                          ------------

                        RADIO UNICA COMMUNICATIONS CORP.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

                                           RADIO
                                           UNICA
                                      COMMUNICATIONS               PRO FORMA                 OFFERING    PRO FORMA AS
                                           CORP.        ORO(3)    ADJUSTMENTS   PRO FORMA   ADJUSTMENTS    ADJUSTED
                                      ---------------  ---------  -----------  -----------  -----------  ------------
Net revenue.........................   $   8,218,043   $ 727,840   $      --   $ 8,945,883   $      --   $  8,945,883

Operating expenses:
  Direct operating expenses.........       1,852,832      97,204          --     1,950,036          --      1,950,036
  Selling, general and
    administrative expenses.........      10,064,219     617,729          --    10,681,948          --     10,681,948
  Network expenses..................      11,812,105          --    (460,167)(4)  11,351,938         --    11,351,938
  Corporate expenses................       2,771,207          --          --     2,771,207          --      2,771,207
  Depreciation and amortization.....       1,696,376      32,400   3,073,898(1)   4,919,051         --      4,919,051
                                                                     116,377(4)
  Stock option compensation
    expense.........................              --          --          --            --  18,981,000(9)   18,981,000
                                      ---------------  ---------  -----------  -----------  -----------  ------------
                                          28,196,739     747,333   2,730,108    31,674,180  18,981,000     50,655,180
                                      ---------------  ---------  -----------  -----------  -----------  ------------
Loss from operations................     (19,978,696)    (19,493) (2,730,108)  (22,728,297) (18,981,000)  (41,709,297)
Other income (expense):
  Interest expense, net.............      (4,289,658)   (129,166)   (264,230)(4) (11,803,495)    580,560(8)  (11,222,935)
                                                                  (7,120,441)(2)
  Equity in loss of equity
    investee........................         (14,867)         --      14,867(4)          --         --             --
                                      ---------------  ---------  -----------  -----------  -----------  ------------

Loss before income taxes............     (24,283,221)   (148,659) (10,099,912) (34,531,792) (18,400,440)  (52,932,232)
Income tax benefit..................       2,446,745          --          --     2,446,745          --      2,446,745
                                      ---------------  ---------  -----------  -----------  -----------  ------------
Net loss............................     (21,836,476)   (148,659) (10,099,912) (32,085,047) (18,400,440)  (50,485,487)

Accrued dividends on Series A
  redeemable cumulative preferred
  stock.............................       2,850,608          --     848,967(5)   3,699,575 (3,699,575) 10)           --
                                      ---------------  ---------  -----------  -----------  -----------  ------------
Net loss applicable to common
  stockholders......................   $ (24,687,084)  $(148,659) ($10,948,879) $(35,784,622) ($14,700,865) $(50,485,487)
                                      ---------------  ---------  -----------  -----------  -----------  ------------
                                      ---------------  ---------  -----------  -----------  -----------  ------------
Net loss per common share applicable
  to common stockholders--basic and
  diluted...........................   $       (2.86)                          $     (4.14)              $      (2.93)
                                      ---------------                          -----------               ------------
                                      ---------------                          -----------               ------------
Weighted average common shares
  outstanding--basic and diluted....       8,636,882                             8,636,882                 17,221,954
                                      ---------------                          -----------               ------------
                                      ---------------                          -----------               ------------

            NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

(1) Represents amortization and depreciation of the broadcasting licenses, goodwill, property and equipment, and covenant not to compete acquired in connection with the acquisitions. The assets are amortized or depreciated over a five to thirty year period.

(2) Represents the additional interest expense that would have been incurred if our senior discount notes and the borrowings under our credit facility had been outstanding for the entire period:

                                                                       YEAR ENDED      SIX MONTHS ENDED
                                                                    DECEMBER 31, 1998   JUNE 30, 1999
                                                                    -----------------  ----------------
Interest expense on the senior discount notes.....................    $   6,663,699       $       --
Bank credit facility unused commitment fee........................           15,712          (14,940)
Interest expense on existing indebtedness.........................         (573,972)              --
Debt issuance cost amortization...................................          393,442               --
Interest expense on borrowings on our bank credit facility........          621,560          226,487
                                                                    -----------------       --------
Net increase in interest expense..................................    $   7,120,441       $  211,547
                                                                    -----------------       --------
                                                                    -----------------       --------

(3) Represents Oro's results of operations for the four months ended April 30, 1998.

(4) Reflects the adjustment to record the acquisition of the remaining 50.1% of the voting rights and 20% of the ownership rights of Blaya, Inc.:

Eliminate LMA charge.....................................................  $ 460,167
Eliminate income in equity investee......................................     14,867
Depreciation and amortization............................................   (116,377)
Eliminate interest income from equity investee...........................   (264,230)
                                                                           ---------
                                                                           $  94,427
                                                                           ---------
                                                                           ---------

(5) Represents accrued dividends on our preferred stock into which the promissory notes and the stockholder notes were converted. These dividends have not been declared.

(6) Represents the exchange of 353,907 shares of preferred stock for 2,885,072 shares of common stock at $13.95 per share.

(7) Represents the net proceeds of this offering assuming the sale of 5,700,000 shares of common stock at an estimated offering price of $15.00 per share, less underwriting discounts, commissions and offering cost of approximately $8,500,000 and retirement of debt.

(8) Represents reduction in interest expenses related to the repayment of the bank credit facility.

                                                                       YEAR ENDED      SIX MONTHS ENDED
                                                                    DECEMBER 31, 1998   JUNE 30, 1999
                                                                    -----------------  ----------------
Interest on bank credit facility..................................     $  (621,560)      $   (266,487)
Facilities fees...................................................          41,000             14,940
                                                                    -----------------  ----------------
                                                                       $  (580,560)      $   (211,547)
                                                                    -----------------  ----------------
                                                                    -----------------  ----------------

(9) To record compensation expense in connection with the vesting of options to purchase 1,324,695 shares of common stock with exercise prices ranging from $.03 to $1.72 per share.

(10) Represents the elimination of the accrued dividends in connection with the exchange of the preferred stock for common stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data set forth below for, and as of the end of the period from September 12, 1996 (inception) through December 31, 1996, for, and as of the years ended December 31, 1997 and 1998 and for, and as of the six months ended June 30, 1998 and 1999 have been derived from the consolidated financial statements of Radio Unica, of which (a) the consolidated financial statements for, and as of the end of the period from September 12, 1996 (inception) through December 31, 1996 and, for, and as of the years ended December 31, 1997 and 1998 are included elsewhere in this prospectus, (b) the consolidated financial statements for, and as of the period from September 12, 1996 (inception) through December 31, 1996 and, for, and as of the years ended December 31, 1997 and 1998 were audited by Ernst & Young LLP, independent certified public accountants and (c) the consolidated financial statements for, and as of the six months ended June 30, 1998 and 1999 are unaudited, and are included elsewhere in this prospectus. In the opinion of management, the consolidated financial statements for, and as of the six months ended June 30, 1998 and 1999 include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for, and the financial position at the end of each of such periods. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the full year or any future period. The selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Radio Unica's consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

                                                 FOR THE PERIOD
                                                      FROM
                                               SEPTEMBER 12, 1996
                                                  (INCEPTION)                                      SIX MONTHS ENDED
                                                    THROUGH         YEAR ENDED    YEAR ENDED           JUNE 30,
                                                  DECEMBER 31,     DECEMBER 31,  DECEMBER 31,  ------------------------
                                                      1996             1997          1998         1998         1999
                                               ------------------  ------------  ------------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
  Net revenue................................      $       --       $       --    $8,218,043   $ 3,463,962  $ 6,347,282
  Operating expenses.........................          40,000        1,802,816    28,196,739    13,797,053   19,455,585
                                                     --------      ------------  ------------  -----------  -----------
  Operating loss.............................         (40,000)      (1,802,816)  (19,978,696)  (10,333,091) (13,108,303)
  Interest income (expense), net.............              --          (12,765)   (4,289,658)     (153,350)  (6,102,941)
  Other income (loss)........................              --               --       (14,867)        2,882           --
                                                     --------      ------------  ------------  -----------  -----------
  Loss before income taxes...................         (40,000)      (1,815,581)  (24,283,221)  (10,483,559) (19,211,244)
  Income tax benefit.........................              --               --    (2,446,745)           --           --
                                                     --------      ------------  ------------  -----------  -----------
  Net loss...................................         (40,000)      (1,815,581)  (21,836,476)  (10,483,559) (19,211,244)
  Accrued dividends on preferred stock.......              --          119,490     2,850,608     1,003,014    1,935,762
                                                     --------      ------------  ------------  -----------  -----------
  Net loss applicable to common
    stockholders.............................      $  (40,000)      $(1,935,071) ($24,687,084) $(11,486,573) $(21,147,006)
                                                     --------      ------------  ------------  -----------  -----------
                                                     --------      ------------  ------------  -----------  -----------
OTHER FINANCIAL DATA:
  Depreciation and amortization..............      $       --       $       --    $1,696,376   $   372,144  $ 2,413,072
  Broadcast cash flow (1)....................              --         (843,778)  (15,511,113)   (8,654,422)  (9,355,375)
  EBITDA (2).................................         (40,000)      (1,802,816)  (18,282,320)   (9,960,947) (10,695,231)
  After tax cash flow (1)....................         (40,000)      (1,815,581)  (20,140,100)  (10,111,415) (16,798,172)
  Net cash used in operating activities......         (40,000)      (2,209,553)  (21,689,140)   (8,894,958) (11,199,911)
  Net cash used in investing activities......              --       (2,238,585)  (60,605,902)  (28,334,589) (36,518,756)
  Net cash provided by financing
    activities...............................          45,000        5,570,000   120,062,324    36,795,000    9,109,419

                                                                DECEMBER 31,                     JUNE 30,
                                                     ----------------------------------  ------------------------
                                                       1996        1997        1998         1998         1999
                                                     ---------  ----------  -----------  -----------  -----------
BALANCE SHEET DATA:
  Cash and cash equivalents........................  $   5,000  $1,126,862  $38,894,144  $   692,315  $   284,896
  Working capital..................................      5,000   1,047,193   52,867,136   (2,597,505)  (7,149,472)
  Total assets.....................................      5,000   6,678,088  123,503,442   44,514,087  121,057,769
  Long-term debt...................................         --          --  105,029,128           --  111,199,589
  Series A redeemable cumulative preferred stock...         --   5,316,990   38,266,437   36,639,969   40,246,750
  Stockholders' equity (deficit)...................  $   5,000  $(1,922,571) $(26,305,524) $(13,102,882) $(47,452,080)

------------------------

(1) Broadcast cash flow is defined as operating loss before corporate expenses and depreciation and amortization. We define after tax cash flow as net loss plus depreciation and amortization and stock option compensation expense. Although broadcast cash flow and after tax cash flow are not measures of performance calculated in accordance with generally accepted accounting principles ("GAAP"), we believe that they are useful to an investor in evaluating Radio Unica because they are measures widely used in the radio broadcast industry to evaluate a radio company's operating performance. However, you should not consider broadcast cash flow and after tax cash flow in isolation or as substitutes for net loss, cash flows from operating activities and other statement of operations or cash flow data prepared in accordance with GAAP. These measures are not necessarily comparable to similarly titled measures employed by other companies since all companies do not calculate these non-GAAP measures in the same fashion.

(2) EBITDA is defined as operating loss plus depreciation and amortization. EBITDA is presented not as an alternative measure of operating results or cash flow from operations (as determined in accordance with GAAP), but because it is a widely accepted supplemental financial measure of a company's operating performance. Radio Unica's calculation of EBITDA may not be comparable to similarly titled measures reported by other companies. Radio Unica's EBITDA calculation is not intended to represent cash used in operating activities, since it does not include interest, taxes and changes in operating assets and liabilities, nor is it intended to represent the net increase or decrease in cash, since it does not include cash provided by (used in) investing and financing activities.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    We were incorporated on September 12, 1996 (inception), for the purpose of producing, broadcasting and distributing Spanish-language radio programming in the United States. Our strategy is to develop our radio network into an advertising platform that is attractive to national advertisers. The Radio Unica network is comprised of radio stations that we own, radio stations that we operate under local marketing agreements and affiliated radio stations. From inception through the year ended December 31, 1997, we had no revenue and had not commenced operations. We launched our network on January 5, 1998 with 30 affiliated stations and three stations operated under local marketing agreements. We expect to incur operating losses for the foreseeable future as we develop our network and stations and establish our base of advertising revenues.

    We generate revenue from sales of network advertising time, and sales of local and national advertising time on radio stations that we own and those that we operate. Advertising rates are, in large part, based upon the network's and each station's ability to attract audiences in demographic groups targeted by advertisers. All revenues are stated net of any agency commissions. We recognize advertising revenue when the commercials are broadcast.

    Our operating expenses consist of network programming expenses, marketing and selling costs, including commissions paid to our sales staff, technical and engineering costs, and general and administrative expenses.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

    NET REVENUE. Net revenue increased by approximately $2.8 million to approximately $6.3 for the six months ended June 30, 1999 from approximately $3.5 million for the comparable period in the prior year. The increase in net revenue relates to an increase in our customer base due to the development of our network and increase in the number of owned and/or operated stations.

    OPERATING EXPENSES. Operating expenses increased by approximately $5.7 to approximately $19.5 million for the six months ended June 30, 1999 from approximately $13.8 million for the comparable period in the prior year. The increase in operating expenses is mainly due to the increase in the number of owned and/or operated stations, as well as a one-time payment of $2.0 million to terminate the local marketing agreement for Los Angeles radio station KVCA-AM. If this agreement had continued pursuant to its terms the sum of the amounts due would have been approximately $6.1 million. We now reach the market through our radio station KBLA-AM in Los Angeles. Operating expenses for the six months ended June 30, 1998 included non-recurring network expenses for programming rights and production expenses relating to the World Cup.

    Direct operating expenses increased by approximately $0.8 million to approximately $1.7 million for the six months ended June 30, 1999 from approximately $0.9 million for the comparable period in the prior year. The increase in direct operating expenses is primarily due to the increase in the number of owned and/or operated stations.

    Selling, general and administrative expenses increased by approximately $2.0 million to approximately $6.4 million for the six months ended June 30, 1999 from approximately $4.4 million for the comparable period in the prior year. The increase in selling, general and administrative expenses primarily relates to the increase in the number of owned and/or operated stations.

    Network expenses decreased by approximately $1.3 million to approximately $5.6 million for the six months ended June 30, 1999 from approximately $6.9 million for the comparable period in the prior year. The decrease in network expenses reflected the absence of non-recurring costs incurred during 1998 for programming rights and production expenses relating to the World Cup.

    Corporate expenses were approximately $1.3 million for the six months ended June 30, 1999 which was consistent with the comparable period in the prior year.

    Depreciation and amortization increased by approximately $2.0 million to approximately $2.4 million for the six months ended June 30, 1999 from approximately $0.4 million for the comparable period in the prior year. The increase in depreciation and amortization is due to the additional fixed and intangible assets from acquisitions of owned and/or operated stations.

    Local marketing termination fee relates to a one-time payment of $2.0 million to terminate the local marketing agreement for Los Angeles radio station KVCA-AM. We now reach the market through our radio station KBLA-AM in Los Angeles.

    OTHER INCOME (EXPENSE). Other income (expense) for the six months ended June 30, 1999 included interest income of approximately $0.6 million and interest expense of approximately $6.7 million. Interest income primarily relates to interest earned on the remaining proceeds from our senior discount notes. Interest expense primarily relates to the interest on the outstanding balance of our senior discount notes. We had approximately $0.3 million in interest income and $0.5 million in interest expense during the six months ended June 30, 1998.

    NET LOSS. Net loss increased by approximately $8.7 million to approximately $19.2 million for the six months ended June 30, 1999 as compared to a loss of approximately $10.5 million for the comparable period in the prior year. The increase in net loss is a result of increased costs associated with the operation of our owned and/or operated stations, the increase in interest expense resulting from our senior discount notes, as well as the termination of the local marketing agreement for Los Angeles radio station KVCA-AM. This increase is offset in part by a decrease in network expenses related to non-recurring costs in 1998 for programming rights and production expenses relating to the World Cup.

    EBITDA. EBITDA decreased by approximately $0.7 million to approximately $(10.7) million for the six months ended June 30, 1999 as compared to approximately $(10.0) million for the comparable period in the prior year. The decrease in EBITDA is due to costs incurred during 1999 associated with the increase in the number of owned and/or operated stations, as well as the termination of the local marketing agreement for Los Angeles radio station KVCA-AM. This decrease was offset in part by an increase in net revenue as well as a decrease in network expenses related to non-recurring costs in 1998 for programming rights and production expenses relating to the World Cup.

    During 1999, we granted options to its employees to purchase 98,890 shares of its common stock of which 5,580 are fixed time options and the remaining 93,310 are variable options. If the assumed initial public offering is consummated, the variable options will be valued at the initial public offering price. Accordingly, compensation expense relating to these options is expected to be approximately $1.3 million assuming the initial public offering is consummated at the midpoint of the proposed offering price range, or $15.00. Approximately $0.9 million of compensation expense will be charged to operations immediately and the remaining $0.4 million will be charged to operations over the remaining vesting period of four years, or approximately $94,500 per year, assuming the initial public offering is consummated.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

    NET REVENUE. Net revenue for the year ended December 31, 1998 was approximately $8.2 million relating to the sales of network advertising and sales of advertising on our owned and/or operated stations. Radio Unica was not operating its network or owned and/or operated stations during the year ended December 31, 1997 and as a result had no revenues.

    OPERATING EXPENSES. Operating expenses for the year ended December 31, 1998 were approximately $28.2 million as compared to approximately $1.8 million for the year ended December 31, 1997.

    Direct operating expenses of approximately $1.9 million related to engineering and programming costs of our owned and/or operated stations.

    Selling, general and administrative expenses of approximately $10.1 million related to the operations of our owned and/or operated stations, an increase of approximately $10.0 million over the year ended December 31, 1997. Selling, general and administrative expenses for the year ended December 31, 1997 primarily related to sales personnel hired for our stations operated under local marketing agreements.

    Network expenses of approximately $11.8 million related to the operations of our network including engineering, programming, sales and administration, an increase of approximately $11 million over the year ended December 31, 1997. Network expenses for the year ended December 31, 1997 included costs related to the developing and launching of the network including programming, sales, engineering and administration.

    Corporate expenses for the year ended December 31, 1998 of approximately $2.8 million related to the costs of executive management, legal and professional fees and other costs, an increase of approximately $1.8 million over the year ended December 31, 1997. Corporate expenses for the year ended December 31, 1997 included primarily legal and professional fees, promotional costs and travel expenses incurred during the development stage.

    Depreciation and amortization for the year ended December 31, 1998 of approximately $1.7 million related to the depreciation of our fixed assets as well as the amortization of our intangibles. We placed a majority of our property and equipment as well as our broadcast licenses and other intangibles into service on or about December 31, 1997; therefore, there was no depreciation and amortization expense recorded for the year ended December 31, 1997.

    OTHER INCOME (EXPENSE). Other income (expense) for the year ended December 31, 1998 included interest income of approximately $1.7 million, interest expense of approximately $6.0 million and equity in loss of equity investee of approximately ($15,000) related to our share of the losses in our 49.9% equity investment in Blaya, Inc. Interest income primarily related to interest earned on the remaining proceeds from our senior discount notes. Interest expense related primarily to the interest on the outstanding balance of our senior discount notes. We had approximately $13,000 in interest expense during the year ended December 31, 1997 associated with promissory notes due to stockholders.

    INCOME TAX BENEFIT. We recorded an income tax benefit in 1998 of approximately $2.4 million. The benefit results from our ability to utilize a portion of our net operating loss to offset existing deferred tax liabilities.

    NET LOSS. We incurred a net loss of approximately $21.8 million for the year ended December 31, 1998 as compared to a loss of approximately $1.8 million for the year ended December 31, 1997. The increase in the net loss is a result of the increased costs associated with the operation of our network and owned and/or operated stations as well as the increase in interest expense resulting from our senior discount notes.

    EBITDA. EBITDA was approximately $(18.3) million for the year ended December 31, 1998 as compared to approximately $(1.8) million for the year ended December 31, 1997. The decrease in EBITDA is a result of the increased costs associated with the operations of our network and owned and/or operated stations.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE PERIOD FROM SEPTEMBER 12, 1996 (INCEPTION) THROUGH
DECEMBER 31, 1996

    NET REVENUE. During the year ended December 31, 1997 and for the period from inception through December 31, 1996, we had no revenue and had not begun operations.

    OPERATING EXPENSES. Operating expenses for the year ended December 31, 1997 were approximately $1.8 million as compared to $40,000 for the period from inception through December 31, 1996. The increase in costs was associated with our planned launching of our network and operations.

    Selling, general and administrative expenses of $31,124 for the year ended December 31, 1997 primarily related to sales personnel hired for our stations operated under local marketing agreements.

    Network expenses of $812,654 for the year ended December 31, 1997 included costs related to the developing and launching of the network including programming, sales, engineering and administration.

    Corporate expenses of $959,038 for the year ended December 31, 1997 primarily related to the costs of personnel, legal and professional fees and travel associated with our development. Corporate expenses for the period from inception through December 31, 1996 were primarily related to legal and professional fees and travel expenses.

    INTEREST EXPENSE. Interest expense for the year ended December 31, 1997 related to certain promissory notes due to stockholders.

    NET LOSS. We incurred a net loss of approximately $1.8 million for the year ended December 31, 1997 and $40,000 for the period from inception through December 31, 1996. The increase in the net loss was related to the increased costs incurred in 1997 associated with our planned launching of our network and operations.

    EBITDA. EBITDA was approximately $(1.8) million for the year ended December 31, 1997 as compared to $(40,000) for the period from inception through December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

    Due to our developmental nature, we have had negative cash flows since inception. Working capital and financing for our acquisitions to date have been provided primarily by the issuance of our senior discount notes and preferred stock.

    Our primary source of liquidity will be our credit facility. Our credit facility is a senior secured revolver with $20.0 million of available borrowings subject to certain conditions. At June 30, 1999, $10.2 million was outstanding under our credit facility.

    Net cash used in operating activities increased by approximately $2.3 million to approximately $11.2 million for the six months ended June 30, 1999 as compared to approximately $8.9 million for the comparable period in the prior year. The increase in cash used in operating activities during the six-month period ended June 30, 1999 is primarily due to the increase in the loss from operations partially offset by noncash items consisting of depreciation and amortization of approximately $2.4 million, interest expense of approximately $6.2 million and amortization of deferred financing cost of approximately $0.4 million.

    Net cash used in operating activities was approximately $21.7 million for the year ended December 31, 1998 as compared to approximately $2.2 million for the year ended December 31, 1997. The increase in cash used in operating activities during the year ended December 31, 1998 is due to the increased costs associated with the operations of our network and owned and/or operated stations. Net cash used in operating activities for the period from inception through December 31, 1996 was approximately $40,000. Net cash used in operating activities increased during 1997 as compared to 1996 as a result of our planned launching of our network and programming.

    Net cash used in investing activities increased by approximately $8.2 million to $36.5 million for the six months ended June 30, 1999 as compared to approximately $28.3 million for the comparable period in the prior year. The increase in cash used in investing activities during the six month period ended June 30, 1999 is primarily due to the acquisition of substantially all the assets of radio stations WWRU(AM) and WJDM(AM) New York, KAHZ(AM) Dallas/Fort Worth and KIDR(AM) Phoenix and WNTD(AM) Chicago.

    Net cash used in investing activities for the year ended December 31, 1998 was approximately $60.6 million as compared to approximately $2.2 million for the year ended December 31, 1997. The increase in cash used in investing activities during the year ended December 31, 1998 is due to the acquisition of radio stations, funding of escrow accounts related to acquisitions and acquisitions of property and equipment. Net cash used in investing activities for the year ended December 31, 1997 was due to our advancing funds to an equity investee and acquiring property and equipment related to our network and stations operated under local marketing agreements. No cash was used in investing activities in 1996.

    Capital expenditures primarily relate to the purchase of broadcast equipment for the network and owned and/or operated stations, leasehold improvements, computer equipment and telecommunications equipment. For the six months ended June 30, 1999 capital expenditures were approximately $1.7 million as compared to approximately $2.6 million for the comparable period in the prior year. The decrease in capital expenditures is primarily due to the significant capital expenditures made during the six-month period ended June 30, 1998 related to the development of our network and owned and/or operated stations. For the year ended December 31, 1998, capital expenditures were approximately $5.3 million as compared to approximately $1.2 million for the year ended December 31, 1997. We expect to spend, in the aggregate, approximately $2.0 million over the next two years for planned equipment purchases and for upgrades of existing stations.

    Net cash provided by financing activities for the six months ended June 30, 1999 was approximately $9.1 million as compared to $36.8 million for the comparable period in the prior year. Cash provided by financing activities for the six months ended June 30, 1998 included the proceeds from the issuance of preferred and common stock.

    Net cash provided by financing activities for the year ended December 31, 1998 was approximately $120.1 million as compared to approximately $5.6 million for the year ended December 31, 1997. The increase in cash provided by financing activities during the year ended December 31, 1998 is primarily related to the net proceeds from the issuance of our senior discount notes as well as additional capital which was raised through the issuance of preferred and common stock. In addition, we entered into promissory notes payable with Warburg, Pincus Ventures of approximately $21.8 million. Net cash provided by financing activities for the year ended December 31, 1997 primarily related to the issuance of $5.2 million in preferred and common stock. The funds were mainly used to acquire radio stations, fund escrow accounts related to acquisitions, make investments and advances to Blaya, Inc., our equity investee and acquire property and equipment.

    We are proposing to sell 5.7 million shares of our common stock in an initial public offering, which is estimated to result in net proceeds to us of $77.0 million. The proceeds from this offering are intended to be used as set forth under "Use of Proceeds". We believe that our current cash position, net proceeds from this offering and the borrowing availability under our credit facility will provide adequate resources to fund our operating expenses, working capital requirements, capital expenditures and acquisitions until our business provides us with sufficient operating cash flow. When we have implemented our business strategy, we believe that cash from operating activities should be sufficient to permit us to meet required cash interest obligations, capital expenditures and operating obligations. The prepayment of indebtedness from the proceeds of this offering will reduce our interest expense. In the event that we are unable to generate the cash flow that is sufficient to service our obligations, we may be forced to adopt one or more alternatives, such as refinancing or restructuring our indebtedness, selling material assets or operations or selling equity.

    There can be no assurance that our business strategy will be successfully implemented. Furthermore there can be no assurance that any such actions could be effected on satisfactory terms or at all, that they would enable us to satisfy our debt service requirements or that they would be permitted by the terms of our senior discount notes or our credit facility. The failure to generate such sufficient cash flow or to achieve such alternatives could significantly adversely affect the market value of our senior discount notes and our ability to pay the principal of and interest on the senior discount notes.

SEASONALITY

    We expect that our revenue and cash flow will typically be lowest in the first calendar quarter and highest in the fourth calendar quarter. Seasonal fluctuations are common in the radio broadcasting industry and are due primarily to fluctuations in consumer spending.

YEAR 2000 ISSUES

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21(st) century dates from 20(th) century dates. As a result, computer systems and software used by many companies need to be upgraded to comply with such "Year 2000" requirements. There is a risk that the computers and other systems on which we depend to conduct our operations are not yet Year 2000 compliant. Failure to achieve Year 2000 compliance could cause a system failure or miscalculations in our broadcast and corporate locations which could cause disruptions of operations, including a temporary inability to produce broadcast signals, process financial transactions, or engage in similar normal business activities. Other areas where there is a risk that devices are not Year 2000 compliant include:

    - products purchased from third parties

    - computers

    - software

    - telephone systems

    - other equipment used internally

    All our major systems were purchased in 1997 and 1998. At the time of purchase, these systems were year 2000 compliant. We have taken year 2000 initiatives in three general areas which represent the areas that could have an impact on us: information technology systems, non-information technology systems and third-party issues. The following is a summary of these initiatives:

    INFORMATION TECHNOLOGY: We have focused our efforts on the high-risk areas of the corporate office computer hardware, operating systems and software applications. Our assessment and testing of existing equipment revealed that our hardware, network operating systems and software applications are year 2000 compliant.

    NON-INFORMATION TECHNOLOGY: Non-information technology consists mainly of facilities management systems such as telephone, utility and security systems for the corporate headquarters, offices, studios and towers where broadcasting equipment is located. We have reviewed the management systems at our corporate headquarters and made inquiries and concluded that the systems are year 2000 compliant. We have identified date-sensitive systems and equipment at our other facilities. Assessment and testing of critical systems has been substantially completed and deemed year 2000 compliant. Virtually all of the non-critical systems have been assessed and tested and are either year 2000 compliant or have manual control features that we can manipulate so that the systems' dates are reflected accurately. Any non-critical systems that may be identified as non-compliant will be replaced if necessary. Based on our assessment to date, no systems have been identified which would require replacement. Therefore, the cost of replacement is not expected to be significant.

    THIRD PARTIES: We have third-party relationships with advertisers, suppliers, service providers and corporate partners. We have assessed the year 2000 readiness of the third parties that are most important to us. Our management believes there is no material risk of being unable to procure necessary supplies and services. Third-party assessment has been completed in all material respects.

    COSTS. At June 30, 1999, we had expended less than $10,000 for year 2000 compliance. We do not expect to incur any additional future costs of compliance.

    The assessment of third-party readiness is being conducted by in-house personnel whose costs are recorded as normal operating expenses. We are not yet in a position to estimate the cost of third-party compliance issues, but have reason to believe, based upon our evaluations to date, that such costs will not exceed the amounts already expended by us.

    RISKS. The principal risks to us relating to information technology are failure to broadcast our programs, to correctly bill advertisers, produce financial reports and pay invoices when due. We believe we have adequate resources, or could obtain the needed resources, to manually perform these operations if necessary until the systems become operational. The principal risks to us relating to non-information technology are failure to identify time-sensitive systems and inability to find suitable replacement systems. Our assessment of critical systems has revealed year 2000 compliance. We believe that adequate replacement components or new systems are available, if necessary, at reasonable prices and are in good supply.

    The principal risks to us in our relationships with third parties are the failure of third-party systems used to conduct business such as advertisers being unable to supply advertising material; banks being unable to process receipts and disbursements; vendors being unable to supply needed materials and services; and processing of outsourced employee payroll. Based on year 2000 compliance work done to date, we have no reason to believe that key advertisers, banks and suppliers will not be year 2000 compliant in all material aspects.

    CONTINGENCY PLANS: We do not intend to develop any contingency plans to address possible failures by us or our vendors related to year 2000 compliance. We do not believe that such contingency plans are required because we believe that we and our significant vendors will be year 2000 compliant before January 2000.

    Our description of our year 2000 compliance issue is based upon information obtained by management through evaluations of internal business systems and from third party compliance efforts. No assurance can be given that we will be able to address the year 2000 issues for all our systems in a timely manner or that we will not encounter unexpected difficulties or significant expenses relating to adequately addressing the year 2000 issue. If we or third parties with whom we do business fail to address their major year 2000 issues, operating results could be materially adversely affected.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Our market risk exposure with respect to financial instruments is to changes in the "prime rate" in the United States. We may borrow up to $20 million under our credit facility. Amounts outstanding under the credit facility bear interest, at Radio Unica's option, at the bank's prime rate plus 1.25% or LIBOR plus 2.50%. At June 30, 1999 there was $10.2 million outstanding under our credit facility.

                                    BUSINESS

OUR COMPANY

    Radio Unica is a leading Spanish-language national radio network operating in the United States. Our network reaches markets where approximately 78% of the Hispanic population resides through our 12 owned and/or operated and 33 affiliate stations. Our owned and/or operated radio stations are located in ten markets, including eight of the top ten Hispanic markets. Our proprietary programming is based on a news/talk format. We produce 19 hours of live and first-run, celebrity based programming each weekday and 23 hours of such programming each weekend. Our owned and operated stations broadcast this network programming 24 hours a day, seven days a week and our affiliate stations broadcast it for a minimum of eight hours a day, each weekday. Many of our affiliates have branded themselves as Radio Unica stations and broadcast a significant portion of our available programming.

    Radio Unica's uniform delivery of national programming to our stations 24 hours a day differentiates us from other Spanish-language radio groups. Importantly, our nationwide distribution allows us to produce high quality programming and spread the cost of that programming over our large base of stations. Our network offers advertisers the only Hispanic radio platform capable of delivering a consistent and controlled message to a national audience. Additionally, our network allows national advertisers to reach a large portion of the Hispanic population more effectively and at a lower cost than would be the case if they had to purchase advertising separately in each market.

    We believe that our high quality, original programming gives us a competitive advantage over other Spanish-language radio broadcasters in marketing to the Hispanic audience. Popular Hispanic television personalities host our programs and their broad appeal extends beyond any particular Hispanic cultural or geographical boundaries. These national personalities include Pedro Sevcec, Dr. Isabel Gomez-Bassols, Jorge Ramos, Raul and Fulvia Peimbert, Charytin and Mauricio Zeilic. We also air segments featuring Cristina, the most popular Hispanic talk show host in the U.S., and Maria Elena Salinas, the most recognized Hispanic female news anchor. Our programming includes contemporary talk, entertainment and information programs, news programs, hourly local and national newscasts, sports talk programs, sports broadcasting, and other programming relevant to our national Hispanic audience. Many of our radio programs are fully-interactive talk shows that allow listeners nationwide to call in as active participants in the on-air dialogue. These programs continue to grow in popularity, as demonstrated by an increase in call volume from 5,000 weekday telephone calls in early 1998 to over 25,000 calls today.

    Live sporting events are an integral part of Radio Unica's network programming, and we have acquired the broadcast rights in the United States to numerous marquee sporting events. We have acquired the exclusive Spanish-language radio rights for several of the most popular sporting events among Hispanics, including the World Cup 1998, Copa America 1999 and 2001, Copa Oro 2000 and 2002, the Summer Olympics in 2000 and 2004, the World Cup 2002 qualifying matches, the NBA Finals in 1999 and 2000 and Mexican soccer league games. In addition to being an important part of our programming, major sporting events are an important means of attracting first-time listeners. To capture these first-time listeners, we sponsor major promotional events in conjunction with our sports programming which serve to solidify listener loyalty and raise awareness of the Radio Unica network.

    Radio Unica is a corporation formed in 1998. Our wholly-owned operating subsidiary was formed in 1996 by Joaquin F. Blaya, the former President of Univision Holdings, Inc. and former CEO of Telemundo Group, Inc. In these roles, Mr. Blaya was instrumental in establishing Spanish-language television in the United States and developed some of the most popular personalities in Hispanic television. Mr. Blaya is also responsible for many of today's most successful Spanish-language programs on Univision and Telemundo, including SABADO GIGANTE, CRISTINA, PRIMER IMPACTO, SEVCEC and the national news for both networks. Additionally, he launched TELENOTICIAS, the most widely distributed Spanish-language cable news channel in the Americas. He established Radio Unica based upon the belief that nationwide advertisers would support a national Spanish-language radio network with appealing, original programming reaching large numbers of Hispanics. Prior to Radio Unica's formation, Univision and Telemundo were the only national network alternatives for companies seeking to cost-effectively advertise to a large portion of the Hispanic population throughout the United States. Our network began broadcasting in January 1998.

THE HISPANIC MARKET OPPORTUNITY

    We believe that Spanish-language radio targeting the Hispanic market will continue to benefit from the following:

    - Strong projected growth and high concentration of the Hispanic population

    - Continued use of Spanish among Hispanics

    - Attractive profile of Hispanic consumers

    - Increasing Hispanic buying power

    - Growing use of Spanish-language media by advertisers

    STRONG PROJECTED GROWTH AND GEOGRAPHIC CONCENTRATION OF THE HISPANIC POPULATION. Hispanics represent the most rapidly growing segment of the U.S. population. From 1989 to 1998, the Hispanic population increased from 23.7 million to 30.5 million, a 29% increase. The strong growth of the Hispanic population is expected to continue, increasing approximately 50% by 2010, five times the growth rate of the U.S. population as a whole. Additionally, the Hispanic population is highly concentrated, with over 60% of all Hispanics located in the top ten Hispanic markets. This concentration allows us to cost effectively reach the majority of Hispanics through our existing network platform.

    USE OF SPANISH AMONG HISPANICS. Spanish is the language spoken at home by the majority of Hispanics, regardless of income or education. The number of Hispanics who speak Spanish at home is expected to increase substantially from over 21 million today. We believe that the continued use of Spanish among Hispanics indicates that Spanish-language media has been and will continue to be an important source of news, sports, information, advice and entertainment for Hispanics.

    ATTRACTIVE PROFILE OF HISPANIC CONSUMERS. The demographic profile of the Hispanic audience makes it attractive to advertisers. We believe the larger size (3.6 persons per household compared to the general public's average of 2.6 persons per household) and younger age of Hispanic households leads Hispanics to spend more per household on many categories of consumer goods and services. For example, Hispanic households spend more each year on food to be eaten at home, children's clothing, footwear, phone services, and laundry and household cleaning products than the average U.S. household.

    INCREASING HISPANIC BUYING POWER. The Hispanic population will spend an estimated $421 billion in 1999 on consumer goods and services, an increase of 98% since 1990. Hispanics are expected to spend $965 billion by 2010, an increase of 129%. This increase is five times the expected growth rate in expenditures by all consumers in the United States.

    GROWING USE OF SPANISH-LANGUAGE MEDIA BY ADVERTISERS. Expenditures on advertising to Hispanics grew from $730 million in 1992 to $1.7 billion in 1998, a compound annual growth rate of 15%. Although Hispanic consumers represent approximately 7% of U.S. consumer spending, advertising targeting Hispanics represents only 1% of total advertising expenditures. We believe that the lack of Spanish-language media outlets relative to the size of the Hispanic population has historically caused the differential between Hispanic consumer spending and Spanish-language advertising expenditures. For example, in the radio segment, there are approximately 474 Spanish-language commercial stations, which constitute only 4.6% of all commercial radio stations in the United States, although the Hispanic population comprises approximately 11% of the United States population. With the increasing media access to this population, we believe advertising expenditures will move closer towards parity with Hispanic consumer spending. We also believe that advertisers who re-direct a portion of their English-language budgets to Spanish-language media are able to increase overall audience reach without incurring additional cost. Furthermore, we believe that advertisers have found Spanish-language radio advertising to be a particularly effective means to reach the growing Hispanic audience. As a result, approximately 26% of Hispanic advertising expenditures in 1998 were directed to radio, a substantially higher percentage than radio's overall share of national advertising expenditures.

OUR BUSINESS STRATEGY

    Our strategy is to provide a leading national Spanish-language broadcast network comparable to the Univision and Telemundo television networks. To this end, we have employed the following business strategy:

    CREATE POPULAR, NATIONAL, HIGH-IMPACT PROGRAMMING. Radio Unica's programming is differentiated from other radio groups by its focus on topics and issues relevant to today's Hispanic audience, its strong line-up of top Hispanic personalities and its national reach. Radio Unica takes advantage of its management's established relationships with talent, built over numerous years of industry experience, to secure top personalities and to create high-impact programming. In addition, management draws upon its expertise and established track record of having created some of the most well-received Spanish-language television programs, including SABADO GIGANTE and CRISTINA. We believe that our access to talent and the programming expertise of our senior management will continue to serve as a strong competitive advantage in attracting advertisers and listeners.

    FOSTER STRONG BRAND IDENTITY. We continue to build a strong brand identity for our radio stations and network by promoting the Radio Unica name on-air, using music that listeners associate with our radio stations and programs and by engaging in a wide array of marketing and promotional activities. Our marketing strategy includes personal appearances by on-air personalities, promotional tie-ins with sporting events covered on our network and advertising on Spanish-language television and billboards and in Spanish-language print media. We believe a strong brand identity will allow us to retain and increase our listening audience, continue to grow our advertiser base, and attract and retain top talent.

    FOCUS ON THE NEWS/TALK RADIO FORMAT. We will continue to focus on the news/talk radio format which has broad listener appeal. News/talk programming typically allows twice as many minutes of commercials per hour as music-based formats. As a result, the news/talk format permits stations to capture a larger share of advertising revenue relative to audience share. We believe that a news/talk format is a more effective advertising medium than a music based format, since the audience is actively listening and more attentive to the programming. The news/talk format also enables on-air personalities to mention the names of their station, program and network more frequently, which promotes a high degree of name recognition and listener loyalty leading to higher ratings and higher advertising revenue.

    SELL ADVERTISING TO THE TOP 50 SPANISH-LANGUAGE ADVERTISERS. Our sales strategy is to target the top 50 national Spanish-language advertisers who collectively purchase the majority of Spanish-language network and national advertising in the United States. We employ 15 in-house national sales people in ten sales offices nationwide, as well as 60 local sales people situated throughout the markets where we own and/or operate stations. Our large, in-house sales force allows us to maintain better control and accountability over the sales process. We also believe that our sales force is important in maintaining relationships with key advertisers and agencies and identifying new advertisers. The combination of our commitment to pursue the largest Spanish-language advertisers and our captive sales force has enabled us to secure many premier national advertisers, including Procter & Gamble, Sears, Walmart, Chevrolet, American Airlines, Honda, Americatel, Corona and Moneygram.

    MAINTAIN MODERN TECHNOLOGY AND REDUCE OPERATING COSTS. We operate technologically advanced and automated nationwide production and delivery systems which provide live programming via satellite to our owned and/or operated and affiliate stations. At our modern production studios in Miami, we produce substantially all of our radio programs, commercials and promotional recordings. We deliver this programming to stations 24 hours a day via satellite and our computer-based wide-area network. By employing modern technology and producing and coordinating our programming from a centralized location, we are able to operate with minimal staffing at our stations, thereby reducing operating costs and increasing both quality of delivery and efficiency. For example, our network is capable of simultaneously broadcasting different versions of commercials in different regions which allows our advertisers flexibility in targeting their messages.

OUR EXPANSION STRATEGY

    MAXIMIZE NETWORK REACH THROUGH OWNED/OPERATED AND AFFILIATE STATIONS. We currently own and/or operate radio stations in eight of the top ten Hispanic markets and in two other U.S. markets. Our owned and operated stations reach markets where almost 60% of the Hispanic audience resides and our network (including affiliates) reaches markets where approximately 78% of the Hispanic audience resides. We seek to enter into agreements with affiliate stations in smaller, less concentrated Hispanic markets so as to broaden the reach of our network and increase its appeal to national advertisers while reducing the amount of capital required to do so. We will continue to acquire stations which help achieve our goal of owning stations in the largest, most concentrated Hispanic markets while maintaining affiliates in other markets.

    PURSUE STRATEGIC INFRASTRUCTURE UPGRADES. We continue to pursue signal and other operational upgrades at our existing stations that will allow us to enhance our market coverage. We are currently pursuing upgrades at our radio stations in New York, Miami and Dallas. By expanding our market coverage at existing and acquired stations, we believe we can further increase the Radio Unica audience and enhance the value of our radio stations.

INTERNET STRATEGY

    We are seeking to exchange our radio programming, promotional capabilities and celebrity and sports based content for equity ownership in a Spanish-language Internet portal. We intend to use audio streaming technology to broadcast our network programming through this Web portal and thereby further increase the reach of our radio network. In addition, such a Web site would contain information and resources for the Hispanic community, links to Web pages relating to Radio Unica's programs and celebrities, links to other entertainment related sites, the ability to purchase merchandise on-line and the opportunity to interact with other Hispanics worldwide. Aligning ourselves with such a company will provide Radio Unica with a larger base over which to amortize the costs of our programming, enhance our name recognition, and create significant opportunities to cross-sell and cross-promote our radio and Internet properties. For example, we intend to promote our Web site on the air, jointly advertise our radio and Internet properties in Spanish-language television, billboard and print media campaigns and jointly sponsor promotional events. We believe that with the combination of Radio Unica's existing content, other well-known Latin celebrities and our promotional capabilities, we will be able to attract a large number of visitors to such a Web site and create an attractive and successful Internet enterprise.

PROGRAMMING

    Radio Unica's network programming is broadcast 24 hours a day, seven days a week and is designed to appeal to the general Hispanic audience, including Hispanics located in different geographic regions of the United States and from varying cultural backgrounds. The news/talk radio format is a proven format used by several major networks, including ABC Radio Networks, Westwood One and Premiere Radio Networks. The share of the audience listening to stations with this format has increased over the last several years and news/talk is currently the most listened to format in the United States.

    Radio Unica currently produces 19 hours per day of live and first-run programming, Monday through Friday, at our network production studios in Miami. A typical 24 hour schedule during the week of network programming is as follows:

  WEST COAST                                                            EAST COAST
3:00 AM                MUY TEMPRANO CON RAUL Y FULVIA PEIMBERT               AM 6:00
4:00                  Entertaining and informative morning show                 7:00
5:00                       hosted by husband and wife team                      8:00
                                       (Live)
6:00                               SEVCEC EN VIVO                               9:00
7:00                             Host: Pedro Sevcec                            10:00
8:00                     Talk show with contemporary themes                    11:00
                      and topical discussions of current events
                                       (Live)
9:00                                 DRA. ISABEL                            PM 12:00
10:00                      Host: Dr. Isabel Gomez-Bassols                       1:00
11:00           Talk show on family issues and personal relationships           2:00
                                       (Live)
12:00 PM                   CHARYTIN UNICAMENTE DE NOVELAS                       3:00
                                   Host: Charytin
                            Discussions of daily novelas
                                       (Live)
1:00                     INMIGRACION PREGUNTAS Y RESPUESTAS                     4:00
                                Host: Fulvia Peimbert
                           Talk show on immigration issues
                                       (Live)
2:00                             ESTA TARDE EN UNICA                            5:00
3:00              Hosts: Jose Luis Arenas, Eduardo Ibarrola, India              6:00
                             Edelmira & Mauricio Zeilic
                                     Comedy show
                                       (Live)
4:00                              UNICA EN DEPORTES                             7:00
5:00                              Host: Jorge Ramos                             8:00
6:00                              Talk/Sports show                              9:00
7:00                                   (Live)                                  10:00
8:00                             ESTA NOCHE EN UNICA                           11:00
9:00                              Host: Olga Palmer                         AM 12:00
                    Talk show covering relationships and romantic
                                      interests
                                       (Live)
10:00                            ESTA TARDE EN UNICA                            1:00
11:00             Hosts: Jose Luis Arenas, Eduardo Ibarrola, India              2:00
                             Edelmira & Mauricio Zeilic
                                      (Repeat)
12:00 AM                           SEVCEC EN VIVO                               3:00
1:00                             Host: Pedro Sevcec                             4:00
2:00                                  (Repeat)                                  5:00

    Our daily schedule features programs hosted by celebrities, many of whom also host or appear on popular shows on the Univision and Telemundo networks. These on-air personalities create radio shows exclusively for Radio Unica. Cristina and Maria Elena Salinas also host daily segments on the network.

    Our programming includes:

    MUY TEMPRANO CON RAUL Y FULVIA PEIMBERT. Hosted by this husband and wife team, this entertaining morning show entertains and informs listeners with opposing opinions on interesting topics. Raul Peimbert was anchor of Telemundo's and Telenoticias' network news. Fulvia Peimbert is the host of our immigration program.

    SEVCEC EN VIVO. Hosted by Pedro Sevcec, this three-hour talk show is devoted to in-depth coverage of the top news stories of the day, other issues of importance to the Hispanic population and interviews with prominent figures, Pedro Sevcec was a senior reporter for Telemundo's popular TV news magazine, OCURRIO ASI, and currently hosts his own talk show called SEVCEC which is one of Telemundo's highest rated shows.

    DRA. ISABEL. This advice program hosted by Dr. Isabel Gomez-Bassols focuses on such topics as family issues and personal relationships. Dr. Isabel Gomez-Bassols is a noted psychologist and educator and makes frequent appearances on such popular television shows as CRISTINA, SEVCEC and MIAMI AHORA.

    CHARYTIN. Charytin is a well-known singer and performer who has frequently appeared on Univision's and Telemundo's programs. This one-hour program hosted by Charytin discusses novelas (i.e., Spanish-language soap operas) and the lives of soap opera stars.

    INMIGRACION . . . PREGUNTAS Y RESPUESTAS. This program, hosted by Fulvia Peimbert, focuses on the rules of the U.S. immigration system. This program features lawyers and immigration experts as guests.

    ESTA TARDE EN UNICA. Hosted by Mauricio Zeilic and others, this afternoon entertainment program features comedians, entertainment-world news, gossip and interviews with major Hispanic celebrities. Mauricio Zeilic has been hosting entertainment shows for more than 20 years and is currently the host of an entertainment segment on Telemundo's daily afternoon magazine show.

    UNICA EN DEPORTES. This sports talk show hosted by Jorge Ramos features sports, talk, news and interviews appealing to Hispanic audiences. Jorge Ramos has served as sports anchor for Telemundo since 1994 and in his career has broadcast four World Cups.

    SPORTS. During our major sporting events, we broadcast live, play-by-play coverage and daily programs and interviews with players and participants. We have obtained the exclusive United States Spanish-language radio broadcasting rights for a number of popular sporting events including the following:

    SUMMER OLYMPICS 2000, 2004 AND 2008. Radio Unica has acquired the Spanish-language radio broadcast rights in the United States for the 2000 and 2004 Summer Olympics and has a right of first refusal for the 2008 games. The Olympic games are the highest profile sporting event in the world. Radio Unica's broadcasts will highlight soccer, boxing and other events and athletes that interest Hispanics. We will also utilize the universal awareness of the Olympics to continue to promote our brand and attract new listeners.

    COPA AMERICA 1999 AND 2001. Copa America is the most popular international soccer event for Hispanics after the World Cup and is held every other year. This event is the oldest international soccer tournament and is a forum for Latin Americans to listen to their teams compete against neighboring countries. With South America and Mexico participating, this event offers the soccer fan the opportunity to listen to some of the best soccer stars playing for their national teams.

    COPA ORO 2000 AND 2002. Copa Oro tournaments are held in the alternate years from Copa America. Similar to Copa America, Copa Oro is an international soccer event with countries in North and Central America participating.

    WORLD CUP 2002 QUALIFYING MATCHES. The World Cup is the most popular soccer event in the world. These matches are of interest to the Hispanic audience since they pit Latin American countries against each other in the qualifying rounds in their quest for a World Cup trophy.

    MEXICAN NATIONAL SOCCER. Radio Unica has the U.S. Spanish-language radio rights to some of the most popular Mexican soccer league team games and the Mexican national team games.

    NBA FINALS 1999 AND 2000. Radio Unica has the rights to broadcast the 1999 and 2000 NBA Finals and the 2000 All Star Game.

    NEWS. We produce a three-hour national morning news and talk program, Monday through Saturday, which allows local stations the opportunity to insert local segments of news, weather, sports and other information. We also produce newscasts on the hour, 24 hours a day, which focus on events of interest to Hispanic audiences.

ADVERTISING REVENUE

    Substantially all of our revenue is generated from the sale of network, national and local advertising on our radio stations. The classes of advertising are described in the following table:

                          CLASSES OF RADIO ADVERTISING

Network.......................  Represents commercial air time sold directly by a network to a national advertiser to be aired during "network"
                                programming.
                                This unique type of advertising is sold by a "networked"
                                group of stations airing uniform programming simultaneously over a significant portion of the United States. English
                                language networks with capabilities similar to Radio Unica include ABC Radio Networks, Westwood One and Premiere Radio
                                Networks.
                                Radio Unica sells this advertising time through its own
                                national sales force.

National Spot.................  Represents commercial air time sold to a national advertiser within a specific local market.
                                Most radio stations and station groups sell this time
                                through third party independent representatives. Radio Unica sells this advertising time through its own national sales force.

Local Spot....................  Represents commercial air time sold to an in-market advertiser or advertising agency. Local advertisers consist primarily of local merchants and service providers.
                                Radio Unica sells this time generally through its station's local sales staff.

    Sales of network and national advertising are made by our in-house national sales force located in ten regional sales offices. Sales of local advertising are made by our sales staffs located at each of our stations. We do not use third party national representatives or "rep" firms. As a result, we have more control over and greater accountability from our sales force. We also believe that our sales force is important in maintaining relationships with key advertisers and agencies and identifying new advertisers. We do not pass along any of our network advertising revenue or pay cash compensation to our affiliates.

    Advertising rates charged by a radio station or network are based primarily on the station's or network's ability to attract listeners and on the attractiveness to advertisers of the station's or the network's listener demographics. Rates vary depending upon a program's ability to increase sales and popularity among an advertiser's target audience, the number of advertisers seeking similar time slots, and the availability of alternative media in the market. Radio advertising rates are generally highest during the morning and afternoon drive-time hours.

RADIO UNICA NETWORK

    Radio Unica's 12 owned and/or operated AM stations in ten markets and 33 affiliate stations comprise a network that reaches approximately 78% of the Hispanic population. We are the only national radio network available to advertisers targeting the fast growing Hispanic market. We are one of only three national Hispanic advertising platforms in the U.S., the other two consisting of the Univision and Telemundo television networks. Radio Unica's network is differentiated from other Spanish-language radio broadcasters by its ability to deliver uniform programming to the national Hispanic audience over a 24 hour period. We believe that advertisers prefer this delivery as it allows them to reach a national audience in a consistent and controlled manner. With one contract, advertisers can reach a large portion of the Hispanic population at a cost lower than if they had to purchase advertising separately in each market. Radio Unica offers advertisers the opportunity to associate their advertising message with a particular program that will consistently be aired at a specific time. No other Spanish-language broadcasters have this capability on a national level.

    ADVANTAGES TO RADIO UNICA. Although our owned and/or operated stations reach markets where almost 60% of Hispanics reside, through our affiliates we are able to increase our reach to approximately 78%. Our 33 affiliates have allowed us to cost-effectively enter an additional 28 markets and expand our reach and appeal to advertisers. Affiliates allow us to enter a market without the capital expenditures that would be required in buying or building a station. Many of our affiliates have branded themselves as Radio Unica stations which helps build brand awareness and listener loyalty. Additionally, the network enables us to share the cost of programming over a larger base. We believe that this sharing of expenses allows us to invest a larger amount in programming compared to our competitors.

    ADVANTAGES TO AFFILIATES. Affiliate stations benefit by gaining access to Radio Unica's high-impact programming, including programs hosted by some of the most popular Hispanic personalities and live sporting events, which would be prohibitively expensive to create or purchase on their own. In addition, affiliates benefit from our national advertising campaigns and promotional materials. Affiliates also have access to our sales, marketing and operating managerial expertise.

RADIO STATIONS

    The following table lists information concerning all of our owned and/or operated and selected affiliate stations and their respective markets:

                                                                                                         HISPANIC
                                                                                         HISPANIC       POPULATION
                                                         OWNED BY         HISPANIC      POPULATION       AS A % OF
    RANK BY                                            RADIO UNICA,     POPULATION IN    AS A % OF       HISPANICS
   HISPANIC           MARKET                              LMA OR           MARKET          TOTAL          IN THE
  POPULATION          SERVED            STATION          AFFILIATE     (IN THOUSANDS)     MARKET       UNITED STATES
---------------  ----------------  -----------------  ---------------  ---------------  -----------  -----------------
           1     Los Angeles       KBLA(AM)           Owned                   6,326          38.7%           20.8%
           2     New York          WWRU(AM)           Owned                   3,645          18.1%           12.0%
                                   WJDM(AM)           Owned
           3     Miami             WNMA(AM)           Owned                   1,423          38.1%            4.7%
                                   WAFN(AM)           Owned
           4     San Francisco/    KIQI(AM)           Owned                   1,243          18.4%            4.1%
                 San Jose
           5     Chicago           WNTD(AM)           Owned                   1,198          12.7%            3.9%
           6     Houston           KXYZ(AM)           Owned                   1,141          24.2%            3.7%
           7     San Antonio       KZDC(AM)           LMA                     1,065          51.6%            3.5%
           9     Dallas/Ft. Worth  KAHZ(AM)           Owned                     787          14.9%            2.6%
          10     San Diego         XEMMM(AM)          Affiliate                 706          25.3%            2.3%
          11     Fresno            KGST(AM)           Affiliate                 680          41.6%            2.2%
          12     El Paso           KSVE(AM)           Affiliate                 667          74.5%            2.2%
          13     Phoenix           KIDR(AM)           Owned                     668          18.7%            2.2%
          14     Albuquerque       KALY(AM)           Affiliate                 656          38.4%            2.2%
          15     Sacramento/       Pending            Letter of                 612          17.9%            2.0%
                 Stockton/                            intent
                 Modesto
          16     Denver            KCUV(AM)           LMA                       398          13.0%            1.3%
                                                                             ------                         ------
                                                                             21,215                          69.7%
                                                                             ------                         ------
                                                                             ------                         ------
                 All other
                 affiliates (29)                                              2,406                           7.9%
                                                                             ------                         ------
                                                                             ------                         ------
                 Totals                                                      23,621                          77.6%
                                                                             ------                         ------
                                                                             ------                         ------

    OWNED STATIONS

    LOS ANGELES. Radio Unica's radio station KBLA(AM), broadcasting on 1580 kHz, serves the Los Angeles market. This market has a population of approximately 16.3 million, of which approximately 6.3 million or 38.7% are Hispanic. Los Angeles has more Spanish-speaking persons than any other market in the United States. In 1998, Spanish-language radio advertising spending in the market was approximately $119 million. In July 1998, Radio Unica acquired KBLA for approximately $21 million. The purchase of KBLA was financed primarily through the proceeds from our senior discount notes. KBLA is licensed at 50,000 watts during the daytime. KBLA's transmitter is located in Los Angeles and enables this station to reach substantially all of the Los Angeles market.

    NEW YORK CITY. Radio Unica's radio station WWRU(AM), broadcasting on 1660 kHz in the expanded band, serves the New York City market. The expanded band consists of the radio spectrum from 1605 kHz to 1705 kHz which most radios manufactured after 1990 can receive. The New York City market has a population of approximately 20.1 million, of which approximately 3.6 million or

18.1% are Hispanic. In 1998, Spanish-language radio advertising spending in the market was approximately $47 million. In January 1999, Radio Unica acquired WWRU, along with WJDM, KAHZ, Dallas/Fort Worth, and KIDR, Phoenix, for a purchase price of approximately $30 million. The purchase of WWRU and WJDM, KAHZ and KIDR were financed primarily through the proceeds from our senior discount notes. WWRU is authorized at 10,000 watts during the daytime. WWRU's transmitter is located in Carlstadt, New Jersey and enables this station to reach substantially all of the New York City market during the day. We have received FCC approval to upgrade our night signal in New York City which will provide us with significantly improved market coverage at night.

    In connection with the acquisition of WWRU, Radio Unica also acquired WJDM(AM), broadcasting on 1530 kHz. WJDM is licensed at 1,000 watts during the daytime. Broadcast time on this station has been sold to a third party. WJDM's transmitter is located in Elizabeth, New Jersey. Based on current FCC guidelines regarding the expanded band, Radio Unica must relinquish the license of either WWRU or WJDM by March 12, 2003.

    MIAMI. Radio Unica's radio station WNMA(AM), broadcasting on 1210 kHz, serves the Miami market. This market has a population of approximately 3.7 million, of which approximately 1.4 million or 38.1% are Hispanic. In 1998, Spanish-language radio advertising spending in the market was approximately $62 million. In May 1998, Radio Unica acquired WNMA for approximately $9 million. The purchase of WNMA was financed primarily through the proceeds from the issuance of preferred stock as well as the issuance of notes payable to one of our stockholders, Warburg, Pincus Ventures. WNMA is licensed at 25,000 watts during the daytime. WNMA's transmitter is located in Miami Springs, Florida and enables this station to reach substantially all of the Miami market. We are currently pursuing a signal upgrade beyond the Miami market to another county which will increase our coverage of South Florida's Hispanic population by approximately 10%.

    In connection with the acquisition of WNMA, Radio Unica acquired WAFN(AM), broadcasting on 1700 kHz. Broadcast time on this station has been sold to a third party. Based on current FCC guidelines, Radio Unica must relinquish the license of either WNMA or WAFN by October 8, 2002.

    SAN FRANCISCO/SAN JOSE. Radio Unica's station KIQI(AM), broadcasting on 1010 kHz, serves the San Francisco/San Jose market. This market has a population of approximately 6.8 million, of which approximately 1.2 million or 18.4% are Hispanic. In 1998, Spanish-language radio advertising spending in the market was approximately $18 million. In April 1998, Radio Unica acquired Oro Spanish Broadcasting, Inc., the parent of the licensee of KIQI, for approximately $12 million. The purchase of KIQI was financed primarily through the proceeds from the issuance of preferred stock, the issuance of notes payable to the former owners of KIQI and the issuance of notes payable to one of our stockholders, Warburg, Pincus Ventures. Prior to the acquisition, Oro operated the station for approximately 17 years with a Spanish-language format. KIQI is licensed at 10,000 watts during the daytime. KIQI's transmitter is located in Oakland, California and enables this station to reach substantially all of the San Francisco/San Jose market during the day.

    CHICAGO. Radio Unica's radio station WNTD(AM), broadcasting on 950 kHz, serves the Chicago market. This market has a population of approximately 9.4 million, of which approximately 1.2 million or 12.7% are Hispanic. In 1998, Spanish-language radio advertising spending in the market was approximately $25 million. In May 1999, Radio Unica acquired WNTD for approximately $16.75 million. The purchase of WNTD was financed through the proceeds from our senior discount notes as well as proceeds from borrowings under our credit facility. WNTD is licensed at 1,000 watts during the daytime. WNTD's transmitter is located in Chicago, Illinois and enables this station to reach substantially all of the Chicago market.

    HOUSTON. Radio Unica's station KXYZ(AM), broadcasting on 1320 kHz, serves the Houston market. This market has a population of approximately 4.7 million, of which approximately 1.1 million or 24.2% are Hispanic. In 1998, Spanish-language radio advertising spending in the market was approximately $32 million. In March 1998, Radio Unica acquired an 80% economic interest in KXYZ and acquired the remaining interest in September 1998 for a total of approximately $6.4 million. The purchase of KXYZ was financed primarily through the proceeds from our senior discount notes. Prior to the acquisition, the station was operated for approximately 13 years with a Spanish-language format. KXYZ is licensed at 5,000 watts during the daytime. KXYZ's transmitter is located in Pasadena, Texas and enables this station to reach substantially all of the Houston market.

    DALLAS/FORT WORTH. Radio Unica's station KAHZ(AM), broadcasting on 1360 kHz, serves the Dallas/Fort Worth market. This market has a population of approximately 5.3 million, of which approximately 787,000 or 14.9% are Hispanic. In 1998, Spanish-language radio advertising spending in the market was approximately $13 million. KAHZ is licensed at 5,000 watts during the daytime. KAHZ's transmitter is located in Fort Worth, Texas and enables this station to reach a significant portion of the Dallas/Forth Worth market. We are considering various opportunities to improve both our day and night signals. The upgrade in Dallas will increase day time population coverage by 23% and will expand the night time signal reach from Fort Worth to Dallas.

    PHOENIX. Radio Unica's station KIDR(AM), broadcasting on 740 kHz, serves the Phoenix market. This market has a population of approximately 3.6 million, of which approximately 667,000 or 18.7% are Hispanic. We estimate that in 1998 Spanish-language radio advertising spending in the market was approximately $6.0 million. KIDR is licensed at 1,000 watts during the daytime. KIDR's transmitter is located in Phoenix, Arizona and enables this station to reach substantially all of the Phoenix market.

    LOCAL MARKETING AGREEMENTS (OPERATED STATIONS)

    We have time brokerage agreements, also known as local marketing agreements or LMAs, with radio stations in San Antonio and Denver. Under these agreements, we operate and supply all programming for these stations.

    SAN ANTONIO. Radio Unica operates station KZDC(AM), broadcasting on 1250 kHz, in San Antonio under an agreement with Lotus Oxnard Corp. In 1998, Spanish-language radio advertising spending in the market was approximately $20 million. The term of the agreement ends on December 31, 2001. Radio Unica's annual payment under this agreement ranges from $225,000 in 1999 to $275,000 in 2001. Radio Unica has an option to purchase KZDC. The option is exercisable from June 24, 2001 through September 30, 2001. KZDC is licensed at 1,000 watts during the daytime. KZDC's transmitter is located in San Antonio and enables this station to reach substantially all of the San Antonio market.

    DENVER. Radio Unica operates KCUV(AM) broadcasting on 1150 kHz, in Denver under an agreement with Den-Mex LLC. We estimate that in 1998, Spanish-language radio advertising spending in the market was approximately $6.0 million. The term of the agreement ends on June 14, 2002. Radio Unica's annual payment under this agreement is $300,000 throughout the term. Radio Unica has an option to purchase KCUV throughout the term. KCUV is licensed at 5,000 watts during the daytime. KCUV's transmitter is located in Englewood, Colorado and enables the station to reach substantially all of the Denver market.

AFFILIATE STATIONS

    Radio Unica has 33 affiliate radio stations. Under our arrangements with these stations, they are generally required to carry a minimum of eight hours per day of our network programming. Currently, our affiliates are substantially exceeding this minimum, broadcasting an average of 14 hours of our programming each weekday. Our arrangements typically provide that our programming will include a certain number of minutes per hour of network advertising to be sold by us. We do not pass along any of our network advertising revenue or pay cash compensation to our affiliates. We also provide our affiliates with marketing, sales and promotional support. The terms of these arrangements are generally one to two years, but may be terminated earlier for certain reasons. Some of these arrangements give us a right of first refusal to buy the station if the station owner offers to sell it.

COMPETITION

    Radio broadcasting is a highly competitive business. The financial success of each of our radio stations will depend, to a significant degree, upon our audience ratings, our share of the overall radio advertising revenue within each geographic market and the economic health of the market. In addition, our advertising revenue depends upon the desire of marketers to reach our audience demographic. Our radio stations compete for audience share and advertising revenue directly with other FM and AM radio stations and with other media within their respective markets, such as newspapers, broadcast and cable television, magazines, billboard advertising, transit advertising, and direct mail advertising. Some of these radio stations and networks also broadcast Spanish-language talk radio. Our primary competitors are Univision, Telemundo, Hispanic Broadcasting Corporation and Spanish Broadcasting System. Many of these entities are larger and have significantly greater resources than Radio Unica. Additionally, since we are in the early stages of our operations, our network has not yet been rated by Arbitron. If a competing station converts to a format similar to that of one of our stations, or if one of our competitors strengthens its operations, our stations could suffer a reduction in ratings and advertising revenue. The audience ratings and advertising revenue of our individual stations are subject to change and any adverse change in a particular market could have a material adverse effect on our operations. There is no ranking of Spanish-language radio networks.

    The Telecommunications Act of 1996 facilitates the entry of other radio broadcasting companies into the markets in which we operate or may operate in the future, some of which may be larger and have more financial resources than Radio Unica. In addition, certain of our stations compete, and in the future other stations of Radio Unica may compete, with combinations of stations operated by a single operator. There can be no assurance that our radio stations will be able to develop, maintain or increase their current audience ratings and radio advertising revenue.

    The radio broadcasting industry is subject to rapid technological change, evolving industry standards and the emergence of new media technologies. The FCC is considering ways to introduce new technologies to the radio broadcast industry which would significantly enhance the sound quality of AM broadcasts. We cannot assure you that we will have the resources to acquire new technologies or to introduce new services that could compete with these new technologies. There are several new media technologies that are currently under development including the following:

    - audio programming by cable television systems, direct broadcast satellite systems, Internet content providers and other digital audio broadcast formats;

    - satellite digital audio service, which could result in the introduction of several new satellite radio services with sound quality comparable to that of compact discs; and

    - in-band on-channel digital radio, which could provide multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services.

    In addition to the competition faced by our radio stations, we face competition from other providers of radio programs, including other radio groups that offer Spanish-language programming. Our network also competes with other radio networks and individual radio stations for the services of talk show personalities. Competition from existing and new radio networks may limit the growth and profitability of our network.

PATENTS, TRADEMARKS, LICENSES, FRANCHISES AND CONCESSIONS

    In the course of our business, we use various trademarks, names and service marks, including our logos, in our advertising and promotions. We believe the strength of our trademarks, trade names and service marks are important to our business and intend to continue to protect and promote our marks as appropriate. We do not hold or depend upon any material patent, government license, franchise or concession, except the broadcast licenses granted by the FCC. Our FCC licenses expire as set forth below:

CITY OF LICENSE                                    CALL SIGN               EXPIRATION DATE OF LICENSE
Chicago, IL                                        WNTD                                       12/01/04
                                                   950 kHz
Ft. Worth, TX                                      KAHZ                                       08/01/05
                                                   1360 kHz
Houston, TX                                        KXYZ                                       08/01/05
                                                   1320 kHz
Santa Monica, CA                                   KBLA                                       12/01/05
                                                   1580 kHz
Miami Springs, FL                                  WNMA                       02/01/04 (see next entry)
                                                   1210 kHz
Miami Springs, FL                                  WAFN                 The license for either WNMA or WAFN must
                                                   1700 kHz                be relinquished by 10/08/02
Elizabeth, NJ                                      WJDM                       06/01/06 (see next entry)
                                                   1530 kHz
Elizabeth, NJ                                      WWRU                 The license for either WJDM or WWRU must
                                                   1660 kHz                be relinquished by 03/12/03
Phoenix, AZ                                        KIDR                                       10/01/05
                                                   740 kHz
San Francisco, CA                                  KIQI                                       12/01/05
                                                   1010kHz

FEDERAL REGULATION OF RADIO BROADCASTING

    The ownership, operation and sale of radio stations are subject to regulation by the FCC. The FCC regulates radio broadcast stations under authority granted by the Communications Act. Among other things, the FCC:

    - assigns frequency bands for broadcasting;

    - determines the particular frequencies, locations and power of stations;

    - issues, renews, revokes and modifies station licenses;

    - determines whether to approve changes in ownership or control of station licenses;

    - regulates equipment used by stations;

    - imposes regulations and takes other action to prevent harmful interference between stations;

    - adopts and implements regulations and policies that directly or indirectly affect the ownership, management, programming, operation and employment practices of stations; and

    - has the power to impose penalties for violations of its rules or the Communications Act.

    In February 1996, Congress enacted the Telecommunications Act of 1996 to amend the Communications Act. The Telecommunications Act, among other measures, directed the FCC to:

    - eliminate the national radio ownership limits;

    - liberalize the local radio ownership limits as specified in the Telecommunications Act;

    - issue broadcast licenses for periods of up to eight years; and

    - eliminate the opportunity for the filing of competing applications against broadcast license renewal applications.

    In the Balanced Budget Act of 1997, Congress authorized the FCC for the first time to conduct auctions for the awarding of construction permits for commercial radio and television stations. To settle already pending mutually exclusive applications without auctions, Congress directed the FCC to waive existing rules as necessary. The FCC has begun to implement these provisions. While Radio Unica is not a participant in any implementation proceeding, this recent action should result in the awarding of construction permits for additional radio stations, some of which might compete with Radio Unica's radio stations.

    LICENSE GRANTS AND RENEWALS. The Communications Act provides that a broadcast license may be granted to an applicant if the grant would serve the public interest, convenience and necessity, subject to limitations referred to below. In deciding whether to grant a license, the FCC considers the legal, technical, financial and other qualifications of the applicant, including compliance with the Communications Act's limitations on alien ownership, compliance with various rules limiting common ownership of broadcast, cable and newspaper properties, and the "character" of the licensee and those persons holding "attributable" interests in the licensee. Broadcast licenses are granted for specific periods of time and, upon application, are renewable for additional periods of time. The Telecommunications Act amended the Communications Act to provide that broadcast licenses be granted, and thereafter renewed, for successive terms of up to eight years each, if the FCC finds that the public interest, convenience, and necessity would be served thereby.

    Generally, the FCC renews broadcast licenses without a hearing. The Telecommunications Act requires the FCC to grant an application for renewal of a broadcast license if:

    - the station has served the public interest, convenience and necessity;

    - there have been no serious violations by the licensee of the Communications Act or the rules and regulations of the FCC; and

    - there have been no other violations by the licensee of the Communications Act or the rules and regulations of the FCC which, taken together, would constitute a pattern of abuse.

    Accordingly, the FCC does not entertain competing applications against broadcast license renewal applications. The Telecommunications Act provides that if the FCC, after notice and an opportunity for a hearing, decides that the requirements for renewal have not been met and that no mitigating factors warrant lesser sanctions, it may deny a renewal application. Only after denying an application for renewal may the FCC accept applications by third parties to operate on the frequency of the former licensee. The Communications Act continues to authorize the filing of petitions to deny against the renewal of broadcast license applications during particular periods of time following the filing of renewal applications. Petitions to deny can be used by interested parties, including members of the public, to raise issues concerning the qualifications of the renewal applicant.

    There are no renewal applications currently pending for any of Radio Unica's broadcast licenses. Radio Unica does not anticipate any material difficulty in obtaining license renewals for full terms in the future, however, there can be no assurance that the licenses of each of our stations will be renewed or will be renewed without conditions or sanctions.

    The FCC or its staff may reconsider its renewal of an application during specified time periods on their own motion or by request of the petitioner, and the petitioner may also appeal within a certain period actions by the FCC to the U.S. Court of Appeals. If the FCC does not, on its own motion, or upon a request by an interested party for reconsideration or review, review a staff grant or its own action within the applicable time periods, and if no further reconsideration, review or appeals are sought within the applicable time periods, an action by the FCC or its staff becomes a "Final Order."

    LICENSE ASSIGNMENTS AND TRANSFERS OF CONTROL. The Communications Act prohibits the assignment of an FCC license or the transfer of control of a corporation holding such a license without the prior approval of the FCC. Applications to the FCC for such assignments or transfers are subject to petitions to deny by interested parties and must satisfy requirements similar to those for renewal and new station applications. Many transactions involving radio stations provide, as a waivable pre-condition to closing, that the FCC consent to the transaction has become a "Final Order."

    OWNERSHIP RULES. Rules of the FCC limit the number and location of broadcast stations in which one licensee may have an attributable interest. "Attributable interests" are discussed in greater detail below. The FCC, pursuant to the Telecommunications Act, eliminated the previously existing "national radio ownership rule." Consequently, there now is no limit imposed by the FCC on the number of radio stations one party may own nationally.

    The "local radio ownership rule" limits the number of stations in a radio market in which any one individual or entity may have a control position or attributable ownership interest. Under the Telecommunications Act, the FCC revised its rules to set the local radio ownership limits as follows:

    - in markets with 45 or more commercial radio stations, a party may own up to eight commercial radio stations, no more than five of which are in the same service (AM or FM);

    - in markets with 30-44 commercial radio stations, a party may own up to seven commercial radio stations, no more than four of which are in the same service;

    - in markets with 15-29 commercial radio stations, a party may own up to six commercial radio stations, no more than four of which are in the same service; and

    - in markets with 14 or fewer commercial radio stations, a party may own up to five commercial radio stations, no more than three of which are in the same service, provided that no party may own more than 50% of the commercial stations in the market.

    FCC cross-ownership rules also prohibit one party from having attributable interests in a radio station as well as in a local television station or daily newspaper in the same market, although such limits may be waived by the FCC. On August 5, 1999, the FCC adopted a new radio television cross-ownership rule which, when effective, will permit common ownership of up to two television stations and up to six radio stations or one television station and seven radio stations in any market where at least 20 independently owned media voices remain in the market. A party will be permitted to own up to two television stations and up to four radio stations in any market where at least 10 voices remain after the combination is effected and to own up to two television stations and one radio station regardless of the number of voices in the market. Media voices include other radio stations, television stations, daily newspapers and cable systems. The new rule will be effective November 16, 1999. In addition, the FCC has a "cross interest" policy that may prohibit a party with an attributable interest in one station in a market from also holding either a "meaningful" non-attributable equity interest (e.g., non-voting stock, voting stock, limited partnership interests) or key management position in another station in the same market, or which may prohibit local stations from combining to build or acquire another local station. On August 5, 1999, the FCC adopted an order, which will be effective November 16 1999, repealing the cross-interest policy. The FCC is presently evaluating its radio/ newspaper rule. Radio Unica cannot predict whether the FCC will adopt any change in this rule.

    ATTRIBUTION RULES. All holders of attributable interests must comply with, or obtain waivers of, the FCC's multiple and cross-ownership rules. Under the current FCC rules, an individual or other entity owning or having voting control of 5% or more of a corporation's voting stock is considered to have an attributable interest in the corporation and its stations, except that banks holding such stock in their trust accounts, investment companies, and certain other passive interests are not considered to have an attributable interest unless they own or have voting control over 10% or more of such stock. On August 5, 1999, the FCC revised its attribution rules, effective November 16, 1999, increasing the threshold for passive investors to 20 percent. An officer or director of a corporation or any general partner of a partnership also is deemed to hold an attributable interest in the media entity. Currently, when a single shareholder holds a majority of the voting stock of a corporate licensee, the FCC considers other shareholders of the licensee, unless they are also officers or directors of the licensee, exempt from attribution. Holders of non-voting stock generally will not be attributed an interest in the issuing entity, and holders of debt and instruments such as warrants, convertible debentures, options, or other non-voting interests with rights to conversion to voting interests generally will not be attributed such an interest unless and until such conversion is effected. Under the newly revised attribution rules, if the holder of an otherwise nonattributable interest is either (1) a "major program supplier" or (2) a same-market media entity subject to the broadcast multiple ownership rules, its interest in a licensee or other media entity will be attributed if the total interest (aggregating both debt and equity) exceeds 33 percent of the total asset value of the licensee or media entity. A "major program supplier" is defined as any entity that provides more than 15 percent of a station's total weekly broadcast programming hours. This new "Equity/Debt Plus" rule will also become effective November 16, 1999.

    Under current FCC rules, any stockholder of Radio Unica with 5% or more of the outstanding votes (except for qualified institutional investors, for which the 20% threshold is applicable), will be considered to hold attributable interests in Radio Unica. Such holders of attributable interests must comply with or obtain waivers of the FCC's multiple and cross-ownership rules. Currently, none of the attributable stockholders, officers or directors of Radio Unica have any other media interests besides those of Radio Unica that implicate the FCC's multiple ownership limits except that affiliates of Warburg, Pincus Ventures hold interests in several daily newspapers none of which is published in communities served by Radio Unica stations.

    The FCC will consider a radio station providing programming and sales on another local radio station pursuant to a local marketing agreement to have an attributable ownership interest in the other station for purposes of the FCC's radio multiple ownership rules. In particular, a radio station is not permitted to enter into a local marketing agreement giving it the right to program more than 15% of the broadcast time, on a weekly basis, of another local radio station which it could not own under the FCC's local radio ownership rules. Under the new attribution rules, same-market local marketing agreements will also be subject to the FCC's prohibition against common ownership of a radio station and a local daily newspaper.

    ALIEN OWNERSHIP LIMITS. Under the Communications Act, broadcast licenses may not be granted, transferred or assigned to any corporation of which more than one-fifth of the capital stock is owned of record or voted by aliens, who consist of non-U.S. citizens or entities or their representatives or foreign governments or their representatives or by foreign corporations. Where the corporation owning the license is controlled by another corporation, the parent corporation cannot have more than one-fourth of its capital stock owned of record or voted by aliens, if the FCC finds it in the public interest to refuse or revoke the license. The FCC has issued interpretations of existing law under which these ownership restrictions in slightly modified form apply to other forms of business organizations, including general and limited partnerships. The FCC also prohibits a licensee from continuing to control broadcast licenses if the licensee otherwise falls under alien influence or control in a manner determined by the FCC to be in violation of the Communications Act or contrary to the public interest.

    PROGRAMMING REQUIREMENTS. While the FCC has relaxed or eliminated many of its regulatory requirements related to programming and content, radio stations are still required to broadcast programming responsive to the problems, needs and interests of the stations' service areas and must comply with various rules promulgated under the Communications Act that regulate political broadcasts and advertisements, sponsorship identifications, indecent programming and other matters. Failure to observe these or other FCC rules can result in the imposition of monetary forfeitures, in the grant of a "short" (less than full term) license term or, where there have been serious or a pattern of violations, license revocation. Until last year, the FCC imposed equal employment opportunity rules on licensees. The U.S. Court of Appeals for the D.C. Circuit found that these requirements were unconstitutional. In light of the D.C. Circuit's decision, the Commission is considering what equal employment opportunity rules and policies to adopt.

    AGREEMENTS WITH OTHER BROADCASTERS. Over the past several years a significant number of broadcast licensees, including Radio Unica, have entered into cooperative agreements with other stations in their markets. One typical example is a local marketing agreement between two separately or co-owned stations, whereby the licensee of one station programs substantial portions or all of the broadcast day on the other licensee's station, subject to ultimate editorial and other controls being exercised by the latter licensee, and sells advertising time during such program segments for its own account. The FCC has held that local marketing agreements do not per se constitute a transfer of control and are not contrary to the Communications Act provided that the licensee of the station maintains ultimate responsibility for and control over operations of its broadcast station. As is the case with Radio Unica in certain circumstances the local marketing agreement is entered into in anticipation of the sale of the station, with the proposed acquirer providing programming for the station while the parties are awaiting the necessary regulatory approvals to the transaction.

    FCC rules also prohibit a radio licensee from simulcasting more than 25% of its programming on other radio stations in the same broadcast service (i.e., AM-AM), whether it owns both stations or operates one or both through a LMA, where such stations serve substantially the same geographic area as defined by the stations' principal community contours. One exception to the simulcast rule permits unlimited simulcasting on an expanded band AM station of the programming of a corresponding commonly owned non-expanded band AM station in the same market. Radio Unica formerly took advantage of the FCC's exception to the general rule for simulcasting on an expanded band station (WAFN) in order to simulcast in Miami.

    LOW POWER RADIO BROADCAST SERVICE. The FCC recently adopted a Notice of Proposed Rulemaking seeking public comment on a proposal to establish two classes of a low power radio service both of which would operate in the existing FM radio band: a primary class with a maximum operating power of 1 kW and a secondary class with a maximum power of 100 watts. These proposed low power radio stations would have limited service areas of 8.8 miles and 3.5 miles, respectively. The FCC also has sought public comment on the advisability of establishing a very low power secondary "microbroadcasting" service with a maximum power limit of one to ten watts. These "microradio" stations would have a service radius of only one to two miles. The service would target "niche markets" and be possibly supported by advertising revenue. Existing licensees, like Radio Unica, would be prohibited from owning or having a relationship with these new stations. Implementation of a low power radio service or microbroadcasting would provide an additional audio programming service that could compete with Radio Unica's stations for listeners, but the effect on Radio Unica cannot be predicted.

    PROPOSED REGULATORY CHANGES. The FCC has not yet formally implemented certain of the changes to its rules necessitated by the Telecommunications Act. Moreover, the Congress and the FCC have under consideration, and may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly:

    - affect the operation, programming, technical requirements, ownership and profitability of Radio Unica and its radio broadcast stations;

    - result in the loss of audience share and advertising revenues of Radio Unica's radio broadcast stations;

    - affect the ability of Radio Unica to acquire additional radio broadcast stations or finance such acquisitions;

    - affect cooperative agreements and/or financing arrangements with other radio broadcast licensees; or

    - affect Radio Unica's competitive position in relationship to other advertising media in its markets.

    Such matters include, for example:

    - changes to the license, authorization and renewal process;

    - proposals to revise the FCC's equal employment opportunity rules and other matters relating to minority and female involvement in broadcasting;

    - proposals to alter the benchmark or thresholds for attributing ownership interest in broadcast media;

    - proposals to change rules or policies relating to political broadcasting;

    - changes to technical and frequency allocation matters, including those relative to the implementation of digital audio broadcasting on both a satellite and terrestrial basis;

    - proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages on radio;

    - changes in the FCC's cross-interest, multiple ownership, alien ownership and cross-ownership policies; and

    - proposals to limit the tax deductibility of advertising expenses by advertisers.

    Although Radio Unica believes the foregoing discussion is sufficient to provide the reader with a general understanding of all material aspects of FCC regulations that affect Radio Unica, it does not purport to be a complete summary of all provisions of the Communications Act or FCC rules and policies. Reference is made to the Communications Act, FCC rules, and the public notices and rulings of the FCC for further information.

SUBSIDIARIES AND RELATED ENTITIES

    Radio Unica Communications Corp. is a holding company, the sole asset of which is all of the issued and outstanding stock of Radio Unica Corp. Radio Unica Corp. owns stock of various subsidiaries, each of which owns the assets of one of our radio stations. Each of these subsidiaries owns all of the issued and outstanding shares of a subsidiary that owns the license for such radio station.

LEGAL PROCEEDINGS

    We are involved from time to time in various routine legal and administrative proceedings and threatened legal and administrative proceedings incidental to the ordinary course of our business. We believe the resolution of such matters will not have a material adverse effect on our business, financial condition or results of operations.

EMPLOYEES

    As of June 30, 1999, approximately 254 persons were employed full-time. Although we refer to these persons as our employees, for administrative convenience, substantially all of these persons are employees of record, for our benefit, of a company that provides payroll and employee benefits services. As of such date, none of our employees were represented by unions. We believe our relations with our employees are good.

STATION AND OFFICE FACILITIES

    Our corporate headquarters are located in Miami, Florida. The types of properties required to support each of our owned and/or operated stations include offices, studios and towers where broadcasting transmitters and antenna equipment are located. We lease space in the building housing our corporate headquarters under a lease expiring in 2004. The studios and offices of our owned and operated stations and of the stations operated by us under local marketing agreements are located in leased facilities with lease terms expiring 2000 to 2007.

    We own the transmitter, building and equipment and, in certain markets, the building and land for each of our owned and operated stations. The transmitter sites for our stations are material to our overall operations. We believe that our properties are in good condition and are suitable for their operations; however, we continually seek opportunities to upgrade our properties.

    The following sets forth information about our significant properties:

                                                                       TYPE OF FACILITY
                                                                -------------------------------
                                                                             TOWER      TOWER
LOCATION                                                         STUDIO     SITE 1     SITE 2
--------------------------------------------------------------  ---------  ---------  ---------
Los Angeles, California.......................................     Leased      Owned     N/A
New York, New York............................................     Leased     Leased   Leased
Miami, Florida................................................     Leased     Leased     N/A
San Francisco, California.....................................     Leased     Leased     N/A
Chicago, Illinois.............................................     Leased      Owned   Leased
Houston, Texas................................................     Leased     Leased     N/A
San Antonio, Texas............................................     Leased     Leased     N/A
Dallas, Texas.................................................     Leased      Owned     N/A
Phoenix, Arizona..............................................     Leased      Owned     N/A
Denver, Colorado..............................................     Leased     Leased     N/A

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the name, age and position of individuals who are directors, executive officers and key employees of Radio Unica:

NAME                                AGE                                       POSITION
------------------------------      ---      ---------------------------------------------------------------------------
Joaquin F. Blaya..............          53   Chairman of the Board and Chief Executive Officer
Jose C. Cancela...............          41   President and Director
Steven E. Dawson..............          35   Executive Vice President, Chief Financial Officer, Secretary and Director
Andrew C. Goldman.............          52   Executive Vice President, Business Affairs and Director
Blaine R. Decker..............          47   Executive Vice President, Network Sales
Omar Marchant.................          64   Vice President, Programming of Radio Unica Network, Inc.
Adriana Grillet...............          46   Vice President, Affiliate Relations of Radio Unica Network, Inc.
Roy Pressman..................          46   Vice President, Engineering of Radio Unica Network, Inc.
John D. Santoleri.............          36   Director
Sidney Lapidus................          61   Director

    Each director holds office until the next annual meeting of stockholders and until his successor has been duly elected and qualified.

    JOAQUIN F. BLAYA. Mr. Blaya has been our Chairman of the Board of Directors and Chief Executive Officer since Radio Unica was founded in 1996. From 1995 through 1996, Mr. Blaya served as the President of Solomon International Latino, the Latin American division of Solomon International Enterprises, an international telecommunications company. From 1992 through 1995, Mr. Blaya was the President, Chief Executive Officer and a member of the Board of Directors of Telemundo, the second largest U.S. Spanish-language television network. Prior to that, Mr. Blaya was employed by Univision since 1971 in various positions, the latest being President and a member of Univision's Board of Directors. Mr. Blaya is responsible for many of the most popular Spanish language programs on Univision and Telemundo including SABADO GIGANTE, CRISTINA, PRIMER IMPACTO, SEVCEC and the national news for both Spanish-language television networks. Additionally, he launched TeleNoticias, the most widely distributed Spanish-language cable news channel in the Americas.

    JOSE C. CANCELA. Mr. Cancela has been our President since September 1998. He initially joined us in July 1998 serving as President, Network. From 1992 through 1998, Mr. Cancela served as Executive Vice President of Telemundo, responsible for the overall management of Telemundo's owned and operated television stations in Puerto Rico and Miami. From 1990 to 1992, Mr. Cancela was the Vice President of the Univision Southwest Station Group.

    STEVEN E. DAWSON. Mr. Dawson has been our Chief Financial Officer, Executive Vice President, Secretary and a Director since August 1997. From 1991 through 1997, Mr. Dawson was employed by Telemundo in several positions, the most recent being Vice President, Finance and Controller. Prior to that, Mr. Dawson was employed at Coopers & Lybrand since 1986. Mr. Dawson is a Certified Public Accountant.

    ANDREW C. GOLDMAN. Mr. Goldman has been our Director and Executive Vice President, Business Affairs since August 1997. Mr. Goldman served in different capacities for Univision from 1981 to 1993 including as Executive Vice President and President of Galavision. Prior to joining Univision, Mr. Goldman was the Senior Vice President of Marketing at Teleprompter Corporation. Mr. Goldman has served as President and Director of Cable Television Administration and Marketing Society (CTAM), and as Founder and Director of the Cable Advertising Bureau (CAB).

    BLAINE R. DECKER. Mr. Decker has served as our Executive Vice President, Network Sales since October 1997. He was previously employed by KWHY-TV--Los Angeles as General Sales Manager from November 1995 through October 1997. From February 1984 through February 1995, Mr. Decker was employed by Univision as Senior Vice President, Network Sales and in other management positions. Prior to joining Univision, Mr. Decker was employed by Arbitron Ratings Company as Vice President of Sales and Marketing from January 1980 through February 1984.

    OMAR MARCHANT. Mr. Marchant has served as Radio Unica Network, Inc.'s Vice President, Programming and as Creative Director since September 1997. Mr. Marchant has been employed in various media-related capacities including TV host, radio disc jockey, radio director, producer and creator of jingles, and producer of TV specials for the Latin and general market. Additionally, Mr. Marchant served as Senior Vice President and Creative Director for Telemundo from June 1992 through July 1994 and as Vice President and Director of Promotions and Special Events or in other capacities for Univision from September 1972 through July 1994.

    ADRIANA GRILLET. Ms. Grillet has served as Radio Unica Network, Inc.'s Vice President, Affiliate Relations since August 1997. Ms. Grillet had previously served as Director of Affiliate Relations for Caracol (Latino Broadcasting Company) from April 1996 through July 1997 and CBS--Americas from February 1992 through April 1996. From 1992 through 1996 Ms. Grillet also served as a program production consultant at WADO-NY and from 1988 through 1992 as Senior Program Producer.

    ROY PRESSMAN. Mr. Pressman has served as Radio Unica Network, Inc.'s Vice President, Engineering since December 1997. Mr. Pressman has over 20 years of experience in building and managing radio station facilities. From August 1997 to December 1997, Mr. Pressman served as Director of Engineering at Clear Channel Communications, Inc. He was employed as Vice President, Engineering at Paxson Communications Corp., the predecessor to Clear Channel, from August 1993 to July 1997. Prior to that, Mr. Pressman was employed as Director of Engineering at Gilmore Broadcasting, Inc.

    JOHN D. SANTOLERI. Mr. Santoleri has been a Director since August 1997. Mr. Santoleri is a Managing Director and a member of E.M. Warburg, Pincus & Co. LLC ("Warburg"), where he has been employed since 1989. Warburg is the managing entity of Warburg, Pincus Ventures, our controlling stockholder. Prior to joining Warburg, Mr. Santoleri was a Vice President of the New York based real estate consulting firm, The Harlan Company, Inc. Mr. Santoleri is also a director of Axxess Technologies, Inc., Grubb & Ellis Company and NexCycle, Inc.

    SIDNEY LAPIDUS. Mr. Lapidus, a Director since September 1998, is a Managing Director and a member of Warburg, where he has been employed since 1967. Mr. Lapidus is also a director of Caribiner International, Inc., Four Media Company, Grubb & Ellis Company, Information Holdings Inc., Knoll Inc., Lennar Corp. and several private companies.

BOARD COMMITTEES

    The Board intends to establish an Audit Committee and a Compensation Committee.

    The Compensation Committee will review and recommend for Board approval grants of options pursuant to our stock option plan, decide salaries and incentive compensation for our employees and consultants, and recommend compensation for executive officers.

    The Audit Committee will recommend to the Board the selection of independent auditors, review the results and scope of the audit and other services provided by our independent auditors, and review and evaluate our audit and control functions.

EXECUTIVE COMPENSATION

    The following sets forth all compensation paid by Radio Unica for each year since it began operations to its Chief Executive Officer and each of the four other most highly compensated executive officers of Radio Unica as of the end of 1998, and to one executive officer whose employment terminated prior to the end of 1998:

                           SUMMARY COMPENSATION TABLE

                                                                   ANNUAL COMPENSATION              LONG TERM
                                                         ---------------------------------------  COMPENSATION
                                                                                     OTHER        -------------
                                                                                    ANNUAL            STOCK          ALL OTHER
                                                          SALARY      BONUS      COMPENSATION        OPTIONS      COMPENSATION(1)
NAME AND PRINCIPAL POSITION                     YEAR         $          $              $                #                $
--------------------------------------------  ---------  ---------  ---------  -----------------  -------------  -----------------
Joaquin F. Blaya............................       1998    350,000    160,000             --          905,347            5,000
  Chief Executive Officer                          1997    145,834         --             --               --            4,375
Jose C. Cancela.............................       1998    168,500         --             --          275,900              438
  President                                        1997         --         --             --               --               --
Steven E. Dawson............................       1998    200,000         --             --          275,900            4,006
  Chief Financial Officer                          1997     88,667         --             --               --            2,065
Blaine R. Decker............................       1998    165,000     65,100             --          130,510               --
  Executive Vice President                         1997     52,500         --             --               --               --
Andrew C. Goldman...........................       1998    129,168         --             --          290,057               --
  Executive Vice President                         1997     50,019         --             --               --               --
Herbert M. Levin(2).........................       1998    183,312         --             --               --               --
  Chief Operating Officer and President            1997    114,583         --             --               --            2,005

------------------------

(1) Consists of contributions under a 401(k) Plan.

(2) Mr. Levin resigned from his position as Chief Operating Officer, President and Director in August 1998 and his options were terminated.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the previous two fiscal years, Radio Unica did not have a compensation committee or other Board committee performing similar functions. During that period, the entire board of directors had authority to consider executive compensation matters. Messrs. Blaya, Cancela, Dawson and Goldman, our officers, participated in deliberations of our board of directors concerning executive compensation.

DIRECTOR COMPENSATION

    FEES. We intend to establish fees for all non-employee directors within six months after the date of this prospectus. We also will reimburse our non-employee directors for reasonable expenses they incur in attending Board or Committee meetings.

NON-COMPETE AGREEMENTS

    Joaquin F. Blaya and Steven E. Dawson each entered into separate Non-Competition and Confidentiality Agreements on August 13, 1997 pursuant to which they have each agreed, among other things, that:

    - until the later of (a) August 13, 2002 or (b) two years after the termination of their respective employment (if terminated for cause or if they voluntarily resign) they will not engage directly or indirectly in any competitive business;

    - during the two year period after their respective termination (if terminated for cause or if they voluntarily resign) they will not hire, offer to hire or entice away any of our officers, employees, affiliates or agents; and

    - they will not at any time divulge, furnish, use, publish or make accessible to others any of our confidential information.

STOCK OPTION PLAN

    Our Board of Directors and stockholders approved our 1998 stock option plan which provides directors, officers, key employees, consultants and independent contractors with additional incentives by increasing their ownership interests in Radio Unica. Individual awards under our plan may take the form of:

    - incentive stock options,

    - non-qualified stock options.

    The compensation committee administers the plan and selects the individuals who will receive options and the terms and conditions of those options. The maximum number of shares of common stock that may be issued under the plan may not exceed 5,000,000 shares. Shares of common stock subject to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

    The plan may be amended by the board of directors without the consent of the stockholders, except that any amendment, although effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the common stock may then be listed or quoted. To date, 2,867,152 options have been granted under our 1998 stock option plan.

OPTIONS GRANTED

    The table below shows information regarding the grant of options made to the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 1998.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                            INDIVIDUAL GRANTS
                                                   -------------------------------------------------------------------
                                                                % GRANTS TO    EXERCISE                  GRANT DATE
                                                    NUMBER          ALL        PRICE PER  EXPIRATION       PRESENT
NAME                                                GRANTED      EMPLOYEES     SHARE ($)     DATE         VALUE(1)
-------------------------------------------------  ---------  ---------------  ---------  -----------  ---------------
Joaquin F. Blaya.................................    905,347          31.6      .03-1.72     9/29/07     $  9,053.47
Jose C. Cancela..................................    275,900           9.6      .03-1.72     9/29/07     $  2,759.00
Steven E. Dawson.................................    275,900           9.6      .03-1.72     9/29/07     $  2,759.00
Blaine R. Decker.................................    130,510           4.4      .03-1.72     9/29/07     $  1,305.10
Andrew C. Goldman................................    290,057          10.1      .03-1.72     9/29/07     $  2,900.57
Herbert M. Levin.................................          0           0.0            --          --              --

------------------------

(1) The grant date present value per option was calculated using a modified Black-Scholes option valuation model, using the assumptions set forth in
    Note 11 to the notes to our consolidated financial statements.

    The table below sets forth information for the executive officers named in the Summary Compensation Table concerning option exercises during 1998 and outstanding options at December 31, 1998.

                  AGGREGATED OPTION/SAR EXERCISES IN 1998 AND
                      DECEMBER 31, 1998 OPTION/SAR VALUES

                                                                                                                     VALUE OF
                                                                                                                    UNEXERCISED
                                                                                                                    IN-THE-MONEY
                                                                                                                    OPTIONS/SARS
                                                               NUMBER OF SECURITIES        VALUE OF UNEXERCISED          BASED
                                                              UNDERLYING UNEXERCISED           IN-THE-MONEY          ON PUBLIC
                                                                 OPTIONS/SARS AT             OPTIONS/SARS AT         OFFERING
                             SHARES                            DECEMBER 31, 1998(#)        DECEMBER 31, 1998($)      PRICE ($)
                           ACQUIRED ON          VALUE       --------------------------  --------------------------  -----------
NAME                       EXERCISE(#)       REALIZED($)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE  EXERCISABLE
----------------------  -----------------  ---------------  -----------  -------------  -----------  -------------  -----------
Joaquin F. Blaya......              0                --        428,320       477,027             0             0     6,411,950
Jose C. Cancela.......              0                --        151,900       124,000             0             0     2,273,943
Steven E. Dawson......              0                --        151,900       124,000             0             0     2,273,943
Blaine R. Decker......              0                --         11,904       118,606             0             0       178,203
Andrew C. Goldman.....              0                --        180,211       109,846             0             0     2,697,759
Herbert M. Levin......              0                --              0             0            --            --            --


NAME                    UNEXERCISABLE
----------------------  -------------
Joaquin F. Blaya......    6,726,138
Jose C. Cancela.......    1,754,135
Steven E. Dawson......    1,754,135
Blaine R. Decker......    1,668,582
Andrew C. Goldman.....    1,539,027
Herbert M. Levin......           --

                              CERTAIN STOCKHOLDERS

    The following table summarizes information regarding the beneficial ownership of our outstanding common stock as of June 30, 1999 for

    - each person or group that we know owns more than 5% of the common stock,

    - each of our directors,

    - our chief executive officer and four other highest paid executive officers, and

    - all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. The shares listed below assume that all our preferred stock is converted to common stock immediately prior to the offering. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names, and can be reached at our principal offices.

                                                                                     PERCENTAGE OF SHARES OUTSTANDING
                                                                 NUMBER OF SHARES
                                                                   BENEFICIALLY     ----------------------------------
NAME                                                                   OWNED         BEFORE OFFERING   AFTER OFFERING
---------------------------------------------------------------  -----------------  -----------------  ---------------
Warburg, Pincus Ventures, L.P. (a) (b).........................       13,781,806             98.7%             70.1%
Joaquin F. Blaya (c)...........................................          809,080              5.5               4.0
Jose C. Cancela (d)............................................          242,844              1.7               1.2
Steven E. Dawson (d)...........................................          248,644              1.8               1.2
Blaine R. Decker (e)...........................................           89,404                *                 *
Andrew C. Goldman (f)..........................................          291,317              2.0               1.5
Sidney Lapidus (a) (b).........................................                0               --                --
John D. Santoleri (a) (b)......................................                0               --                --

All Directors and Executive Officers as a Group (g) (10
  persons).....................................................       15,463,095             99.8              73.0

------------------------

*   Less than 1%.

(a) The business address for such person is 466 Lexington Avenue, New York, New York 10017.

(b) The sole general partner of Warburg, Pincus Ventures is Warburg, Pincus & Co. ("WP"), a New York general partnership. E. M. Warburg, Pincus & Co., LLC ("Warburg") manages Warburg, Pincus Ventures. The members of Warburg are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of Warburg and may be deemed to control both entities. Mr. Lapidus and Mr. Santoleri are each Managing Directors and members of Warburg and general partners of WP. As such, Mr. Lapidus and Mr. Santoleri may each be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by Warburg, Pincus Ventures.

(c) Includes 725,035 shares issuable upon exercise of options that are currently exercisable or exercisable within sixty days of this prospectus.

(d) Includes 229,400 shares issuable upon exercise of options that are currently exercisable or exercisable within sixty days of this prospectus.

(e) Consists of 89,404 shares issuable upon exercise of options that are currently exercisable or exercisable within sixty days of this prospectus.

(f) Includes 255,437 shares issuable upon exercise of options that are currently exercisable or exercisable within sixty days of this prospectus.

(g) Includes 1,528,676 shares issuable upon exercise of options that are currently exercisable or exercisable within sixty days of this prospectus.

                              CERTAIN TRANSACTIONS

PURCHASE OF RADIO STATION KXYZ(AM); TRANSACTIONS INVOLVING BLAYA, INC.

    Blaya, Inc., a Delaware corporation, was formed in October 1997 to facilitate the purchase of radio station KXYZ(AM) located in Houston, Texas. Upon such formation, we acquired 499 shares of Blaya, Inc.'s common stock (which represented a 49.9% interest in Blaya, Inc.) and Joaquin F. Blaya acquired 501 shares of Blaya, Inc.'s common stock (which represented a 50.1% interest in Blaya, Inc.). On December 24, 1997, Blaya, Inc. entered into an asset purchase agreement with 13 Radio to acquire substantially all of the assets necessary to operate KXYZ for a cash purchase price of $6.4 million. In connection with the purchase, we advanced $1,016,590 to Blaya, Inc.

    On March 6, 1998, we acquired 800 shares of Blaya, Inc.'s Class B common stock, representing 49.9% of the voting rights and 80% of the economic ownership rights in Blaya, Inc., in exchange for its 499 shares of Blaya, Inc.'s common stock and $640,000. On the same day, we loaned Mr. Blaya $160,000 in exchange for a 10 year 9% promissory note. These proceeds were used by Mr. Blaya (together with the surrender of 501 shares of Blaya, Inc.'s common stock then held by him) to acquire 200 shares of Blaya, Inc.'s Class A common stock, representing 50.1% of the voting rights and 20% of the ownership rights in Blaya, Inc.

    On March 10, 1998, we loaned $5.7 million to Blaya, Inc. in exchange for a promissory note. The proceeds were used to complete the asset purchase agreement with 13 Radio and to pay related closing costs. The promissory note bore interest at 9%, compounded quarterly and payable annually, and was secured by substantially all of the assets of Blaya, Inc.

    On September 11, 1998, we purchased all of Mr. Blaya's interest in Blaya, Inc. for $160,000 and Mr. Blaya repaid the $160,000, plus interest, he owed to us pursuant to the 10 year 9% promissory note. Effective September 11, 1998, the $5.7 million promissory note was cancelled by us and accounted for as a contribution to Blaya, Inc.'s capital.

    The purchase of the radio station was structured to have Mr. Blaya make the acquisition since we believed the seller would be receptive to consummating the transaction in this fashion. We provided the funds to Mr. Blaya to make the acquisition and retained 80% of the economic interests. When we sold our senior discount notes in 1998, the placement agents required us to purchase Mr. Blaya's interest and obtain sole voting and economic interests in the station. Mr. Blaya did not realize any gain or profit from these transactions.

INITIAL INVESTMENTS IN RADIO UNICA; AGREEMENTS AMONG STOCKHOLDERS


    On August 11, 1997, Warburg, Pincus Ventures, Joaquin F. Blaya, Herbert M. Levin, Andrew C. Goldman, and other investors, entered into a securities purchase agreement with us pursuant to which they purchased an aggregate of 6,510,000 shares of our common stock and 207,900 shares of our preferred stock. The investors had the option to acquire additional preferred and common stock. Pursuant to this option, an additional 143,092 shares of preferred stock and an additional 4,480,662 shares of common stock were issued.

    Set forth below is a table listing each securities transaction with us since August 11, 1997 in which a director or executive officer of Radio Unica, a nominee for election as director, a security holder known by us to own 5% or more of any class of our voting securities or any member of the immediate family of any of the foregoing was a party:

                                                              COMMON    PURCHASE PRICE OF   PREFERRED   PURCHASE PRICE OF
PERSON                   RELATIONSHIP              DATE       STOCK       COMMON STOCK        STOCK      PREFERRED STOCK
-----------------------  ----------------------  ---------  ----------  -----------------  -----------  -----------------
Warburg, Pincus
Ventures                 5% Security Holder        8/12/97     310,000     $    10,000          9,900     $     990,000
                                                  10/24/97     310,000     $    10,000          9,900     $     990,000
                                                   11/7/97     852,500     $    27,500         27,225     $   2,722,500
                                                    1/5/98   4,650,000     $   150,000        148,500     $  14,850,000
                                                   4/17/98      86,962     $     2,805          2,777     $     277,718
                                                   6/30/98   4,724,060     $   152,389        150,865     $  15,086,515
                                                            ----------        --------     -----------  -----------------
                                         Total:             10,933,522     $   352,694        349,167     $  34,916,733

Joaquin F. Blaya         Executive Officer         4/17/98      12,581     $       406         401.78     $      40,178
Andrew C. Goldman        Executive Officer         4/17/98       5,628     $       182         179.74     $      17,974
Steven E. Dawson         Executive Officer        12/15/98      15,500     $       500         495.00     $      49,500
Jose C. Cancela          Executive Officer         1/22/99      10,850     $       350         346.50     $      34,650
Herbert Levin            Executive Officer(2)      4/17/98      12,581     $       406         401.78     $      40,178


PERSON                      VALUE(1)
-----------------------  --------------
Warburg, Pincus
Ventures

                         --------------
                         $  206,727,105
Joaquin F. Blaya         $      237,375
Andrew C. Goldman               106,185
Steven E. Dawson                288,645
Jose C. Cancela                 201,660
Herbert Levin                         0


------------------------------

(1) This value is based on $15.00, the assumed initial offering price.

(2) Mr. Levin resigned from his position as chief operating officer, president and director in August 1998 and his stock was cancelled.

    The purchase price for all the common stock was $0.03 per share and the purchase price for all the preferred stock was $100 per share. The investors had the option to acquire additional preferred and common stock.

    Holders of our preferred stock are entitled to receive cumulative dividends at the rate of 10% per annum, if declared. Each share of preferred stock is entitled to ten votes per share on all matters upon which our common stockholders are entitled to vote. The preferred stock has a redemption price and liquidation value of $100 per share, together with accrued and unpaid dividends. At the option of the holders of our preferred stock, the preferred stock must be redeemed by us upon the occurrence of:

    - a change in control;

    - an initial public offering; or

    - August 6, 2007.

    Upon an initial public offering, the underwriters may require that the preferred stock be exchanged (and not redeemed) for a number of shares of common stock equal to the liquidation value divided by $15.00, which is the midpoint of the proposed public offering price range of $14.00 to $16.00 per share, less the underwriter's discount. In the event of any liquidation, dissolution or winding up of our affairs, holders of preferred stock will be paid the liquidation value plus all accrued dividends before any payment is made to our other stockholders. As part of this offering, all of our outstanding shares of preferred stock will be exchanged for an aggregate of 2,885,072 unregistered shares of common stock, which, based on the assumed initial public offering price, have a value of $43,276,080. All the common stock issued in this exchange will not be registered under the Securities Act.

    The securities purchase agreement contains our obligations to provide information to the investors and to obtain their approval for various actions and provides various rights to the investors. Except as to the registration rights and indemnities contained in this agreement, it will be terminated upon the exchange of all of our preferred stock for common stock. A related stockholder agreement entered into among all our stockholders will be terminated on the date of this offering.

LOANS TO RADIO UNICA

    On July 15, 1997, Joaquin F. Blaya, Herbert M. Levin and Andrew C. Goldman, each an executive officer of Radio Unica at that time, and Barrett Alley, a stockholder, loaned us an aggregate of $100,000. The loan was due upon demand and bore interest at a rate of 9% per annum. In April 1998, we fully repaid the loan by issuing Messrs. Blaya, Levin, Goldman and Alley 12,580, 12,580, 5,627 and 2,317 shares of our common stock, respectively, and 401.7816, 401.7816,
179.7444 and 74.0124 shares of our preferred stock, respectively. As part of the termination of Mr. Levin's employment with us, all of his stock has been cancelled.

    On July 24, 1997, Warburg, Pincus Ventures loaned us $265,000. The loan was due upon demand and bore interest at a rate of 8% per annum. The funds from the loan were used to pay a deposit to Univision Network Limited Partnership pursuant to a radio broadcasting rights agreement, dated as of July 30, 1997, entered into by and between Univision and us for the exclusive Spanish-language radio broadcast rights in the United States for the 1998 World Cup. Warburg, Pincus Ventures also arranged for the issuance of a letter of credit in the amount of $2,385,000 to Univision on our behalf to secure our payments under this agreement. In April 1998, we fully repaid the loan by issuing Warburg, Pincus Ventures 86,962 shares of common stock and 2,777.1788 shares of preferred stock. On July 9, 1998, the original letter of credit was replaced by a letter of credit issued by Canadian Imperial Bank of Commerce for the remaining amount of $795,000.

    On April 3, April 27, May 19 and June 16, 1998, Warburg, Pincus Ventures loaned us $5,000,000, $11,000,000, $5,000,000 and $795,000 in exchange for promissory notes. The funds from the promissory notes were primarily used to finance the acquisition of KIQI from Oro and the acquisition of WNMA from One-on-One. Each of the promissory notes was due upon demand and bore interest at the rate of 10% per annum. On June 30, 1998, we repaid $15,000,000 of the promissory notes plus accrued interest by issuing Warburg, Pincus Ventures 4,724,090 shares of common stock and 150,865.1507 shares of preferred stock. The remaining $6,795,000 due under the promissory notes was repaid in July 1998 from amounts borrowed under our credit facility.

    The preferred stock issued in all these transactions was from the same series as the preferred stock issued by us in 1997. See "-- Initial Investments in Radio Unica; Agreements Among Shareholders." The common stock was issued at $0.03 per share and the preferred stock was issued at $100 per share. When the preferred stock is exchanged for common stock as part of this offering, based on $15.00, which is the assumed initial public offering price, the unregistered common stock (including the common stock received on exchange for the preferred stock) received as a result of loans to us described in this section by Messrs. Blaya and Goldman and by Warburg, Pincus Ventures will have a value of $237,375, $106,185 and $90,413,175, respectively.

                          DESCRIPTION OF CAPITAL STOCK

    The following summarizes important provisions of our capital stock and our certificate of incorporation and bylaws, each of which will be in effect prior to the closing of this offering. This summary is not complete, and is qualified by our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

    Our authorized capital stock consists of 40,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

COMMON STOCK

    As of June 30, 1999, there were 11,081,924 shares of common stock outstanding and held of record by seven stockholders.

    Holders of common stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of common stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all the directors. Subject to the terms of any outstanding series of preferred stock and to the terms of our credit facility, the holders of common stock are entitled to dividends in amounts and at times as may be declared by the Board of Directors out of funds legally available for distribution. Upon liquidation or dissolution, holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of preferred stock. Holders of common stock have no redemption, conversion or preemptive rights.

PREFERRED STOCK

    Concurrently with this offering, all our issued and outstanding shares of preferred stock will be exchanged for common stock. The Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, may have the effect of delaying, deferring or preventing a change in control of Radio Unica, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of and the voting and other rights of the holders of the common stock. We have no present plans to issue shares of preferred stock.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER PROVISIONS

    Provisions of our certificate of incorporation are intended to enhance continuity and stability in our Board of Directors and in our policies, but might have the effect of delaying or preventing a change in control of Radio Unica and may make more difficult the removal of incumbent management even if the transactions could be beneficial to the interests of stockholders. A summary description of these provisions follows:

    CHANGE IN CONTROL. We are subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

    The provisions of Section 203, together with the ability of our Board of Directors to issue preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in control of our company. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if this event would be favorable to the interests of stockholders. Our stockholders, by adopting an amendment to the certificate of incorporation or bylaws, may elect not to be governed by Section 203 effective 12 months after adoption. Neither our certificate of incorporation nor bylaws currently exclude us from the restrictions imposed by Section 203.

    AUTHORITY TO ISSUE PREFERRED STOCK. The certificate of incorporation authorizes the Board, without stockholder approval, to establish and to issue shares of one or more series of preferred stock, each series having the voting rights, dividend rates, liquidation, redemption, conversion and other rights as may be fixed by the Board.

    LIMITATION OF DIRECTOR LIABILITY. Section 102(b)(7) of the DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of directors to the company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 102(b). Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to us or our stockholders,

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

    - for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or

    - for any transaction from which the director derived an improper personal benefit.

    INDEMNIFICATION. To the maximum extent permitted by law, our certificate of incorporation and bylaws provide for mandatory indemnification of directors and permit indemnification of our officers, employees and agents against all expense, liability and loss to which they may become subject or which they may incur as a result of being or having been our director, officer, employee or agent. In addition, we may advance or reimburse directors, officers, employees and agents for expenses incurred by them as a result of indemnifiable claims.

REGISTRATION RIGHTS

    Warburg, Pincus Ventures has been granted registration rights by us pursuant to which Warburg, Pincus Ventures may require us, from time to time after the expiration of 180 days from this offering, to register for sale to the public under the Securities Act any shares of common stock owned by them. In addition, Warburg, Pincus Ventures and other stockholders owning an aggregate of 13,966,996 shares have piggyback registration rights that allow them to include their shares of common stock in registration statements initiated by us. These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in a registration statement.

TRANSFER AGENT

    The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

                          DESCRIPTION OF INDEBTEDNESS

BANK CREDIT FACILITY

    On July 8, 1998, Radio Unica entered into a credit facility providing for up to $20 million of availability. The credit facility matures on September 30, 2002. Amounts outstanding under the credit facility bear interest at a rate of the higher of the lender's prime rate plus 1.25% or LIBOR plus 2.50%. Our obligations under the credit facility have been guaranteed by all of our subsidiaries and have been secured by first liens on all of our present and future assets and a pledge of the stock of all of our wholly-owned subsidiaries. We pay a commitment fee of 0.50% per annum on the aggregate unused portion of the credit facility.

    The credit facility contains financial and operational covenants and other restrictions with which we must comply, including, among others, requirements to maintain minimum loan-to-value and leverage ratios, and limitations on the following:

    - indebtedness

    - guarantees

    - liens

    - negative pledges

    - sales and leasebacks

    - mergers, acquisitions and dispositions

    - consummate certain asset sales

    - transactions with affiliates

    - dividends

    - investments

    - changes in business lines

    - amendments of material agreements

    The credit facility contains events of default, including payment defaults and default in the performance of other covenants, breach of representations or warranties, cross-default to other indebtedness, bankruptcy or ERISA defaults, the entry of judgments against us, and any security interest or guarantee ceases to be in effect. The credit facility also provides that an event of default will occur upon the occurrence of a change of control. In connection with this offering, we have obtained a waiver from the lenders under the credit facility with respect to our obligations under the credit facility not to issue shares of common stock.

SENIOR DISCOUNT NOTES

    On July 27, 1998, we sold $158,088,000 aggregate principal amount at maturity of 11 3/4% senior discount notes due August 1, 2006. Cash interest on these notes will not accrue or be payable prior to August 1, 2002. From August 1, 2002, cash interest will accrue at a rate of 11 3/4% per annum on the principal amount at maturity of the notes through and including the maturity date and will be payable semi-annually on August 1 and February 1 of each year. In connection with the sale of these notes, we received net proceeds of approximately $94.4 million after deducting issuance expenses of approximately $5.6 million.

    The notes are general senior unsecured obligations and rank equally in right of payment with all our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to any of our subordinated indebtedness. The notes are guaranteed by our subsidiaries. The notes are redeemable at any time and from time to time at our option, in whole or in part on or after August 1, 2002, plus accrued and unpaid interest.

    In addition, on or prior to August 1, 2001, we may redeem, at our option, up to 35% of the aggregate principal amount at maturity of the notes with the net proceeds of one or more equity offerings, at 111.75% of the accreted value thereof, as long as notes representing at least $65.0 million of the aggregate initial accreted value of the notes originally issued remain outstanding after each redemption and that the redemption occurs within 90 days of the closing of any equity offering.

    Upon a change of control, we are required to offer to repurchase the notes at a purchase price equal to (a) 101% of the accreted value thereof, if the purchase date is on or prior to August 1, 2002, or (b) 101% of the principal amount at maturity thereof, plus accrued and unpaid interest thereon, if any, to the purchase date, if such date is after August 1, 2002.

    The notes restrict, among other things, our ability to:

    - incur additional indebtedness

    - pay dividends or make other restricted payments

    - consummate certain asset sales

    - create liens on assets

    - enter into transactions with affiliates

    - make investments, loans or advances

    - enter into sale and lease-back transactions

    - consolidate or merge with or into any other person

    - convey, transfer or lease all or substantially all of our assets

    - change our business

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has not been any public market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock. Nevertheless, sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

    Upon the closing of this offering, we will have an aggregate of 19,666,996 shares of our common stock outstanding, assuming no exercise of outstanding options. All of the 5,700,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below. Shares of common stock purchased by our affiliates will be "restricted securities" under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act. Warburg, Pincus Ventures and other stockholders have registration rights that allow them to initiate a registration statement or to include their shares of common stock in a registration statement filed by us. The number of shares to be sold in the public market could increase if such rights are exercised. See "Description of Capital Stock-Registration Rights."

LOCK-UP AGREEMENTS

    Prior to the closing of this offering, all of our officers, directors and securityholders will have signed agreements under which they may not, for a period of 180 days after the date of this prospectus, directly or indirectly transfer or dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock. The shares could be available for resale immediately upon the expiration of the 180-day period if they are available for resale under Rule 144. Transfers or dispositions can be made sooner with the prior written consent of Salomon Smith Barney Inc.

RULE 144

    In general, under Rule 144, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

    - 1% of the number of shares of common stock then outstanding, which will equal approximately 196,670 shares after the closing of this offering; or

    - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 also are subject to manner-of-sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

    Under paragraph (k) of Rule 144, persons who are not our affiliate at any time during the 90 days preceding a sale and who have beneficially owned the shares proposed to be sold for at least two years are entitled to sell such shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. The two-year holding period includes the holding period of any prior owner who is not our affiliate. Therefore, unless otherwise restricted, shares covered by Rule 144(k) may be sold immediately upon the closing of this offering.

RULE 701

    In general, under Rule 701, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with other restrictions, including the holding period, contained in Rule 144.

STOCK OPTIONS

    As of the date of this prospectus, options to purchase a total of 2,867,152 shares of common stock are outstanding, of which options to purchase 1,126,242 shares are currently exercisable. Of the options to purchase 1,740,910 shares of common stock that are not currently exercisable, options to purchase 1,127,411 shares of common stock shall immediately vest and become exercisable upon the closing of this offering. Upon the closing of this offering, we intend to file a registration statement to register for resale the shares of common stock reserved for issuance under the stock option plan. That registration statement will automatically become effective upon filing. Upon the expiration of the lock-up agreements described above, at least 2,570,355 shares of common stock will be subject to vested options. Accordingly, shares issued upon the exercise of stock options granted under the stock option plan, which are being registered under that registration statement, will, giving effect to vesting provisions and in accordance with Rule 144 volume limitations applicable to our affiliates, be eligible for resale in the public market from time to time immediately after the lock-up agreements referred to above expire.

                                  UNDERWRITING

    Radio Unica and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Each underwriter named below has separately agreed to purchase the number of shares listed next to its name in the following table:

NAME                                                                         NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Salomon Smith Barney Inc...................................................
Bear, Stearns & Co. Inc....................................................
Donaldson, Lufkin & Jenrette ..............................................
CIBC World Markets.........................................................
                                                                             -----------------
    Total..................................................................       5,700,000
                                                                             -----------------
                                                                             -----------------

The underwriters expect to deliver the shares to purchasers on or about
          , 1999.

    If the underwriters sell more than 5,700,000 shares, the underwriters have an option to buy up to 855,000 additional shares from Warburg, Pincus Ventures, L.P., at the public offering price less the underwriting discount to cover these sales. The underwriters may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will separately purchase shares in approximately the same proportion as set forth in the table above.

    Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from
the public offering price of up to $   per share. Any of these securities
dealers may resell any shares to other brokers or dealers at a discount from the
public offering price of up to $    . If all the shares are not sold at the
public offering price, the underwriters may change the offering price and the other selling terms.

    Radio Unica, its officers and directors and the principal stockholders of Radio Unica have agreed that, for a period of 180 days from the date of this prospectus, they will not dispose of any shares of common stock of Radio Unica or any securities convertible into or exchangeable for common stock. Salomon Smith Barney Inc. in its sole discretion may waive this restriction at any time without notice.

    At our request underwriters have reserved up to 5% of the shares for sale at the initial public offering price to persons who are directors, officers or employees of Radio Unica, or who are otherwise associated with us and our affiliates, and who have advised us of their desire to purchase shares. The number of shares available for sale to the general public will be reduced to the extent of sales of these shares to any of the persons for whom they have been reserved. Any shares not purchased by these persons will be offered by the underwriters to the general public on the same basis as all other shares. We have agreed to indemnify these underwriters for liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of these reserved shares.

    Prior to this offering, there has been no market for the shares. Consequently, the public offering price for the shares was determined by negotiations among Radio Unica, Warburg, Pincus Ventures, L.P., and the underwriters. Among the factors considered in determining the public offering price were:

    - Radio Unica's results of operations

    - our current financial condition

    - our future prospects

    - our markets

    - the economic conditions in and future prospects for the industry in which Radio Unica competes

    - our management

    - currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to Radio Unica

    The prices at which the shares will sell in the public market after this offering may be lower than the price at which they are sold by the underwriters. An active trading market in the common stock may not develop and continue after this offering.

    Radio Unica has applied to have the common stock included for quotation on the Nasdaq National Market under the symbol "UNCA".

    The following table shows the underwriting discounts and commissions to be paid to the underwriters by Radio Unica and, if the underwriters' option to purchase additional shares is exercised, by Warburg, Pincus Ventures, L.P., in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                                                                 PAID BY WARBURG, PINCUS
                                                                  PAID BY RADIO UNICA                 VENTURES, L.P.
                                                             ------------------------------  --------------------------------
                                                              NO EXERCISE    FULL EXERCISE     NO EXERCISE     FULL EXERCISE
                                                             -------------  ---------------  ---------------  ---------------
Per Share..................................................    $               $                $       0        $
Total......................................................    $               $                $       0        $

    In connection with this offering, the underwriters may purchase and sell shares in the open market. These transactions may include short sales, purchases to cover short sales and stabilizing transactions. Short sales involve the sale of a greater number of shares than the underwriters are required to purchase in the offering. Purchases to cover short sales involve purchases of shares in the open market after the offering has been completed. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the other underwriters have repurchased shares sold by or for the account of the underwriter in stabilizing or short covering transactions.

    Any of these activities may cause the price of the shares to be higher than the price that otherwise would exist in the open market in the absence of these activities. These activities may be effected on the Nasdaq National Market or in the over-the-counter market, or otherwise, and, if commenced, may be discontinued at any time.

    Bear, Stearns & Co. Inc. and an affiliate of CIBC World Markets have performed investment banking and advisory services for Radio Unica from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for Radio Unica in the ordinary course of their business.

    Under NASD rules, if more than 10% of the net proceeds of a public offering of equity securities are to be paid to members of the NASD that are participating in the offering, or to their affiliated or associated persons, the price of the equity securities distributed to the public must be no higher than that recommended by an underwriter, who is a "qualified independent underwriter," under NASD rules. An affiliate of CIBC World Markets is the lender under our credit facility and will receive prepayment of amounts outstanding under this facility from the net proceeds of this offering that are, in the aggregate, more than 10% of the net proceeds of this offering. Accordingly, Salomon Smith Barney Inc. will act as a qualified independent underwriter in connection with this offering. Salomon Smith Barney Inc., in its role as qualified independent underwriter, has performed due diligence investigations and reviewed and participated in the preparation of this prospectus and the registration statement of which this prospectus forms a part. Salomon Smith Barney Inc. will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. The price of the shares sold to the public will be no higher than that recommended by Salomon Smith Barney Inc.

    Radio Unica and Warburg, Pincus Ventures, L.P., have agreed to indemnify the underwriters for liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of these liabilities.

    This prospectus is not, under any circumstances, to be construed as an advertisement or a public offering of the common stock in Canada or in any province or territory of Canada. Any offer or sale of common stock in Canada may only be made pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which the offer or sale is made.

                                 LEGAL OPINIONS

    The validity of the shares of common stock offered by this prospectus will be passed upon for us by Stroock & Stroock & Lavan LLP, New York, New York, and for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

    Ernst & Young LLP, independent certified public accountants, have audited our consolidated financial statements and schedules at December 31, 1998 and 1997, and for each of the two years in the period ended December 31, 1998, and for the period from September 12, 1996 (inception) through December 31, 1996, as set forth in their report. We have included our financial statements and schedules in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent certified public accountants, have audited 13 Radio Corporation's financial statements for each of the two years in the period ended December 31, 1997, as set forth in their report. We have included 13 Radio Corporation's financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Miller Kaplan Arase & Co., LLP, independent certified public accountants, have audited Oro Spanish Broadcasting, Inc's financial statements at August 31, 1997 and 1996, and for each of the two years in the period ended August 31, 1997, as set forth in their report. We have included Oro Spanish Broadcasting, Inc's statements in the prospectus and elsewhere in the registration statement in reliance on Miller Kaplan Arase & Co., LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules and amendments thereto) under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer to the registration statement and the exhibits to such registration statement for further information with respect to us and the shares of common stock to be sold in this offering. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and in each instance we refer you to the copy of that contract, agreement or other document filed as an exhibit to the registration statement; each such statement is deemed qualified in all respects by such reference.

    You may read and copy all or any portion of the registration statement or any other information we file at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W.,

Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13(th)Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC, including the registration statement, are also available to you on the SEC's Web site (http://www.sec.gov).

    As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act, and, in accordance with those requirements, we will file periodic reports, proxy statements and other information with the SEC.

    We intend to furnish our stockholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
RADIO UNICA COMMUNICATIONS CORP.
Report of Independent Certified Public Accountants.........................................................        F-2
Consolidated Balance Sheets................................................................................        F-3
Consolidated Statements of Operations......................................................................        F-4
Consolidated Statements of Changes in Series A Redeemable Cumulative Preferred Stock and Stockholders'
  (Deficit) Equity.........................................................................................        F-5
Consolidated Statements of Cash Flows......................................................................        F-6
Notes to Consolidated Financial Statements.................................................................        F-7
Consolidated Balance Sheet (Unaudited).....................................................................       F-23
Consolidated Statements of Operations (Unaudited)..........................................................       F-24
Consolidated Statements of Cash Flows (Unaudited)..........................................................       F-25
Notes to Consolidated Financial Statements (Unaudited).....................................................       F-26

13 RADIO CORPORATION
Report of Independent Certified Public Accountants.........................................................       F-30
Statements of Operations and Accumulated Deficit...........................................................       F-31
Statements of Cash Flows...................................................................................       F-32
Notes to Consolidated Financial Statements.................................................................       F-33

ORO SPANISH BROADCASTING, INC.
Independent Auditors' Report...............................................................................       F-37
Independent Accountants' Report............................................................................       F-38
Balance Sheets.............................................................................................       F-39
Statements of Operations and Accumulated Deficit...........................................................       F-40
Statements of Cash Flows...................................................................................       F-41
Notes to Financial Statements..............................................................................       F-42

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders

Radio Unica Communications Corp.

    We have audited the accompanying consolidated balance sheets of Radio Unica Communications Corp. and subsidiaries (formerly Radio Unica Holdings Corp.) as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in Series A redeemable cumulative preferred stock and stockholders' (deficit) equity and cash flows for the period from September 12, 1996 (inception) through December 31, 1996 and for each of the two years in the period ended December 31, 1998. Our audits also included the financial statement schedules listed in the Index of Item 16(b). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Radio Unica Communications Corp. and subsidiaries as of December 31, 1997 and 1998, and the consolidated results of their operations and their cash flows for the period from September 12, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Miami, Florida
February 24, 1999, except for the
second paragraph of Note 2, as
to which the date is September 16, 1999

                        RADIO UNICA COMMUNICATIONS CORP.

                          CONSOLIDATED BALANCE SHEETS

                                                                                             DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1997           1998
                                                                                     ------------  --------------
                                                     ASSETS
Current assets:
  Cash and cash equivalents........................................................  $  1,126,862  $   38,894,144
  Restricted cash..................................................................            --      12,600,000
  Accounts receivable, net of allowance for doubtful accounts of $116,031..........            --       1,232,402
  Prepaid expenses.................................................................       554,000       5,012,001
  Radio broadcasting rights........................................................     2,650,000              --
                                                                                     ------------  --------------
Total current assets...............................................................     4,330,862      57,738,547

  Property and equipment, net......................................................     1,221,995      11,769,654
  Broadcast licenses, net of accumulated amortization of $752,775..................            --      43,729,708
  Other intangible assets, net.....................................................            --       9,894,522
  Investments and advances to equity investee......................................     1,016,590              --
  Other assets.....................................................................       108,641         371,011
                                                                                     ------------  --------------
                                                                                     $  6,678,088  $  123,503,442
                                                                                     ------------  --------------
                                                                                     ------------  --------------

                                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable.................................................................  $    354,120  $      922,064
  Accrued expenses.................................................................       179,549       3,199,347
  Radio broadcasting rights obligation.............................................     2,385,000              --
  Notes payable....................................................................       365,000         750,000
                                                                                     ------------  --------------
Total current liabilities..........................................................     3,283,669       4,871,411

Deferred taxes.....................................................................            --       1,641,990
Senior discount notes..............................................................            --     105,029,128

Commitments and contingencies

Series A redeemable cumulative preferred stock $.01 par value; 450,000 shares authorized; 51,975 and 353,560 issued and outstanding at December 31, 1997 and
  1998, respectively...............................................................     5,316,990      38,266,437

Stockholders' deficit:
  Common stock $.01 par value; 40,000,000 shares authorized; 1,627,500 shares and
    11,071,074 shares issued and outstanding at December 31, 1997 and 1998,
    respectively...................................................................        16,275         110,711
  Capital deficiency...............................................................       (83,265)     (2,724,178)
  Accumulated deficit..............................................................    (1,855,581)    (23,692,057)
                                                                                     ------------  --------------
Total stockholders' deficit........................................................    (1,922,571)    (26,305,524)
                                                                                     ------------  --------------
                                                                                     $  6,678,088  $  123,503,442
                                                                                     ------------  --------------
                                                                                     ------------  --------------

   The accompanying notes are an integral part of these financial statements.

                        RADIO UNICA COMMUNICATIONS CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   FOR THE PERIOD
                                                                        FROM
                                                                 SEPTEMBER 12, 1996
                                                                    (INCEPTION)              FOR THE YEAR
                                                                      THROUGH             ENDED DECEMBER 31,
                                                                    DECEMBER 31,     -----------------------------
                                                                        1996             1997            1998
                                                                 ------------------  -------------  --------------
Net revenue....................................................     $         --     $          --  $    8,218,043

Operating expenses:
  Direct operating expenses....................................               --                --       1,852,832
  Selling, general and administrative expenses.................               --            31,124      10,064,219
  Network expenses.............................................               --           812,654      11,812,105
  Corporate expenses...........................................           40,000           959,038       2,771,207
  Depreciation and amortization................................               --                --       1,696,376
                                                                        --------     -------------  --------------
                                                                          40,000         1,802,816      28,196,739
                                                                        --------     -------------  --------------
Loss from operations...........................................          (40,000)       (1,802,816)    (19,978,696)

Other income (expense):
  Interest expense.............................................               --           (12,765)     (6,038,483)
  Interest income..............................................               --                --       1,748,825
  Equity in loss of equity investee............................               --                --         (14,867)
                                                                        --------     -------------  --------------
                                                                              --           (12,765)     (4,304,525)
                                                                        --------     -------------  --------------
Loss before income taxes.......................................          (40,000)       (1,815,581)    (24,283,221)
Income tax benefit.............................................               --                --       2,446,745
                                                                        --------     -------------  --------------
Net loss.......................................................          (40,000)       (1,815,581)    (21,836,476)
Accrued dividends on Series A redeemable cumulative preferred
  stock........................................................               --           119,490       2,850,608
                                                                        --------     -------------  --------------
Net loss applicable to common stockholders.....................     $    (40,000)    $  (1,935,071) $  (24,687,084)
                                                                        --------     -------------  --------------
                                                                        --------     -------------  --------------
Net loss per common share applicable to common
  stockholders--basic and diluted..............................     $      (0.04)    $       (1.15) $        (2.86)
                                                                        --------     -------------  --------------
                                                                        --------     -------------  --------------
Weighted average common shares outstanding--
  basic and diluted                                                      930,000         1,684,540       8,636,882
                                                                        --------     -------------  --------------
                                                                        --------     -------------  --------------

   The accompanying notes are an integral part of these financial statements.

                        RADIO UNICA COMMUNICATIONS CORP.

                       CONSOLIDATED STATEMENTS OF CHANGES

               IN SERIES A REDEEMABLE CUMULATIVE PREFERRED STOCK

                       AND STOCKHOLDERS' (DEFICIT) EQUITY

                                               SERIES A
                                              REDEEMABLE
                                              CUMULATIVE                              ADDITIONAL
                                            PREFERRED STOCK         COMMON STOCK        PAID-IN
                                         ---------------------  --------------------    CAPITAL    ACCUMULATED
                                          SHARES      AMOUNT     SHARES     AMOUNT    (DEFICIENCY)   DEFICIT        TOTAL
                                         ---------  ----------  ---------  ---------  -----------  ------------  -----------
Balance at September 12, 1996..........         --  $       --             $      --   $      --    $       --   $        --

Issuance of common stock...............         --          --    930,000      9,300      35,700            --        45,000
Net loss...............................         --          --         --         --          --       (40,000)      (40,000)
                                         ---------  ----------  ---------  ---------  -----------  ------------  -----------
Balance at December 31, 1996...........         --          --    930,000      9,300      35,700       (40,000)        5,000

Issuance of common stock...............         --          --  2,170,000     21,700     433,300            --       455,000

Conversion of Predecessor Company
  common stock to Series A redeemable
  cumulative preferred stock and common
  stock................................      4,950     495,000  (2,945,000)   (29,450)   (465,550)          --      (495,000)
Issuance of Series A redeemable
  cumulative preferred stock and common
  stock................................     47,025   4,702,500  1,472,500     14,725      32,775            --        47,500

Accrued dividends in arrears on Series
  A redeemable cumulative preferred
  stock................................         --     119,490         --         --    (119,490)           --      (119,490)

Net loss...............................         --          --         --         --          --    (1,815,581)   (1,815,581)
                                         ---------  ----------  ---------  ---------  -----------  ------------  -----------
Balance at December 31, 1997...........     51,975   5,316,990  1,627,500     16,275     (83,265)   (1,855,581)   (1,922,571)

Issuance of Series A redeemable
  cumulative preferred stock and common
  stock................................    148,500  14,850,000  4,650,000     46,500     103,500            --       150,000

Conversion of notes payable and
  promissory notes payable to
  stockholders to Series A redeemable
  cumulative preferred stock and common
  stock................................    154,700  15,469,965  4,844,130     48,441     107,821            --       156,262

Redemption and cancellation of Series A
  redeemable cumulative preferred stock
  and common stock.....................     (2,110)   (221,126)   (66,056)      (660)     (1,471)           --        (2,131)

Issuance of Series A reedemable
  cumulative preferred stock and common
  stock................................        495      49,500     15,500        155         345            --           500

Stockholder note receivable issued for
  Series A redeemable cumulative
  preferred stock and common stock.....         --     (49,500)        --         --        (500)           --          (500)

Accrued dividends in arrears on Series
  A redeemable cumulative preferred
  stock................................         --   2,850,608         --         --  (2,850,608)           --    (2,850,608)

Net loss...............................         --          --         --         --          --   (21,836,476)  (21,836,476)
                                         ---------  ----------  ---------  ---------  -----------  ------------  -----------
Balance at December 31, 1998...........    353,560  $38,266,437 11,071,074 $ 110,711  ($2,724,178) ($23,692,057) $(26,305,524)
                                         ---------  ----------  ---------  ---------  -----------  ------------  -----------
                                         ---------  ----------  ---------  ---------  -----------  ------------  -----------

   The accompanying notes are an integral part of these financial statements.

                        RADIO UNICA COMMUNICATIONS CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              FOR THE
                                                                            PERIOD FROM
                                                                           SEPTEMBER 12,
                                                                               1996
                                                                            (INCEPTION)     FOR THE YEAR ENDED
                                                                              THROUGH          DECEMBER 31,
                                                                           DECEMBER 31,   -----------------------
                                                                               1996          1997        1998
                                                                           -------------  ----------  -----------
OPERATING ACTIVITIES
Net loss.................................................................    $ (40,000)   $(1,815,581) $(21,836,476)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization..........................................           --            --    1,696,376
  Equity in loss of equity investee......................................           --            --       14,867
  Interest on notes payable paid with the issuance of preferred and
    common stock.........................................................           --            --      261,227
  Accretion of interest on senior discount notes.........................           --            --    5,029,128
  Amortization of deferred financing costs...............................           --            --      321,181
  Deferred taxes.........................................................           --            --   (2,446,745)
  Change in assets and liabilities:
    Accounts receivable..................................................           --            --   (1,136,353)
    Prepaid expenses.....................................................           --      (554,000)  (3,433,576)
    Radio broadcasting rights............................................           --    (2,650,000)   1,650,000
    Other assets.........................................................           --      (108,641)    (299,558)
    Accounts payable.....................................................           --       354,120      551,046
    Accrued expenses.....................................................           --       179,549      324,743
    Radio broadcasting rights obligation.................................           --     2,385,000   (2,385,000)
                                                                           -------------  ----------  -----------
Net cash used in operating activities....................................      (40,000)   (2,209,553) (21,689,140)
                                                                           -------------  ----------  -----------

INVESTING ACTIVITIES
Acquisition of property and equipment....................................           --    (1,221,995)  (5,336,309)
Restricted cash-escrow account...........................................           --            --  (12,600,000)
Advances to equity investee..............................................           --    (1,016,590)          --
Repayment of advances to equity investee.................................           --            --    1,016,590
Acquisition of WNMA-AM and WAFN-AM Miami.................................           --            --   (9,167,000)
Acquisition of KIQI-AM San Francisco.....................................           --            --   (6,276,520)
Acquisition of KBLA-AM Los Angeles.......................................           --            --  (21,465,920)
Acquisition of KXYZ-AM Houston...........................................           --            --   (6,500,000)
Covenant not to compete..................................................           --            --     (276,743)
                                                                           -------------  ----------  -----------
Net cash used in investing activities....................................           --    (2,238,585) (60,605,902)
                                                                           -------------  ----------  -----------

FINANCING ACTIVITIES
Proceeds from issuance of senior discount notes, net.....................           --            --   95,535,581
Proceeds from issuance of Series A redeemable cumulative preferred stock
  and common stock.......................................................       45,000     5,205,000   15,000,000
Proceeds from issuance of notes payable to stockholders..................           --       365,000   21,795,000
Repayment on notes payable to stockholders...............................           --            --   (6,795,000)
Repayment on note payable issued in connection with the acquisition of
  KIQI-AM San Francisco..................................................           --            --   (5,250,000)
Redemption and cancellation of preferred stock and common stock..........           --            --     (223,257)
                                                                           -------------  ----------  -----------
Net cash provided by financing activities................................       45,000     5,570,000  120,062,324
                                                                           -------------  ----------  -----------
Net increase in cash and cash equivalents................................        5,000     1,121,862   37,767,282
Cash and cash equivalents at beginning of period.........................           --         5,000    1,126,862
                                                                           -------------  ----------  -----------
Cash and cash equivalents at end of period...............................    $   5,000    $1,126,862  $38,894,144
                                                                           -------------  ----------  -----------
                                                                           -------------  ----------  -----------
Supplemental disclosures of cash flow information:
  Note payable issued in connection with the acquisition of KIQI-AM San
    Francisco............................................................    $      --    $       --  $ 6,000,000
                                                                           -------------  ----------  -----------
                                                                           -------------  ----------  -----------
  Cash paid for interest.................................................    $      --    $       --  $   413,712
                                                                           -------------  ----------  -----------
                                                                           -------------  ----------  -----------

   The accompanying notes are an integral part of these financial statements.

                        RADIO UNICA COMMUNICATIONS CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND PRESENTATION

    Radio Unica Corp., a Florida corporation incorporated on September 12, 1996 ("Old Radio Unica"), was merged into Radio Unica Corp. ("Corp"), a Delaware corporation, on August 7, 1997. As a result of the merger, the investors of Old Radio Unica exchanged all of their common shares in Old Radio Unica for 500 shares of common stock and 4,950 shares of preferred stock of Corp, the surviving corporation. The merger was accounted for as a combination of entities under common control in a manner similar to a pooling.

    Radio Unica Communications Corp. (the "Company") (formerly Radio Unica Holdings Corp.), a Delaware corporation, was incorporated on June 29, 1998, pursuant to which Corp was reorganized and became a wholly owned subsidiary of the Company (the "Reorganization"). The Company has no assets other than the shares of Corp's common stock. In connection with the Reorganization, the holders of Corp's common stock and Series A redeemable cumulative preferred stock exchanged their shares for shares of the Company's common stock and Series A redeemable cumulative preferred stock bearing identical rights and preferences to Corp's then existing common stock and Series A cumulative redeemable preferred stock. The existing shares of Corp's common stock and Series A redeemable cumulative preferred stock were cancelled. Corp subsequently authorized and issued 100 shares par value $0.01 of common stock to the Company. The Reorganization was accounted for as a combination of entities under common control in a manner similar to a pooling.

    The Company was formed for the purpose of producing, broadcasting and distributing Spanish language radio programming in the United States. The Company launched its network on January 5, 1998 and began broadcasting programming to radio broadcast stations that it operates and to affiliated stations in the United States and abroad. Prior to the launch, the Company was a development stage company.

    The Company has entered into Affiliation Agreements ("AFAs") with substantially all of its affiliated radio stations. Pursuant to the AFAs, the Company supplies programming for the affiliated stations which are typically required to carry a minimum of eight hours per day of the Company's network programming. The AFAs typically provide that the Company's programming will include a certain number of minutes per hour of network advertising to be sold by the Company and a certain number of minutes per hour for local advertising to be sold by the station. The terms of the AFAs are generally one to two years, subject to earlier termination under certain circumstances. Some of the AFAs grant the Company a right of first refusal in the event the station owner offers to sell the station.

2. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company accounts for investments in 20% to 50% owned companies and for investments in over 50% owned companies over which the Company does not have control under the equity method of accounting.

PROPOSED SHARE DIVIDEND

    Effective July 6, 1999, the Company changed its name from Radio Unica Holdings Corp. to Radio Unica Communications Corp. Effective July 6, 1999, the Company's Board of Directors approved a

                        RADIO UNICA COMMUNICATIONS CORP.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) share dividend of 370 common shares payable for each common share, subject to consummation of the Company's proposed initial public offering. As a result, all references in the financial statements to number of shares and per shares amounts have been restated to give retroactive recognition to such share dividend. Also on that date, the Company's Board of Directors approved an increase in the authorized common shares from 100,000 common shares to 40,000,000 common shares, and an increase in the authorized preferred shares from 450,000 preferred shares to 5,000,000 preferred shares. Effective September 16, 1999, the Company's Board of Directors rescinded the share dividend of 370 common shares payable for each common share. Also on that date, the Company's Board of Directors approved a share dividend of 310 common shares payable for each common share, subject to consummation of the Company's initial public offering. As a result, all references in the financial statements to number of shares and per share amounts have been restated to give retroactive recognition to such dividend.

CASH EQUIVALENTS

    The Company defines as cash equivalents all highly liquid investments with a maturity of three months or less at the time of purchase.

RESTRICTED CASH

    Restricted cash represents escrow accounts established by the Company in connection with asset purchase agreements or local marketing agreements entered into during the year.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is recorded on a straight-line basis over the estimated useful lives of the related assets, which range from 3 to 30 years. Leasehold improvements are capitalized and amortized over their estimated useful lives or the remaining life of the lease, whichever is shorter. The Company placed a majority of its property and equipment into service on or about December 31, 1997; therefore, there was no depreciation expense recorded for the year ended December 31, 1997 and for the period from September 12, 1996 (inception) through December 31, 1996.

INTANGIBLE ASSETS

    Intangible assets are recorded at cost. Amortization of intangible assets is provided in amounts sufficient to relate the asset cost to operations over the estimated useful lives on a straight-line basis. Intangible assets consist primarily of broadcast licenses, goodwill and other identifiable intangible assets. The estimated useful lives are as follows:

Broadcast licenses................................................  30 years
Goodwill..........................................................  30 years
Other intangibles.................................................  1-5 years

    The Company evaluates periodically the propriety of the carrying amount of intangible assets as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation consists of the projection of undiscounted operating income before depreciation, amortization, nonrecurring

                        RADIO UNICA COMMUNICATIONS CORP.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) charges and interest for each of the Company's radio stations over the remaining amortization periods of the related intangible assets. If such projections indicate that undiscounted operating income is not expected to be adequate to recover the carrying amounts of the related intangible assets, a loss is recognized to the extent the carrying amount of the asset exceeds its fair value. At this time, the Company believes that no impairment of goodwill or other intangible assets has occurred and that no reduction of the estimated useful lives is warranted.

REVENUE RECOGNITION

    Revenue is derived primarily from the sale of commercial announcements to local, national and network advertisers. Revenue is recognized as commercials are broadcast.

ADVERTISING COSTS

    The Company incurs various marketing and promotional costs to add and maintain listenership. These costs are charged to expense as incurred and for the periods ended December 31, 1996, 1997 and 1998 amounted to approximately $1,150, $82,000 and $3.6 million, respectively.

BARTER TRANSACTIONS

    Barter transactions represent advertising time exchanged for promotional items, advertising, supplies, equipment and services. Barter transactions are recorded at the estimated fair value of the goods or services received. Revenues from barter transactions are recognized as income when advertisements are broadcast. Expenses are recognized when goods or services are received. Barter amounts are not significant to the Company's consolidated financial statements.

INCOME TAXES

    The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Prior to August 7, 1997, the Company, with the consent of its shareholders, elected S Corporation treatment for the Company. As a result, the shareholders of the Company were taxed on their proportionate share of the Company's taxable income. Accordingly, no provision or credit for federal income tax amounts has been included in the consolidated financial statements for the period prior to August 7, 1997. On August 7, 1997, upon the merger of Old Radio Unica into Corp, the Company became a C Corporation.

    Deferred tax assets and liabilities are determined based upon differences between the financial statements and income tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized.

ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS

    The Company accounts for the impairment of long-lived assets under the provisions of SFAS No. 121, "Accounting For The Impairment Of Long-Lived Assets". SFAS No. 121 requires impairment losses to be recorded on long-lived assets when indications of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying

                        RADIO UNICA COMMUNICATIONS CORP.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) amounts. If the carrying value of the assets will not be recoverable, as determined based on the undiscounted cash flows estimated, the carrying value of the assets are reduced to fair value. Generally, fair value will be determined using valuation techniques such as expected discounted cash flows or appraisals, as appropriate. The Company has not recorded any impairment losses.

ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value because of their short duration to maturity. The fair value of the long term debt is based on quoted market prices. At December 31, 1998, the fair value of the Senior Discount Notes was $85,367,520.

USE OF ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Accordingly, actual results could differ from those reported.

BUSINESS SEGMENTS

    Pursuant to SFAS No. 131, "Disclosure About Segments of a Business Enterprise and Related Information", the Company is required to report segment information. As the Company only operates in one business segment, no additional reporting is required.

LOSS PER SHARE

    In 1997, the Company retroactively adopted SFAS No. 128, "Earnings Per Share", which replaced the calculations of primary and fully diluted earnings per share (EPS) with basic and diluted EPS. For the period from September 12, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998, there was no difference between the basic and diluted EPS calculations.

    Net loss per common share is calculated using the weighted average number of common shares for the basic EPS presentation, and the weighted average number of common and common equivalent shares for the diluted EPS presentation, outstanding during the respective periods.

3. RADIO BROADCASTING RIGHTS AGREEMENTS

    On July 30, 1997, the Company entered into a Radio Broadcasting Rights Agreement with Univision Network Limited Partnership for the 1998 World Cup Soccer Championship (1998 World Cup). This agreement granted the Company exclusive Spanish-language radio broadcast rights in the United States for the 1998 World Cup. The Company amortized the cost of the Rights Agreement, on a pro-rata basis, as revenue for the 1998 World Cup was earned.

4. ACQUISITIONS

    On January 26, 1998, the Company entered into an asset purchase agreement with One-on-One Sports License of Florida, L.L.C. and One-on-One Sports Radio of Florida L.L.C. to acquire Miami radio stations WNMA-AM and WAFN-AM for a cash purchase price of $9.0 million. Other costs

                        RADIO UNICA COMMUNICATIONS CORP.

4. ACQUISITIONS (CONTINUED)
associated with the transaction were approximately $167,000. On May 13, 1998, after receiving the consent of the Federal Communications Commission (the "FCC") to assign the broadcasting licenses, the Company completed the acquisitions. The Company operated the stations under a Time Brokerage Agreement (also known as local marketing agreements and referred to herein as "LMAs") for a monthly fee of $72,500 from February 1, 1998 to May 13, 1998. Based on current FCC guidelines, the license of either WNMA or WAFN must be relinquished by the Company by October 8, 2002.

    On February 20, 1998, the Company entered into a stock purchase agreement with Oro Spanish Broadcasting, Inc. to acquire San Francisco radio station KIQI-AM for $11.5 million. In connection with this acquisition, the Company entered into a five-year non-compete agreement with the seller for $500,000. Other costs associated with the transactions were approximately $277,000. On April 30, 1998, after receiving the consent of the FCC to transfer the broadcasting license, the Company completed the acquisition of all the common stock of Oro Spanish Broadcasting, Inc. The purchase price was comprised of a $6 million cash payment and a $6 million promissory note. The promissory note bears interest at 8% and is payable monthly. On July 2, 1998 the Company revised certain terms of and paid down $5.25 million against the promissory note. The remaining $750,000 is due on or before October 31, 1999. The Company operated the station under an LMA for a monthly fee of $58,000 from March 2, 1998 to April 30, 1998. Effective February 1999, the Company ceased interest payments on the note. The Company has made a claim to offset certain costs and expenses related to the acquired transmitter site against the balance due. The Company accounted for the acquisition as a purchase and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on appraisals and other estimates of the underlying values.

    On May 20, 1998, the Company entered into an asset purchase agreement to acquire the assets of Los Angeles radio station KBLA-AM from subsidiaries of Sinclair Communications, Inc. for $21 million in cash. Other costs associated with the transaction were approximately $466,000. On July 30, 1998, after receiving the FCC's consent to assign the broadcasting licenses, the Company completed the acquisition.

    On October 27, 1997, the Company obtained 49.9% of the ownership and voting rights of Blaya, Inc., a newly formed company. The remaining ownership interest was held by one of the stockholders of the Company.

    On December 24, 1997, Blaya, Inc. entered into an asset purchase agreement with 13 Radio Corporation ("13 Radio"), a CBS Broadcasting ("CBS") subsidiary, to acquire Houston radio station KXYZ-AM, for a cash purchase price of $6.4 million. In connection with this acquisition, the Company advanced $1,016,590 to Blaya, Inc., which was reflected in investments and advances to equity investee. Also on December 24, 1997, Blaya, Inc. entered into an LMA with 13 Radio effective as of January 5, 1998. The LMA made available to Blaya, Inc. substantially all of the broadcasting time of the station, pending the completion of the acquisition, which was subject to FCC consent. The Company entered into an LMA with Blaya, Inc. for substantially all of the broadcasting time of the station for a fee of $165,000 per quarter. The Company began operating the station under its LMA on January 5, 1998. Blaya, Inc. did not have any operations during 1997.

    On March 6, 1998, Blaya, Inc.'s capital stock was divided into the following two classes: (i) Class A common stock with rights identical to all other shares of Blaya, Inc.'s capital stock except that each share is entitled to cast 4.016 votes and (2) Class B common stock with rights identical to all other shares of Blaya, Inc.'s capital stock except that each share is entitled to cast 1 vote. On March 6, 1998,

                        RADIO UNICA COMMUNICATIONS CORP.

4. ACQUISITIONS (CONTINUED)
the Company acquired 800 shares of Blaya, Inc.'s Class B common stock, representing 49.9% of the voting rights and 80% of the economic ownership rights in Blaya, Inc., in exchange for its 499 shares of common stock in Blaya, Inc. and $640,000. On the same day, the Company loaned Mr. Blaya $160,000 in the form of a 10 year 9% promissory note. These proceeds were used by Mr. Blaya to purchase 200 shares of Blaya, Inc.'s Class A common stock representing 50.1% of the voting rights and 20% of the ownership rights in Blaya, Inc. In connection with this equity investment, the stockholders of Blaya, Inc. entered into a stockholders agreement that provided the Company the right of first refusal if the majority voting stockholder decided to sell any interest in Blaya, Inc.

    On March 10, 1998, the Company entered into a promissory note in the amount of $5.7 million with Blaya, Inc. The proceeds were used to complete the asset purchase agreement with 13 Radio and to pay related closing costs. The promissory note bore interest of 9% compounded quarterly and was payable annually. The entire principal amount outstanding under the promissory note was due and payable in full on the earliest to occur of (i) the termination of the LMA, (ii) fifteen days following the date when 50% of the voting stock was transferred to any party or substantially all the assets of Blaya, Inc. were sold, or (iii) March 10, 2008. The promissory note was secured by substantially all of the assets of Blaya, Inc.

    On March 11, 1998, Blaya, Inc. completed the acquisition of certain assets of 13 Radio for $6.4 million pursuant to an asset purchase agreement dated December 24, 1997. Other costs associated with the transaction were approximately $100,000.

    On June 10, 1998, the Company entered into a stock purchase agreement with the majority-voting stockholder of Blaya, Inc. to purchase his remaining 50.1% voting rights and 20% ownership interest in Blaya, Inc. (the "Remaining Interest"). On September 11, 1998, the Company completed the acquisition of the Remaining Interest for $160,000 and, accordingly, Blaya, Inc., became a wholly owned subsidiary of the Company and Radio Unica of Houston License Corp., a wholly owned subsidiary of Blaya, Inc., became an indirect, wholly owned subsidiary of the Company. The majority-voting stockholder of Blaya, Inc. repaid the $160,000, plus interest, he owed the Company pursuant to the 10 year 9% promissory note. In addition, the $5.7 million promissory note was cancelled by the Company and accounted for such cancellation as a contribution to Blaya, Inc.'s capital.

    The Company accounted for the acquisition of Blaya, Inc. as a purchase and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on appraisals and other estimates of the underlying values. The operations of Blaya, Inc. are included in the consolidated statement of operations of the Company beginning on September 11, 1998.

    On October 27, 1998, the Company entered into an asset purchase agreement with Children's Broadcasting Corporation to acquire certain assets of New York City area radio stations WWRU-AM and WJDM-AM, Dallas/Ft. Worth radio station KAHZ-AM and Phoenix radio station KIDR-AM for a purchase price of $29.25 million. In connection with this acquisition, the Company entered into a two-year non-compete agreement with the seller for $750,000. Pursuant to this agreement, the Company established escrow accounts totaling $10 million. The Company operated these stations under an LMA for a monthly fee of $200,000 until the transaction closed. An advanced payment of $2.5 million was made to Children's Broadcasting Corporation with the execution of the LMA. On January 14, 1999, after receiving the consent of the FCC to assign the broadcasting licenses, the Company completed the acquisitions. Based on current FCC guidelines, the license of either WWRU or WJDM must be relinquished by the Company by March 12, 2003.

                        RADIO UNICA COMMUNICATIONS CORP.

4. ACQUISITIONS (CONTINUED)
    The acquisitions of the assets of WNMA-AM and WAFN-AM, Miami and KBLA-AM, Los Angeles, were not the purchases of businesses, as the format and language of the stations were changed and the Company did not assume responsibility for any employees. The acquisitions were accounted for as purchases and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on appraisals and other estimates of their underlying values.

    The pro forma results of operations of the Company for the years ended December 31, 1997 and 1998 assuming the Oro Spanish Broadcasting, Inc. and Blaya, Inc. acquisitions had been consummated as of January 1, 1997 and assuming Blaya, Inc. had acquired 13 Radio as of January 1, 1997 are as follows:

                                                                    YEAR ENDED DECEMBER 31,
                                                                 -----------------------------
                                                                     1997            1998
                                                                 -------------  --------------
Net revenue....................................................  $   3,586,407  $    8,529,015
                                                                 -------------  --------------
                                                                 -------------  --------------
Net loss applicable to common stockholders.....................  $  (3,433,090) $  (25,004,564)
                                                                 -------------  --------------
                                                                 -------------  --------------
Net loss per common share applicable to common
  stockholders--basic and diluted..............................  $       (2.04) $        (2.90)
                                                                 -------------  --------------
                                                                 -------------  --------------

5. SENIOR DISCOUNT NOTES AND SENIOR SECURED REVOLVING CREDIT FACILITY

SENIOR DISCOUNT NOTES

    On July 27, 1998, Corp sold in an unregistered offering to qualified institutional buyers and accredited institutional investors $158,088,000 aggregate principal amount at maturity of Corp's 11 3/4% Senior Discount Notes due August 1, 2006 (the "Old Notes"). Cash interest on the Old Notes would not accrue or be payable prior to August 1, 2002. Thereafter, cash interest would accrue at a rate of 11 3/4% per annum on the principal amount at maturity of the Old Notes through and including the maturity date and would be payable semi-annually on August 1 and February 1 of each year. In connection with this transaction, Corp received net proceeds of approximately $94.4 million after deducting issuance expenses of approximately $5.6 million of which approximately $1.1 million are accrued for at December 31, 1998.

    The Old Notes were general senior unsecured obligations of Corp and ranked PARI PASSU in right of payment with all existing and future unsecured and unsubordinated indebtedness of Corp and senior in right of payment to any subordinated indebtedness of Corp. The Old Notes were guaranteed on a senior unsecured basis, as to payment of principal, premium if any, and interest, by the Guarantors, which consist of Corp's Domestic Restricted Subsidiaries, (as defined in the Indenture, dated July 27, 1998 between Corp, Wilmington Trust as trustee and the Guarantors named therein (the "Indenture")), on a full, unconditional, joint and several basis. The Old Notes were redeemable at any time and from time to time at the option of Corp, in whole or in part on or after August 1, 2002, plus accrued and unpaid interest thereon to the date of redemption.

    In addition, on or prior to August 1, 2001, Corp could redeem, at its option, up to 35% of the aggregate principal amount at maturity of the Old Notes with the net proceeds of one or more Equity Offerings, as defined, at 111.75% of the Accreted Value thereof, as defined in the Indenture, as long as Old Notes representing at least $65.0 million of the aggregate initial Accreted Value of the Old Notes

                        RADIO UNICA COMMUNICATIONS CORP.

5. SENIOR DISCOUNT NOTES AND SENIOR SECURED REVOLVING CREDIT FACILITY (CONTINUED) originally issued remained outstanding after each such redemption and that such redemption occurred within 90 days of the closing of any such Equity Offering.

    Upon a Change of Control as defined in the Indenture, Corp would be required to offer to repurchase the Old Notes at a purchase price equal to (i) 101% of the Accreted Value thereof, if the purchase date was on or prior to August 1, 2002, or (ii) 101% of the principal amount at maturity thereof, plus accrued and unpaid interest thereon, if any, to the purchase date, if such date was after August 1, 2002.

    The Old Notes restricted, among other things, Corp's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, create liens on assets, enter into transactions with affiliates, make investments, loans or advances, consolidate or merge with or into any other person or convey, transfer or lease all or substantially all of its assets or change the business conducted by Corp.

    On December 17, 1998, in order to satisfy certain obligations of Corp under a Registration Rights Agreement, dated July 22, 1998, between Corp, CIBC Oppenheimer Corp. and Bear, Stearns & Co. Inc., Corp completed the registration of newly issued 11 3/4% Senior Discount Notes Series B due 2006 (the "New Notes") and exchanged the Old Notes for the New Notes.

    The form and terms of the New Notes are substantially the same as the Old Notes, except that the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and hence are not subject to certain transfer restrictions, registration rights and related liquidated damages provisions applicable to the Old Notes. The New Notes evidence the same debt as the Old Notes and are entitled to the benefits of the Indenture. The Indenture provides for the issuance of both the Old Notes and the New Notes.

SENIOR SECURED REVOLVING CREDIT FACILITY

    On July 8, 1998, Corp entered into a credit agreement with a bank for a senior secured revolving credit facility (the "Revolving Credit Facility") providing for up to $20.0 million of availability. The Revolving Credit Facility will mature in May 2002. Amounts outstanding under the Revolving Credit Facility bear interest at the higher of the (i) bank's prime rate plus 1.25% or (ii) LIBOR plus 2.50%. The obligations under the Revolving Credit Facility are guaranteed by the Company and secured by substantially all the assets of Corp and its subsidiaries.

    Corp has paid and pays certain fees in connection with the Revolving Credit Facility, including a commitment fee of 0.50% per annum on the aggregate unused portion of the Revolving Credit Facility. At December 31, 1998, there were no amounts outstanding under the Revolving Credit Facility.

    The Revolving Credit Facility contains certain financial and operational covenants and customary events of default, including, among others, payment defaults and default in the performance of other covenants, breach of representations or warranties, cross-default to other indebtedness, certain bankruptcy or ERISA defaults, the entry of certain judgments against Corp or any subsidiary, and any security interest or guarantee that ceases to be in effect. The Revolving Credit Facility also provides that an event of default will occur upon the occurrence of a "change of control", as defined. As of December 31, 1998 Corp was in compliance with these covenants.

                        RADIO UNICA COMMUNICATIONS CORP.

6. PROMISSORY NOTES PAYABLE

    On July 15 and July 24, 1997, the Company entered into promissory notes payable with several stockholders amounting to $365,000. On April 17, 1998 the Company converted $365,000 in notes payable to stockholders plus accrued interest of $22,323 into 3,835 shares of Series A redeemable cumulative preferred stock and 119,970 shares of common stock valued at $383,450 and $3,873, respectively.

    On January 5, 1998, WPV purchased 148,500 shares of preferred stock and 4,650,000 shares of common stock in exchange for $15,000,000.

    In April, May and June 1998, the Company entered into four promissory notes payable to Warburg, Pincus Ventures, L.P. ("WPV") in the aggregate amount of approximately $21.8 million. Such notes bore interest at 10% per annum and were due on demand. On June 30, 1998, the Company converted $15 million of the promissory notes payable to preferred stock. The Company paid the remaining $6.795 million on July 15, 1998.

    On June 30, 1998, the Company converted $15 million in promissory notes payable to WPV plus $238,904 in accrued interest into 150,865 shares of Series A redeemable cumulative preferred stock and 4,724,090 shares of common stock valued at $15,086,515 and $152,389, respectively.

7. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                             DECEMBER 31,
                                                      USEFUL LIVES    ---------------------------
                                                         (YEARS)          1997          1998
                                                     ---------------  ------------  -------------
Land...............................................        --         $         --  $   2,629,241
Buildings..........................................        30                   --      1,064,349
Broadcast equipment................................         7              867,735      6,273,644
Leasehold improvements.............................        10              147,759        910,393
Office equipment, computers & software.............        3-5             146,804      1,205,049
Furniture & fixtures...............................         5               59,697        380,804
                                                                      ------------  -------------
                                                                         1,221,995     12,463,480
Less: Accumulated depreciation and amortization....                             --        693,826
                                                                      ------------  -------------
                                                                      $  1,221,995  $  11,769,654
                                                                      ------------  -------------
                                                                      ------------  -------------

    Depreciation expense for the period from September 12, 1996 (inception) through December 31, 1996 and the years ended December 31, 1997 and 1998 was $0, $0 and $693,826, respectively.

                        RADIO UNICA COMMUNICATIONS CORP.

8. OTHER INTANGIBLE ASSETS

    Other intangible assets consist of the following:

                                                                             DECEMBER 31,
                                                      USEFUL LIVES    ---------------------------
                                                         (YEARS)          1997           1998
                                                     ---------------  -------------  ------------
Goodwill...........................................        30         $          --  $  4,088,735
Deferred financing costs...........................        4-8                   --     5,600,000
Covenants not to compete...........................        1-5                   --       776,743
                                                                      -------------  ------------
                                                                                 --    10,465,478
Less: Accumulated amortization.....................                              --       570,956
                                                                      -------------  ------------
                                                                      $          --  $  9,894,522
                                                                      -------------  ------------
                                                                      -------------  ------------

    There was no amortization expense for the period from September 12, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997. Amortization expense for the year ended December 31, 1998 was $570,956. Amortization expense relating to the deferred financing costs of $321,181 for the year ended December 31, 1998 was classified as interest expense.

9. INCOME TAXES

    Concurrent with the August 7, 1997 merger of Old Radio Unica with and into Corp, Old Radio Unica's S Corporation election was terminated. Thereafter, the Company became subject to corporate income taxes. The Company had no income tax expense or benefit for the year ended December 31, 1997 and for the period from September 12, 1996 (inception) through December 31, 1996.

HISTORICAL

    The components of the income tax benefit are as follows:

                                                                            YEAR ENDED
                                                                           DECEMBER 31,
                                                                     -------------------------
                                                                        1997         1998
                                                                     ----------  -------------
Current............................................................  $       --  $          --
Deferred...........................................................          --     (2,446,745)
                                                                     ----------  -------------
                                                                     $       --  $  (2,446,745)
                                                                     ----------  -------------
                                                                     ----------  -------------

                        RADIO UNICA COMMUNICATIONS CORP.

9. INCOME TAXES (CONTINUED)
    The differences between the federal statutory income tax and the effective income tax rate are summarized below:

                                                                     YEAR ENDED DECEMBER 31,
                                                                    --------------------------
                                                                       1997          1998
                                                                    -----------  -------------
Tax benefit at federal statutory rate.............................  $  (493,823) $  (8,499,127)
State income tax benefit, net of federal benefit..................      (52,375)    (1,239,329)
Permanent differences.............................................        3,259         60,111
Other.............................................................       (7,924)       (58,775)
Increase in valuation allowance...................................      550,863      7,290,375
                                                                    -----------  -------------
                                                                    $        --  $  (2,446,745)
                                                                    -----------  -------------
                                                                    -----------  -------------

    Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred income taxes are as follows:

                                                                            YEAR ENDED
                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                       1997          1998
                                                                    -----------  -------------
Deferred tax assets:
  Net operating loss carryforwards................................  $   542,939  $  11,079,878
  Other...........................................................        7,924         45,340
                                                                    -----------  -------------
                                                                        550,863     11,125,218
  Valuation allowance.............................................     (550,863)    (7,841,238)
                                                                    -----------  -------------
    Total deferred tax assets.....................................           --      3,283,980
Deferred tax liabilities:
  Amortization....................................................           --     (4,912,080)
  Other...........................................................           --        (13,890)
                                                                    -----------  -------------
                                                                             --     (4,925,970)
                                                                    -----------  -------------
    Total net deferred taxes......................................  $        --  $  (1,641,990)
                                                                    -----------  -------------
                                                                    -----------  -------------

    The differences between the federal statutory income tax rate of 34% and the effective income tax rate are summarized below assuming the Company was a C corporation for the periods presented:

                                                                             YEAR ENDED
                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                         1996         1997
                                                                      -----------  -----------
Tax benefit at federal statutory rate...............................  $   (13,600) $  (617,298)
State income tax benefit, net of federal benefit....................       (1,422)     (65,392)
Permanent differences...............................................          280        4,810
Valuation allowance.................................................       14,742      677,880
                                                                      -----------  -----------
Net deferred tax asset..............................................  $        --  $        --
                                                                      -----------  -----------
                                                                      -----------  -----------

                        RADIO UNICA COMMUNICATIONS CORP.

9. INCOME TAXES (CONTINUED)
    SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported if based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $7,841,238 valuation allowance at December 31, 1998 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the current year is approximately $7,290,000. At December 31, 1998, the Company has available net operating loss carryforwards of approximately $27,575,000, of which approximately $24,578,000 expire in the year 2018 and the remaining $2,997,000 expires in years 2007 through 2012.

10. SERIES A REDEEMABLE CUMULATIVE PREFERRED STOCK

    The Company has 450,000 authorized shares of redeemable, 10% cumulative, nonconvertible, voting, Series A Preferred Stock (the "Preferred Stock"), $.01 par value, of which 51,975 and 353,560 shares were issued and outstanding at December 31, 1997 and 1998, respectively. If and when dividends are declared by the Board of Directors of the Company, holders of the Preferred Stock shall be entitled to receive cumulative dividends at the rate of 10% per annum. Each share of Preferred Stock shall be entitled to ten votes per share on all matters upon which common stockholders of the Company are entitled to vote (one vote per common share) and have a redemption price of $100 per share, together with accrued and unpaid dividends thereon. Redemption of the Preferred Stock is at the option of the holders for any or all the outstanding shares upon the occurrence of (i) a change in control, (ii) an initial public offering or (iii) on August 6, 2007. In the event of any liquidation, dissolution or winding up of the affairs of the Company, holders of Preferred Stock shall be paid the redemption price plus all accrued dividends to the date of liquidation, dissolution or wind up of affairs before any payment to other stockholders. Accrued dividends in arrears of approximately $119,000 and $2,970,000, as of December 31, 1997 and 1998, respectively, are included in the redemption value of the Preferred Stock.

    On August 28, 1998 the Company, pursuant to a separation agreement between the Company and its former President and Chief Operating Officer, redeemed and cancelled 2,110 shares of Series A redeemable cumulative preferred stock and 66,030 shares of common stock of the Company in exchange for $223,257.

11. STOCK OPTION PLAN

    On August 8, 1997, Corp adopted the 1997 Stock Option Plan (the Plan) which provides for the granting of incentive stock options to purchase shares of Corp's common stock to officers, directors and key employees responsible for the direction and management of Corp and to non-employee consultants and independent contractors. At December 31, 1997, Corp reserved 6,200,000 shares of its common stock for issuance under the Plan. The vesting period and the terms of the incentive stock options granted are established by a Committee of the Board of Directors (the Committee). The incentive stock options expire no later than ten years from the date of grant. Upon the adoption of the Plan, Corp granted options to its employees to purchase 2,387,000 shares of its common stock. Upon consummation of the Reorganization, each option to purchase one share of Corp's common stock was converted into an option to purchase one share of the Company's common stock, exercisable upon the same terms and conditions as they were under Corp's stock option plan, and Corp's stock option plan was cancelled.

                        RADIO UNICA COMMUNICATIONS CORP.

11. STOCK OPTION PLAN (CONTINUED)
    The Company has granted options to its employees to purchase 2,844,870 shares of the Company's common stock. Of the 2,844,870 options granted, 678,280 vested immediately, 407,650 vest ratably over time and 635,500 vest upon the attainment of certain performance goals as determined by the Committee. Of the 635,500 options, 130,888 vested on December 31, 1998. The exercise price of the 678,280 options which vested immediately, the 407,650 options which vest ratably over time and the 130,888 options which vested on December 31, 1998 is $0.03 per share, which was determined by the Committee to be the fair market value at the date of grant, or, in the case of the 130,888 options, on the date they vested. As a result, no compensation expense has been recognized on these options under the provisions of APB Opinion No. 25.

    The remaining 1,123,440 options have an exercise price of $1.10 to $1.72 per share and vest upon (i) the sale of the Company or substantially all of its assets, (ii) an initial public offering, or (iii) an issuance of capital stock of the Company that would result in WPV and/or its affiliates in the aggregate ceasing to control more common stock of the Company than any other single shareholder. Compensation expense for the 1,123,440 options will be recognized to the extent that the market value of the shares exceeds the option price when vesting for these options becomes probable. Vesting for these options was not deemed probable as of December 31, 1998 and no compensation expense has been recorded for these options as of December 31, 1998.

    Changes to the plan for 1996, 1997 and 1998 are as follows:

                                                                            DECEMBER 31,
                                              -------------------------------------------------------------------------
                                                       1996                    1997                      1998
                                              ----------------------  -----------------------  ------------------------

                                                          WEIGHTED                 WEIGHTED                  WEIGHTED
                                                           AVERAGE                  AVERAGE                   AVERAGE
                                                          EXERCISE                 EXERCISE                  EXERCISE
                                                          PRICE PER                PRICE PER                 PRICE PER
                                               OPTIONS      SHARE      OPTIONS       SHARE       OPTIONS       SHARE
                                              ---------  -----------  ----------  -----------  -----------  -----------
Outstanding at beginning of year............         --   $      --           --   $      --     2,387,000   $    0.03
Granted.....................................         --          --    2,387,000   $    0.03     2,844,870   $    0.58
Exercised...................................         --          --           --          --            --          --
Cancelled and reissued......................         --          --           --          --    (2,387,000)  $    0.03
                                              ---------               ----------               -----------
Outstanding at end of year..................         --          --    2,387,000   $    0.03     2,844,870   $    0.58
                                              ---------               ----------               -----------
                                              ---------               ----------               -----------
Options exercisable at year-end.............         --          --      667,430   $    0.03       972,228   $    0.03
                                              ---------               ----------               -----------
                                              ---------               ----------               -----------

    The following table summarizes information about stock options outstanding at December 31, 1998:

                   OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
             -------------------------------  ----------------------------
                                WEIGHTED         NUMBER
                 NUMBER          AVERAGE       EXERCISABLE     WEIGHTED
             OUTSTANDING AT     REMAINING          AT           AVERAGE
 EXERCISE     DECEMBER 31,     CONTRACTUAL    DECEMBER 31,     EXERCISE
   PRICE          1998            LIFE            1998           PRICE
-----------  --------------  ---------------  -------------  -------------
 $    0.03       1,721,430           6.93          972,228     $    0.03
 $    1.10         531,030           6.93               --            --
 $    1.72         592,410           6.93               --            --

                        RADIO UNICA COMMUNICATIONS CORP.

11. STOCK OPTION PLAN (CONTINUED)
    The weighted average per share fair values of options granted under the stock option plan during 1997 and 1998, based on the Black-Scholes option valuation model, were $0.008 and $0.007, respectively. Had compensation expense for the Company's stock option grants been determined based on the fair value at the grant date for awards, consistent with the method of SFAS No. 123, the Company's net loss would have increased the pro forma amounts for each year as indicated below:

                                              FOR THE PERIOD
                                                   FROM
                                            SEPTEMBER 12, 1996
                                               (INCEPTION)         YEAR ENDED DECEMBER 31,
                                                 THROUGH        -----------------------------
                                            DECEMBER 31, 1996       1997            1998
                                            ------------------  -------------  --------------
Net loss applicable to common
  stockholders:
  As reported.............................      $  (40,000)     $  (1,935,071) $  (24,687,084)
                                                  --------      -------------  --------------
                                                  --------      -------------  --------------
  Pro forma...............................      $  (40,000)     $  (1,939,851) $  (24,688,270)
                                                  --------      -------------  --------------
                                                  --------      -------------  --------------
Net loss per share applicable to common
  stockholders:
  As reported.............................      $    (0.04)     $       (1.15) $        (2.86)
                                                  --------      -------------  --------------
                                                  --------      -------------  --------------
  Pro forma...............................      $    (0.04)     $       (1.15) $        (2.86)
                                                  --------      -------------  --------------
                                                  --------      -------------  --------------

    The following weighted average assumptions were used in the Black-Scholes model:

                                                                       DECEMBER 31,
                                                             --------------------------------
                                                               1996       1997        1998
                                                             ---------  ---------  ----------
Expected life..............................................     --       5 years   5-9 years
Interest rate..............................................     --        6.00%      6.00%
Volatility.................................................     --         --          --
Dividend yield.............................................     --         --          --

    The Black-Scholes options valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models, in management's opinion, do not necessarily provide a reliable single measure of the fair value of the Company's stock options.

12. COMMITMENTS

LOTUS OXNARD CORP. TIME BROKERAGE AGREEMENTS

    On October 31, 1997, the Company entered into a LMA with Lotus Oxnard Corp. (Lotus) to operate Simi Valley, CA radio station KVCA, effective January 5, 1998. Simultaneous with the LMA, the Company entered into an escrow agreement whereby the Company provided a $2.5 million escrow account deposit on January 5, 1998 to secure compliance with the LMA terms. In addition to the LMA and escrow agreement, the Company entered into an asset purchase option agreement with Lotus, which provides an option to purchase the assets of KVCA, including its broadcasting license,

                        RADIO UNICA COMMUNICATIONS CORP.

12. COMMITMENTS (CONTINUED)
from Lotus. This purchase option is exercisable at any time from June 24, 2001 through and including December 31, 2001. The LMA shall end upon the earliest to occur of (i) the closing or termination as defined in the asset purchase option agreement or (ii) December 31, 2001.

    On October 31, 1997, the Company entered into a LMA with Lotus to operate San Antonio radio station KZDC, effective January 5, 1998. Simultaneous with the LMA, the Company entered into an asset purchase option agreement with Lotus which provides an option to purchase the assets of KZDC, including its broadcasting license, from Lotus, which is exercisable at any time from June 24, 2001 through and including December 31, 2001. The LMA shall end upon the earliest to occur of (i) the closing or termination as defined in the asset purchase option agreement or (ii) December 31, 2001.

    The future minimum payments under the Lotus LMAs are as follows:

1999............................................................  $2,425,000
2000............................................................  2,650,000
2001............................................................  2,875,000
                                                                  ---------
                                                                  $7,950,000
                                                                  ---------
                                                                  ---------

TIME BROKERAGE AGREEMENT FOR KDFT-AM DALLAS

    On April 27, 1998, the Company entered into a LMA with The Freedom Network, Inc. to operate Dallas radio station KDFT-AM through May 18, 2000 for a monthly fee of $44,786 and $56,546 through May 18, 1999 and 2000, respectively. An advance payment of $146,903 was made to The Freedom Network, Inc. in connection with the execution of the LMA. In accordance with the terms of the LMA agreement, on December 11, 1998, the Company gave The Freedom Network, Inc. the required termination notification. The Company operated the station under the LMA through March 11, 1999.

TIME BROKERAGE AGREEMENT AND OPTION TO PURCHASE WYPA-AM CHICAGO

    On June 9, 1998, the Company entered into a LMA with Achievement Radio Holdings, Inc. ("Achievement") for substantially all of the broadcast time on Chicago radio station WYPA-AM for a monthly fee of $118,000 through June 8, 1999. The term of the LMA may be extended at the Company's option through June 9, 2000 (Renewal Term). In addition to the LMA, the Company has an option to purchase the assets of WYPA-AM, which is exercisable from June 9, 1998 through June 9, 1999 and will be exercisable for the Renewal Term if the LMA is extended. The Company has provided Achievement with a termination notification and expects to cease broadcasting by June, 1999.

RADIO BROADCASTING RIGHTS

    On September 28, 1998, the Company entered into Radio Broadcasting Rights Agreements ("Rights Agreements") with Inter/Forever Sports, Inc. for several large soccer events including Copa America 1999 and 2001, Copa Oro 2000 and 2002, and elimination games for the 2002 World Cup (collectively the "Soccer Events"). The Rights Agreements grant the Company exclusive Spanish-language radio broadcast rights in the United States for the Soccer Events.

                        RADIO UNICA COMMUNICATIONS CORP.

12. COMMITMENTS (CONTINUED)
    At December 31, 1998, remaining cash payment obligations under the Rights Agreements are as follows:

January 15, 2000................................................  $ 600,000
June 30, 2000...................................................    600,000
March 31, 2001..................................................    600,000
                                                                  ---------
                                                                  $1,800,000
                                                                  ---------
                                                                  ---------

LEASES

    The Company leases office space, broadcasting studios and certain equipment under operating leases, which expire at various dates through September 2007. Certain leases contain renewal options and provide for base rental payments plus escalation charges for real estate taxes and operating expenses.

    At December 31, 1998, future minimum lease payments under such leases are as follows:

1999............................................................  $ 638,000
2000............................................................    632,000
2001............................................................    556,000
2002............................................................    538,000
2003............................................................    462,000
Thereafter......................................................    539,000
                                                                  ---------
                                                                  $3,365,000
                                                                  ---------
                                                                  ---------

    Total rent expense for the period from September 12, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998 was approximately $0, $109,000 and $526,000, respectively.

13. SUBSEQUENT EVENTS

    On February 22, 1999, the Company contracted to acquire substantially all the assets used in the operation of station WNTD (AM) in Chicago, Illinois from subsidiaries of One-on-One, for a cash purchase price of approximately $16.75 million. The Company funded a $1 million escrow account in conjunction with this transaction. The transaction is expected to be finalized upon the receipt of the FCC's approval and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                        RADIO UNICA COMMUNICATIONS CORP.

                           CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)

                                                                                                       JUNE 30,
                                                                                                         1999
                                                                                                    --------------
                                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.......................................................................  $      284,896
  Restricted cash.................................................................................       2,635,553
  Accounts receivable, net of allowance for doubtful accounts of $215,960.........................       3,697,089
  Prepaid expenses................................................................................       1,409,990
                                                                                                    --------------
Total current assets..............................................................................       8,027,528

  Property and equipment, net.....................................................................      16,214,652
  Broadcast licenses, net of accumulated amortization of $1,994,365...............................      86,134,690
  Other intangible assets, net....................................................................      10,360,613
  Other assets....................................................................................         320,286
                                                                                                    --------------
                                                                                                    $  121,057,769
                                                                                                    --------------
                                                                                                    --------------

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable................................................................................  $      940,243
  Accrued expenses................................................................................       3,286,757
  Notes payable...................................................................................      10,950,000
                                                                                                    --------------
Total current liabilities.........................................................................      15,177,000
Other liabilities.................................................................................         244,520

Deferred taxes....................................................................................       1,641,990
Senior discount notes.............................................................................     111,199,589

Commitments and contingencies

Series A redeemable cumulative preferred stock $.01 par value; 450,000 shares authorized; 353,907
  shares issued and outstanding...................................................................      40,246,750

Stockholders' deficit:
  Common stock; $.01 par value; 40,000,000 shares authorized, 11,081,924 shares issued and
    outstanding...................................................................................         110,819
  Capital deficiency..............................................................................      (4,659,598)
  Accumulated deficit.............................................................................     (42,903,301)
                                                                                                    --------------
Total stockholders' deficit.......................................................................     (47,452,080)
                                                                                                    --------------
                                                                                                    $  121,057,769
                                                                                                    --------------
                                                                                                    --------------

   The accompanying notes are an integral part of these financial statements.

                        RADIO UNICA COMMUNICATIONS CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                                                           SIX MONTHS ENDED
                                                                                               JUNE 30,
                                                                                    ------------------------------
                                                                                         1998            1999
                                                                                    --------------  --------------
Net revenue.......................................................................  $    3,463,962  $    6,347,282

Operating expenses:
  Direct operating expenses.......................................................         888,374       1,708,467
  Selling, general and administrative expenses....................................       4,347,004       6,362,150
  Network expenses................................................................       6,883,006       5,632,040
  Corporate expenses..............................................................       1,306,525       1,339,856
  Depreciation and amortization...................................................         372,144       2,413,072
  LMA termination fee.............................................................              --       2,000,000
                                                                                    --------------  --------------
                                                                                        13,797,053      19,455,585
                                                                                    --------------  --------------
Loss from operations..............................................................     (10,333,091)    (13,108,303)

Other income (expense):
  Interest expense................................................................        (465,402)     (6,691,384)
  Interest income.................................................................         312,052         588,443
  Equity in loss (earnings) of equity investee....................................           2,882              --
                                                                                    --------------  --------------
                                                                                          (150,468)     (6,102,941)
                                                                                    --------------  --------------
Net loss..........................................................................     (10,483,559)    (19,211,244)
Accrued dividends on Series A redeemable cumulative preferred stock...............       1,003,014       1,935,762
                                                                                    --------------  --------------
Net loss applicable to common stockholders........................................  $  (11,486,573) $  (21,147,006)
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Net loss per common share applicable to common stockholders--
  basic and diluted...............................................................  $        (1.84) $        (1.91)
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Weighted average common shares outstanding--basic and diluted.....................       6,250,220      11,080,606
                                                                                    --------------  --------------
                                                                                    --------------  --------------

   The accompanying notes are an integral part of these financial statements.

                        RADIO UNICA COMMUNICATIONS CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                                            SIX MONTHS ENDED
                                                                                                JUNE 30,
                                                                                      ----------------------------
                                                                                          1998           1999
                                                                                      -------------  -------------
OPERATING ACTIVITIES
Net loss............................................................................  $ (10,483,559) $ (19,211,244)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization.....................................................        372,144      2,413,072
  Provision for bad debts...........................................................             --         99,929
  Equity in loss of equity investee.................................................         (2,882)            --
  Interest on notes payable paid with the issuance of capital stock.................        261,227             --
  Accretion of interest on senior discount notes....................................             --      6,170,461
  Amortization of deferred financing costs..........................................             --        385,416
Barter revenue from radio broadcasting rights.......................................             --       (487,400)
Change in assets and liabilities:
  Accounts receivable...............................................................     (1,861,490)    (2,564,616)
  Prepaid expenses..................................................................        435,331      1,102,011
  Radio broadcasting rights.........................................................      1,752,188             --
  Other assets......................................................................       (416,143)        36,288
  Accounts payable..................................................................        879,169         18,179
  Accrued expenses..................................................................      1,390,057        672,993
  Radio broadcasting rights obligation..............................................     (1,590,000)            --
  Deferred revenue..................................................................        369,000             --
  Deposit payable...................................................................             --        165,000
                                                                                      -------------  -------------
Net cash used in operating activities...............................................     (8,894,958)   (11,199,911)
                                                                                      -------------  -------------
INVESTING ACTIVITIES
Acquisition of property and equipment...............................................     (2,594,093)    (1,717,121)
Restricted cash-escrow account......................................................     (4,600,000)     9,964,447
Radio broadcasting rights...........................................................             --        (42,500)
Investments and advances to equity investee.........................................     (5,448,375)            --
Note receivable from stockholder....................................................       (163,600)            --
Acquisition of WNTD-AM..............................................................             --    (16,782,140)
Acquisition of WWRU-AM and WJDM-AM, KIDR-AM and KAHZ-AM.............................             --    (27,941,442)
Acquisition of WNMA-AM and WAFN-AM..................................................     (9,317,000)            --
Acquisition of KIQI-AM..............................................................     (6,211,521)            --
                                                                                      -------------  -------------
Net cash used in investing activities...............................................    (28,334,589)   (36,518,756)
                                                                                      -------------  -------------
FINANCING ACTIVITIES
Proceeds from borrowings under the revolving credit facility........................             --     10,200,000
Debt financing costs................................................................             --     (1,135,581)
Proceeds from issuance of Series A redeemable cumulative preferred stock and common
  stock.............................................................................     15,000,000         45,000
Proceeds from issuance of note payable to stockholder...............................     21,795,000             --
                                                                                      -------------  -------------
Net cash provided by financing activities...........................................     36,795,000      9,109,419
                                                                                      -------------  -------------
Net decrease in cash and cash equivalents...........................................       (434,547)   (38,609,248)
Cash and cash equivalents at beginning of period....................................      1,126,862     38,894,144
                                                                                      -------------  -------------
Cash and cash equivalents at end of period..........................................  $     692,315  $     284,896
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Supplemental disclosures of cash flow information:
  Reclassification of prepaid expenses to broadcast license upon consummation of the
    acquisition of WWRU-AM and WJDM-AM, KIDR-AM and KAHZ-AM.........................  $          --  $   2,500,000
                                                                                      -------------  -------------
                                                                                      -------------  -------------
  Note payable issued in connection with the acquisition
    of KIQI-AM San Francisco........................................................  $   6,000,000  $          --

   The accompanying notes are an integral part of these financial statements.

                        RADIO UNICA COMMUNICATIONS CORP.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. BASIS OF PRESENTATION

    The accompanying unaudited consolidated condensed financial statements of Radio Unica Communications Corp. and subsidiaries (the "Company") (formerly Radio Unica Holdings Corp.) for the periods indicated herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 1999 and 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. The consolidated financial statements include the accounts of the Company and all majority owned subsidiaries over which the Company has control. All significant intercompany accounts and transactions have been eliminated. For further information, refer to the Company's 1998 consolidated financial statements and notes thereto, included elsewhere in this prospectus.

    The Company's revenues and cash flow are expected to be typically lowest in the first calendar quarter and highest in the fourth calendar quarter. Seasonal fluctuations are common in the radio broadcasting industry and are due primarily to fluctuations in consumer spending.

    Radio Unica Communications Corp. (the "Company") (formerly Radio Unica Holdings Corp.), a Delaware corporation, was incorporated on June 29, 1998, pursuant to which Corp was reorganized and became a wholly owned subsidiary of the Company (the "Reorganization"). The Company has no assets other than the shares of Corp's common stock. In connection with the Reorganization, the holders of Corp's common stock and Series A redeemable cumulative preferred stock exchanged their shares for shares of the Company's common stock and Series A redeemable cumulative preferred stock bearing identical rights and preferences to Corp's then existing common stock and Series A cumulative redeemable preferred stock. The existing shares of Corp's common stock and Series A redeemable cumulative preferred stock were cancelled. Corp subsequently authorized and issued 100 shares par value $0.01 of common stock to the Company. The Reorganization was accounted for as a combination of entities under common control in a manner similar to a pooling.

2. ACQUISITIONS

    On October 27, 1998, the Company entered into an asset purchase agreement with Children's Broadcasting Corporation to acquire certain assets of New York City area radio stations WWRU-AM and WJDM-AM, Dallas/Ft. Worth radio station KAHZ-AM and Phoenix radio station KIDR-AM for a purchase price of $29.25 million. In connection with this acquisition, the Company entered into a two-year non-compete agreement with the seller for $750,000. Pursuant to this agreement, the Company established escrow accounts totaling $10 million. The Company operated these stations under an LMA for a monthly fee of $200,000 until the transaction closed. An advanced payment of $2.5 million was made to Children's Broadcasting Corporation with the execution of the LMA. On January 14, 1999, after receiving the consent of the Federal Communications Commission (the "FCC") to assign the broadcasting licenses, the Company completed the acquisition. Based on current FCC guidelines, the license of either WWRU or WJDM must be relinquished by the Company by March 12, 2003.

    On February 22, 1999, the Company contracted to acquire substantially all the assets used in the operation of radio station WIDB (AM) in Chicago, Illinois from subsidiaries of One-on-One, for a cash

                        RADIO UNICA COMMUNICATIONS CORP.

2. ACQUISITIONS (CONTINUED)
purchase price of approximately $16.75 million. The Company funded a $1 million escrow account in conjunction with this transaction. On May 14, 1999, after receiving the consent of the FCC to assign the broadcasting license, the Company completed the acquisition.

    The acquisitions of the assets of WWRU-AM and WJDM-AM, New York, KAHZ-AM, Dallas, KIDR-AM, Phoenix and WNTD-AM, Chicago were not the purchases of businesses, as the format and language of the stations were changed and the Company did not assume responsibility for any employees. The acquisitions were accounted for as purchases and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on appraisals and other estimates of their underlying values.

3. STOCK OPTION PLAN

    During 1999, the Company has granted options to its employees to purchase 98,890 shares of the Company's common stock. Of the 98,890 options granted, 5,580 vest ratably over time and 31,620 vest upon the attainment of certain performance goals as determined by the Committee. The exercise price of the 5,580 options which vest ratably over time is $0.03 per share, which was determined by the Committee to be the fair market value at the date of grant. As a result, no compensation expense has been recognized on these options under the provisions of APB Opinion No. 25.

    The remaining 61,690 options have an exercise price of $1.10 to $1.72 per share and vest upon (i) the sale of the Company or substantially all of its assets, (ii) an initial public offering, or (iii) an issuance of capital stock of the Company that would result in WPV and/or its affiliates in the aggregate ceasing to control more common stock of the Company than any other single shareholder.

    The 31,620 options and the 61,690 options are variable options. Accordingly, compensation expense for these 93,310 options will be recognized to the extent that the market value of the shares exceeds the option price when vesting for these options becomes probable. Vesting for these options was not deemed probable as of June 30, 1999 and no compensation expense has been recorded for these options as of June 30, 1999.

    If the assumed initial public offering is consummated, the 31,620 and 61,690 options will be valued at the initial public offering price. Accordingly, compensation expense is expected to be approximately $1,300,000 assuming the initial public offering is consummated at the midpoint of the proposed offering price range, or $15.00. Approximately $927,000 of compensation expense will be charged to operations immediately and the remaining $378,000 will be charged to operations over the remaining vesting period of four years, or approximately $94,500 a year, assuming the initial public offering is consummated.

                        RADIO UNICA COMMUNICATIONS CORP.

3. STOCK OPTION PLAN (CONTINUED)
    Changes to the plan for the six months ended June 30, 1999 are as follows:

                                                                         JUNE 30, 1999
                                                                 -----------------------------
                                                                             WEIGHTED AVERAGE
                                                                              EXERCISE PRICE
                                                                  OPTIONS        PER SHARE
                                                                 ----------  -----------------
Outstanding at beginning of period.............................   2,884,870      $     .58
Granted........................................................      98,890            .95
Exercised......................................................          --             --
Cancelled and reissued.........................................     (76,608)           .58
Outstanding at June 30, 1999...................................   2,867,152            .58
                                                                 ----------
                                                                 ----------
Options exercisable at June 30, 1999...........................     972,228            .03
                                                                 ----------
                                                                 ----------

    The following table summarizes information about stock options outstanding at June 30, 1999:

                   OPTIONS OUTSTANDING
             -------------------------------     OPTIONS EXERCISABLE
                                WEIGHTED      --------------------------
                                 AVERAGE         NUMBER       WEIGHTED
                 NUMBER         REMAINING      EXERCISABLE     AVERAGE
 EXERCISE    OUTSTANDING AT    CONTRACTUAL     AT JUNE 30,    EXERCISE
   PRICE     JUNE 30, 1999        LIFE            1999          PRICE
-----------  --------------  ---------------  -------------  -----------
 $    0.03       1,739,741           6.43         972,228     $    0.03
 $    1.10         524,158           6.43              --            --
 $    1.72         603,253           6.43              --            --

    The weighted average per share fair values of options granted under the stock option plan during the six months ended June 30, 1999, based on the Black-Scholes option valuation model, was $0.007. Had compensation expense for the Company's stock option grants been determined based on the fair value at the grant date for awards, consistent with the method of SFAS No. 123, the Company's net loss would have increased the pro forma amounts for the six months ended June 30, 1999 as indicated below.

                                                                             SIX MONTHS ENDED
                                                                               JUNE 30, 1999
                                                                             -----------------
Net loss applicable to common stockholders:
  As reported..............................................................   $   (21,147,006)
                                                                             -----------------
                                                                             -----------------
  Pro forma................................................................   $   (21,147,014)
                                                                             -----------------
                                                                             -----------------
Net loss per share applicable to common stockholders:
  As reported..............................................................   $         (1.91)
                                                                             -----------------
                                                                             -----------------
  Pro forma................................................................   $         (1.91)
                                                                             -----------------
                                                                             -----------------

                        RADIO UNICA COMMUNICATIONS CORP.

3. STOCK OPTION PLAN (CONTINUED)
    The following weighted average assumptions were used in the Black-Scholes model:

                                                                               JUNE 30, 1999
                                                                              ----------------
Expected life...............................................................  4.5 - 8.5 years
Interest rate...............................................................       6.00%
Volatility..................................................................         --
Dividend yield..............................................................         --

    The Black-Scholes options valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models, in management's opinion, do not necessarily provide a reliable single measure of the fair value of the Company's stock options.

4. COMMITMENTS

    On June 7, 1999, the Company entered into a time brokerage agreement ("TBA") with DEN-MEX L.L.C. for substantially all of the broadcast time on Denver radio station KCUV-AM for a monthly fee of $25,000 through June 14, 2002. In addition to the TBA, the Company has an option to purchase the assets of KCUV-AM, which is exercisable from June 15, 1999 through June 14, 2002.

    On October 31, 1997, the Company entered into a local marketing agreement ("LMA") with Lotus Oxnard Corp. (Lotus) to operate Simi Valley, CA radio station KVCA, effective January 5, 1998. Simultaneous with the LMA, the Company entered into an escrow agreement whereby the Company provided a $2.5 million escrow account deposit on January 5, 1998 to secure compliance with the LMA terms. In June 1999, the Company began negotiations on the termination of the LMA. On July 30, 1999, upon an agreement reached by the Company and Lotus, the LMA was terminated for a final payment of $2.0 million and the escrow funds were released to the Company. The $2.0 million termination payment was reflected in operations in the accompanying consolidating financial statements.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholder
13 Radio Corporation

    We have audited the accompanying statements of operations and accumulated deficit and cash flows of 13 Radio Corporation for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly in all material respects, the results of operations and accumulated deficit and cash flows of 13 Radio Corporation for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                        /s/ Ernst & Young LLP

Miami, Florida
June 12, 1998

                              13 RADIO CORPORATION

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                                                         POST
                                                                                     PRE-ACQUISITION ACQUISITION
                                                                                       YEAR ENDED     YEAR ENDED
                                                                                      DECEMBER 31,   DECEMBER 31,
                                                                                          1996           1997
                                                                                     --------------  ------------
Net revenue........................................................................   $  1,610,764    $1,606,201
Operating expenses:
  Direct expenses..................................................................        784,118       844,108
  Selling, general and administrative expenses.....................................      1,095,456     1,089,792
  Depreciation and amortization....................................................         81,020       105,088
                                                                                     --------------  ------------
                                                                                         1,960,594     2,038,988
                                                                                     --------------  ------------
Loss before income taxes...........................................................       (349,830)     (432,787)
Deferred income tax benefit........................................................             --       (12,118)
                                                                                     --------------  ------------
Net loss...........................................................................       (349,830)     (420,669)
Accumulated deficit at beginning of year...........................................     (3,902,056)           --
                                                                                     --------------  ------------
Accumulated deficit at end of year.................................................   $ (4,251,886)   $ (420,669)
                                                                                     --------------  ------------
                                                                                     --------------  ------------

                             See accompanying notes

                              13 RADIO CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                                                         POST
                                                                                     PRE-ACQUISITION ACQUISITION
                                                                                       YEAR ENDED     YEAR ENDED
                                                                                      DECEMBER 31,   DECEMBER 31,
                                                                                          1996           1997
                                                                                     --------------  ------------
OPERATING ACTIVITIES
  Net loss.........................................................................   $   (349,830)   $ (420,669)
  Adjustments to reconcile net loss to net cash used by operating activities:
    Depreciation and amortization..................................................         81,020       105,088
    Provision for bad debts........................................................          2,473        69,654
    Deferred income taxes..........................................................             --       (12,118)
    Changes in operating assets and liabilities:
      Accounts receivable..........................................................           (387)      (23,290)
      Other current assets.........................................................         65,447         1,045
      Other assets.................................................................        (37,501)        6,387
      Accounts payable.............................................................         (2,934)        3,066
      Accrued expenses.............................................................       (109,966)       39,685
                                                                                     --------------  ------------
Cash used by operating activities..................................................       (351,678)     (231,152)
INVESTING ACTIVITY
Purchases of property and equipment................................................        (11,993)      (37,539)
                                                                                     --------------  ------------
Cash used by investing activity....................................................        (11,993)      (37,539)
FINANCING ACTIVITY
Net advances from Parent...........................................................        363,677       362,626
                                                                                     --------------  ------------
Cash provided by financing activity................................................        363,677       362,626
Increase in cash...................................................................              6        93,935
Cash at beginning of period........................................................        109,818       109,824
                                                                                     --------------  ------------
Cash at end of period..............................................................   $    109,824    $  203,759
                                                                                     --------------  ------------
                                                                                     --------------  ------------

                             See accompanying notes

                              13 RADIO CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

NATURE OF BUSINESS

    13 Radio Corporation (13 Radio or the Company), a Delaware corporation and subsidiary of CBS Radio Group (CBS), operates Houston radio station KXYZ-AM. 13 Radio, produces, broadcasts and distributes Spanish-language radio programming in the Houston area.

    On December 24, 1997, 13 Radio entered into an asset purchase agreement with Blaya, Inc. whereby Blaya, Inc. acquired certain assets of 13 Radio for a cash purchase price of $6.4 million. On March 11, 1998, this transaction was completed upon receipt of the Federal Communication Commission's (FCC) consent to transfer the broadcast license from 13 Radio to Blaya, Inc.

ORGANIZATION AND BASIS OF PRESENTATION

    For the year ended December 31, 1996, the accounts of 13 Radio were included in the consolidated accounts of Infinity Broadcasting Corporation (Infinity) and were not presented as a separate reporting entity. Accordingly, the accounts included in the accompanying financial statements were carved out of Infinity's historical accounting records.

    On December 31, 1996, CBS completed its acquisition of all of the outstanding common stock of Infinity. The fair value of net assets acquired applicable to 13 Radio, including approximately $1.5 million allocated to 13 Radio's broadcast license, was $2.6 million. The fair value of the broadcast license is being amortized on a straight line basis over forty years. The acquisition was accounted for using the purchase method of accounting.

    For the year ended December 31, 1997, the accounts of 13 Radio were included in the consolidated accounts of CBS and were not presented as a separate reporting entity. Accordingly, the accounts included in the accompanying financial statements were carved out of CBS's historical accounting records.

    The accompanying statements of operations and accumulated deficit and cash flows for the year ended December 31, 1996 represents the results of 13 Radio when it was owned by Infinity, while the accompanying statements of operation and accumulated deficit and cash flows for the year ended December 31, 1997 represents the results of 13 Radio after it was acquired by CBS.

    The accompanying financial statements include costs allocated to 13 Radio by Infinity and CBS for certain functions and services they performed centrally. All allocations and estimates were based on assumptions Infinity's and CBS' management believed were reasonable in the circumstances. These allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if 13 Radio had been operated as a separate entity. See Note 3 for a description of the functions and services and the amounts allocated.

2. SIGNIFICANT ACCOUNTING POLICIES

CONCENTRATIONS OF CREDIT RISK

    The Company's trade receivables result from advertising sales for commercials aired. The majority of the Company's trade receivables are due from local and national advertising agencies and are not collateralized. Consideration is given to the nature of these receivables and the financial position of

                              13 RADIO CORPORATION

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) customers in determining the appropriate allowance for doubtful accounts. Credit losses are provided for in the financial statements and have been within management's expectations.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is recorded on a straight-line basis over the estimated useful lives of the related assets, which range from 2 to 10 years. Depreciation expense for the year ended December 31, 1996 amounted to $62,320.

INTANGIBLE ASSETS

    The broadcast license represents the fair value allocated to the FCC license held by 13 Radio upon the acquisition of 13 Radio by CBS, which is being amortized on a straight-line basis over forty years. Goodwill represents the excess of purchase price of certain assets of 13 Radio over the fair value of net assets acquired. Goodwill is being amortized on a straight-line basis over forty years.

ACCOUNTING FOR THE IMPAIRMENT OF LONG LIVED ASSETS

    The Company accounts for the impairment of long lived assets and certain intangible assets under the provisions of FASB Statement of Financial Accounting Standards (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG LIVED ASSETS. SFAS No. 121 requires impairment losses to be recorded on long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Based on current circumstances, the Company does not believe that any impairment indicators are present.

INCOME TAXES

    The Company accounts for income taxes under SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Deferred income tax assets and liabilities are determined based upon differences between the financial statements and income tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the tax assets will not be realized.

REVENUE RECOGNITION

    Advertising revenues are recognized as income when commercials are aired. Included in revenues are certain barter transactions which represent commercials aired in exchange for products or services to be provided to the Company. Barter transactions are recorded at the estimated fair market value of the merchandise or services received in exchange for the commercial broadcast. If the merchandise or services are received prior to the broadcast of the commercial, a liability is recorded. Likewise, if the commercial is broadcast first, a receivable is recorded. At December 31, 1996 and 1997, accounts receivable and liabilities remaining from barter transactions were insignificant.

                              13 RADIO CORPORATION

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ADVERTISING EXPENSE

    The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 1996 and 1997 amounted to approximately $13,000 and $18,000, respectively.

ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of their short duration to maturity.

USE OF ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Accordingly, actual results could differ from those reported.

3. INCOME TAXES

    The Company is a member of a group which files consolidated federal and state income tax returns. The Company recorded income taxes as if the Company was filing unconsolidated income tax returns.

    The components of the benefit for income taxes are as follows:

                                                                                                 YEAR ENDED DECEMBER
                                                                                                         31
                                                                                                ---------------------
                                                                                                  1996        1997
                                                                                                ---------  ----------
Current.......................................................................................  $      --  $       --
Deferred......................................................................................         --     (12,118)
                                                                                                ---------  ----------
                                                                                                $      --  $  (12,118)
                                                                                                ---------  ----------
                                                                                                ---------  ----------

    The differences between the reported benefit from income taxes and income taxes computed at the U.S. statutory federal income tax rate are as follows:

                                                                                           YEAR ENDED DECEMBER 31
                                                                                          ------------------------
                                                                                             1996         1997
                                                                                          -----------  -----------
Income tax benefit computed at the U.S.
statutory rate of 34%...................................................................  $  (118,942) $  (147,148)
State taxes, net of federal benefit.....................................................      (10,390)     (12,291)
Non-deductible items....................................................................        1,530        4,731
Change in deferred tax valuation allowance..............................................      127,802      142,590
                                                                                          -----------  -----------
    Total...............................................................................  $        --  $   (12,118)
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax

                              13 RADIO CORPORATION

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

3. INCOME TAXES (CONTINUED)
purposes. SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a valuation allowance of $432,246 and $574,836 at December 31, 1996 and 1997, respectively, is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. At December 31, 1997, the Company has available net operating loss carryforwards of $2,090,000 (of which $1,798,000 would be subject to an IRC section 382 annual limitation) which expire in the years 2001 through 2012.

4. RELATED PARTY TRANSACTIONS

    The 1996 financial statements include significant allocations from Infinity for the cost of functions and services it performed centrally which are included in selling, general and administrative expenses. Included in this caption are allocated costs for general liability, workers' compensation and auto insurance, and certain corporate salaries. The Company's employees also participated in certain Infinity sponsored savings plans. Total allocated costs amounted to approximately $50,000 for the year ended December 31, 1996.

    The 1997 financial statements include significant allocations from CBS for the cost of functions and services it performed centrally which are included in selling, general and administrative expenses. Included in this caption are allocated costs for general liability, workers' compensation and auto insurance, and certain corporate salaries. The Company's employees also participated in certain CBS sponsored savings plans. Total allocated costs amounted to approximately $82,000 for the year ended December 31, 1997.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Oro Spanish Broadcasting, Inc.
2601 Mission Street
San Francisco, California 94110

    We have audited the accompanying balance sheets of Oro Spanish Broadcasting, Inc. as of August 31, 1996 and 1997 and the related statements of operations and accumulated deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oro Spanish Broadcasting, Inc., as of August 31, 1996 and 1997 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has suffered recurring net losses and has an accumulated deficit. In addition, the Company's current liabilities exceed its current assets and the Company has experienced some difficulty meeting obligations as they become due. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are also described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                        /s/ MILLER, KAPLAN, ARASE & CO., LLP

North Hollywood, California
November 18, 1997

                        INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors
Oro Spanish Broadcasting, Inc.
2601 Mission Street
San Francisco, California 94110

    We have reviewed the accompanying balance sheet of Oro Spanish Broadcasting, Inc. as of February 28, 1998 and the statements of operations and accumulated deficit and cash flows for the six months ended February 28, 1997 and 1998, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Oro Spanish Broadcasting, Inc.

    A review consists principally of inquiries of management personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

    Based on our reviews, we are not aware of any material modifications that should be made to the February 28, 1997 and 1998 financial statements in order for them to be in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has suffered recurring net losses and has an accumulated deficit. In addition, the Company's current liabilities exceed its current assets and the Company has experienced some difficulty meeting obligations as they become due. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are also described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                        MILLER, KAPLAN, ARASE & CO., LLP

North Hollywood, California
June 6, 1998

                         ORO SPANISH BROADCASTING, INC.

                                 BALANCE SHEETS

                                                                                  AUGUST 31            SIX MONTHS
                                                                          --------------------------     ENDED
                                                                              1996          1997      FEBRUARY 28,
                                                                          ------------  ------------      1998
                                                                                                      ------------
                                                                                                       (REVIEWED)
                                 ASSETS
CURRENT ASSETS
  Cash..................................................................  $     30,448  $     49,928   $    2,135
  Accounts Receivable, Net of Allowance for Doubtful Accounts of
    $18,506, $50,000 and $62,000........................................       371,678       431,099      400,887
  Prepaid Expenses and Other Current Assets.............................        21,144        19,529       50,067
                                                                          ------------  ------------  ------------
    TOTAL CURRENT ASSETS................................................       423,270       500,556      453,089
PROPERTY AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION OF $1,164,277,
  $1,203,748 AND $1,224,177 (NOTE 2)....................................       132,650       133,098      140,273
                                                                          ------------  ------------  ------------
GOODWILL, NET OF ACCUMULATED AMORTIZATION OF $800,800, $850,800 AND
  $875,800..............................................................     1,199,200     1,149,200    1,124,200
                                                                          ------------  ------------  ------------
OTHER ASSETS
  Accounts Receivable--Stockholder (Note 7).............................       284,335       317,957      325,937
  Other Assets..........................................................        43,392        39,935       40,935
                                                                          ------------  ------------  ------------
    TOTAL OTHER ASSETS..................................................       327,727       357,892      366,872
                                                                          ------------  ------------  ------------
    TOTAL ASSETS........................................................  $  2,082,847  $  2,140,746    2,084,434
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
                              LIABILITIES
CURRENT LIABILITIES
  Accounts Payable......................................................  $    122,943  $    137,871   $  155,453
  Accrued Expenses and Other............................................       190,930       306,784      357,152
  Covenant Not To Compete (Note 3)......................................        50,000        50,000       50,000
  Note Payable--Current (Note 4)........................................       110,000       240,000      340,000
  License Payable--Current (Note 5).....................................       105,727       230,840      219,341
                                                                          ------------  ------------  ------------
    TOTAL CURRENT LIABILITIES...........................................       579,600       965,495    1,121,946
                                                                          ------------  ------------  ------------
NON-CURRENT LIABILITIES
  Interest Payable--Long Term (Note 4)..................................     1,097,995     1,122,279    1,127,330
  Note Payable--Long Term (Note 4)......................................     3,059,610     2,899,610    2,799,610
  License Payable--Long Term (Note 5)...................................       157,107            --           --
  Equipment Lease and Loans Payable (Note 4)............................        20,675        27,590       16,935
                                                                          ------------  ------------  ------------
    TOTAL NON-CURRENT LIABILITIES.......................................     4,335,387     4,049,479    3,943,875
                                                                          ------------  ------------  ------------
    TOTAL LIABILITIES...................................................     4,914,987     5,014,974    5,065,821
                                                                          ------------  ------------  ------------
COMMITMENTS (NOTES 6 AND 8)
  STOCKHOLDER'S DEFICIENCY
COMMON STOCK, AUTHORIZED 1,000,000 SHARES $1 PAR VALUE, ISSUED AND
  OUTSTANDING 6,000 SHARES..............................................         6,000         6,000        6,000
ADDITIONAL PAID-IN CAPITAL..............................................       994,000       994,000      994,000
ACCUMULATED DEFICIT.....................................................    (3,832,140)   (3,874,228)  (3,981,387)
                                                                          ------------  ------------  ------------
    TOTAL STOCKHOLDER'S DEFICIENCY......................................    (2,832,140)   (2,874,228)  (2,981,387)
                                                                          ------------  ------------  ------------
    TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIENCY......................  $  2,082,847  $  2,140,746   $2,084,434
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

   (Accountants' reports and the attached notes are an integral part of this statement)

                         ORO SPANISH BROADCASTING, INC.

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                   YEAR ENDED           SIX MONTHS ENDED
                                                   AUGUST 31              FEBRUARY 28
                                             ----------------------  ----------------------
                                                1996        1997
                                             ----------  ----------
                                                                        1997        1998
                                                                     ----------  ----------
                                                                      REVIEWED    REVIEWED
NET REVENUE................................  $2,294,107  $2,274,594  $1,025,752  $1,093,602
OPERATING EXPENSES
  Direct Operating Expenses................     301,257     290,492     146,598     147,377
  Selling, General and Administrative......   1,600,611   1,591,888     742,475     840,292
  Depreciation and Amortization............      98,703      89,471      45,258      45,429
                                             ----------  ----------  ----------  ----------
    TOTAL OPERATING EXPENSES...............   2,000,571   1,971,851     934,331   1,033,098
                                             ----------  ----------  ----------  ----------
    INCOME FROM OPERATIONS.................     293,536     302,743      91,421      60,504
OTHER EXPENSES
  Interest Expense, Net....................    (333,432)   (344,031)   (175,996)   (166,863)
                                             ----------  ----------  ----------  ----------
LOSS BEFORE INCOME TAX.....................     (39,896)    (41,288)    (84,575)   (106,359)
INCOME TAXES...............................         800         800         800         800
                                             ----------  ----------  ----------  ----------
NET LOSS...................................     (40,696)    (42,088)    (85,375)   (107,159)
ACCUMULATED DEFICIT AT BEGINNING OF
  PERIOD...................................  (3,791,444) (3,832,140) (3,832,140) (3,874,228)
                                             ----------  ----------  ----------  ----------
ACCUMULATED DEFICIT AT END OF PERIOD.......  $(3,832,140) $(3,874,228) $(3,917,515) $(3,981,387)
                                             ----------  ----------  ----------  ----------
                                             ----------  ----------  ----------  ----------

   (Accountants' reports and the attached notes are an integral part of this statement)

                         ORO SPANISH BROADCASTING, INC.

                            STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED AUGUST 31,       SIX MONTHS ENDED
                                                                                              FEBRUARY 28,
                                                                ----------------------  ------------------------
                                                                   1996        1997        1997         1998
                                                                ----------  ----------  -----------  -----------
                                                                                         REVIEWED     REVIEWED
                                                                                        -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Loss....................................................  $  (40,696) $  (42,088)  $ (85,375)   $(107,159)
    Adjustments to Reconcile Net Loss to Net Cash.............
      Provided (Used) in Operating Activities:
        Depreciation and Amortization.........................      98,703      89,471      45,258       45,429
        Changes in Assets and Liabilities:
          (Increase) Decrease in Accounts Receivable..........      23,326     (59,421)     27,748       30,212
          (Increase) Decrease Prepaid Expenses and Other
            Current Assets....................................      22,068       1,615     (23,592)     (30,538)
          (Increase) Decrease in Other Assets.................     (14,733)      3,457       3,457       (1,000)
          (Increase) in Advances to Stockholder-- Interest
            Receivable Portion................................     (16,097)    (17,622)     (7,500)      (7,980)
        Increase in Accounts Payable and Other................      28,269      51,483      30,653          134
        Increase in Interest Payable..........................      19,927      54,704      30,088       62,052
                                                                ----------  ----------  -----------  -----------
        NET CASH PROVIDED (USED) IN OPERATING ACTIVITIES......     120,767      81,599      20,737       (8,850)
                                                                ----------  ----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
    Acquisition of Property and Equipment.....................     (15,731)    (14,097)    (10,027)     (27,604)
    Increase in Accounts Receivable--Stockholder..............          --     (16,000)    (16,000)          --
    Proceeds from Sale of Assets..............................         500          --          --           --
                                                                ----------  ----------  -----------  -----------
        NET CASH USED IN INVESTING ACTIVITIES.................     (15,231)    (30,097)    (26,027)     (27,604)
                                                                ----------  ----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
    Principal Payments on Equipment Lease and Loans Payable...     (16,746)    (18,022)     (7,582)     (11,339)
    Proceeds from Refinancing of Automobile Loan Payable......          --      16,000      16,000           --
    Principal Payments on Note Payable........................     (80,000)    (30,000)    (30,000)          --
                                                                ----------  ----------  -----------  -----------
        NET CASH USED IN FINANCING ACTIVITIES.................     (96,746)    (32,022)    (21,582)     (11,339)
                                                                ----------  ----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH...............................       8,790      19,480     (26,872)     (47,793)
CASH AT BEGINNING OF PERIOD...................................      21,658      30,448      30,448       49,928
                                                                ----------  ----------  -----------  -----------
CASH AT END OF PERIOD.........................................  $   30,448  $   49,928   $   3,576    $   2,135
                                                                ----------  ----------  -----------  -----------
                                                                ----------  ----------  -----------  -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash Paid for Interest....................................  $  326,253  $  307,837   $ 153,907    $ 112,825
                                                                ----------  ----------  -----------  -----------
                                                                ----------  ----------  -----------  -----------
    Cash Paid for Income Taxes................................  $      800  $      800   $     800    $     800
                                                                ----------  ----------  -----------  -----------
                                                                ----------  ----------  -----------  -----------

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:

    During November 1996, the Company incurred a note payable of $17,822 for property and equipment. In addition, the Company acquired property and equipment with a cost of $8,000 which was included in accounts payable at August 31, 1997.

   (Accountants' reports and the attached notes are an integral part of this statement)

                         ORO SPANISH BROADCASTING, INC.

                         NOTES TO FINANCIAL STATEMENTS

            AUGUST 31, 1996 AND 1997 AND FEBRUARY 28, 1997 AND 1998

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    A. NATURE OF BUSINESS

    Oro Spanish Broadcasting, Inc. ("the Company") is a California Corporation, that has owned and operated radio station KIQI-AM licensed to San Francisco, California since September 8, 1980.

    B. UNAUDITED INTERIM INFORMATION

    In the opinion of management, the financial statements for the unaudited periods ended February 28, 1997 and 1998 include all adjustments necessary for a fair presentation in accordance with generally accepted accounting principles. The results of operations and cash flows for the six months ended February 28, 1997 and 1998 are not necessarily indicative of results which would be expected for a full year.

    C. PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. The Company uses the straight line method of depreciating equipment for both book and income tax purposes over estimated useful lives of 5-12 years. Amounts expended for improvements to increase the useful lives of property and equipment, or to replace major units of property and equipment are capitalized. Expenditures for maintenance and repairs or minor renewals are charged to expense when incurred.

    D. GOODWILL

    Goodwill is recorded at cost and amortized using the straight line method, over 40 years.

    E. TRADE ACTIVITY

    Under trade agreements with certain advertisers, commercial airtime is exchanged for goods and services. These transactions are recorded at the estimated fair market value of the merchandise and services rendered. Revenue is recognized when commercial spot announcements are broadcast and the value of merchandise and services are expensed when utilized. Included in net revenue was trade revenue of $245,003, $198,086, $76,584 and $97,075 and included in selling, general and administrative was trade expense of $231,003, $191,196, $73,059 and $94,575 for the years ended August 31, 1996 and 1997 and six months ended February 28, 1997 and 1998, respectively.

    F. INVESTMENT TAX CREDITS

    As investment tax credits are utilized, they will be accounted for on the flow through method.

    G. REVENUE RECOGNITION

    The Company recognizes revenue when the commercial spot announcements are aired. Payments received in advance of airing are accounted for as deferred revenue, which will be recognized in a subsequent period.

                         ORO SPANISH BROADCASTING, INC.

            AUGUST 31, 1996 AND 1997 AND FEBRUARY 28, 1997 AND 1998

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    H. CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to credit risk consist of accounts receivable. Concentration of credit risk with respect to accounts receivable is somewhat limited due to the large number of customers comprising the Company's customer base and their dispersion across many different industries. However, there is a geographical risk as the Company grants credit to many advertisers located in Northern California.

    I. INCOME TAXES

    The Company recognizes deferred tax assets and liabilities for future tax consequences of events that have been previously recognized on the Company's financial statements or tax returns. The measurement of deferred tax assets and liabilities is based on the provisions of the tax laws in effect as of the date of these financial statements; the effects of future changes in tax laws or rates are not anticipated except as otherwise noted.

    For the years ended August 31, 1996 and 1997, the Company utilized federal net operating loss ("NOL") carryforwards of approximately $25,000 and $105,000, respectively, and California NOL carryforwards of approximately $37,000 and $117,000, respectively.

    The Company has available to offset future federal Corporation taxable income, NOL carryforwards of approximately $1,576,000, $1,471,000 and $1,537,000 for years ended August 31, 1996 and 1997 and six months ended February 28, 1998, respectively, expiring in the years 2005 through 2013. In addition, the Company has available to offset any future federal Corporation income tax liabilities, investment tax credit carryovers of approximately $22,000 expiring in the years 1998 through 2001.

    At August 31, 1996 and 1997 and February 28, 1998, the Company has available for California income tax purposes, NOL carryforwards of approximately $579,000, $412,000 and $452,000, respectively, expiring in the years 1998, 1999 and 2003.

    The Company's net deferred tax assets (using a federal rate of 34% and an effective California rate of 9.3%) consisted of the following:

                                                                                   AUGUST 31,
                                                                            ------------------------  FEBRUARY 28,
                                                                               1996         1997          1998
                                                                            -----------  -----------  ------------
Deferred Tax Asset........................................................  $   598,395  $   574,611   $  609,380
Deferred Tax Asset Valuation..............................................     (598,395)    (574,611)    (609,380)
Net Deferred Tax Asset....................................................  $        --           --   $       --

    The tax benefit computed at the statutory rate is due primarily to temporary differences in depreciation and amortization calculated for book and tax purposes and the NOL carryforwards. Management anticipates that there will not be sufficient taxable income to utilize the NOL carryforward benefits prior to their expiration, thus a valuation allowance has been established to fully offset the deferred tax asset.

                         ORO SPANISH BROADCASTING, INC.

            AUGUST 31, 1996 AND 1997 AND FEBRUARY 28, 1997 AND 1998

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    J. ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

    K. IMPAIRMENT OF LONG-LIVED ASSETS

    The Company accounts for the impairment of long lived assets under the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long Lived Assets. SFAS No. 121 requires impairment losses to be recorded on long-lived assets when indications of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. If the carrying value of the assets will not be recoverable, as determined based on the undiscounted cash flows estimated, the carrying value of the assets are reduced to fair value. Generally, fair value will be determined using valuation techniques such as expected discounted cash flows or appraisals, as appropriate. The adoption of SFAS No. 121 did not have a material impact on the results of operations of the Company.

    L. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value

    -- Cash

    The carrying amount is a reasonable estimate of fair value

    -- Accounts Receivable

    The carrying value of accounts receivable approximates the fair value due to the short-term nature of these instruments

    -- Accounts Payable and Accrued Liabilities

    The carrying value of accounts payable and accrued expenses approximates the fair value due to the short-term nature of these instruments.

                         ORO SPANISH BROADCASTING, INC.

            AUGUST 31, 1996 AND 1997 AND FEBRUARY 28, 1997 AND 1998

NOTE 2--PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following:

                                                                                  AUGUST 31,
                                                                           ------------------------  FEBRUARY 28,
                                                                              1996         1997          1998
                                                                           ----------  ------------  ------------
Equipment................................................................  $  672,127  $    672,127  $    672,127
Transmitter..............................................................     372,807       386,957       412,600
Furniture and Fixtures...................................................      60,935        60,935        61,748
Trucks and Automobiles...................................................      97,167       116,095       117,025
Computer Equipment.......................................................      43,825        48,455        48,455
Leasehold Improvements...................................................      34,342        35,722        35,940
Music Library............................................................      15,724        16,555        16,555
                                                                           ----------  ------------  ------------
                                                                            1,296,927     1,336,846     1,364,450
Less: Accumulated Depreciation...........................................   1,164,277     1,203,748     1,224,177
                                                                           ----------  ------------  ------------
                                                                           $  132,650  $    133,098  $    140,273
                                                                           ----------  ------------  ------------
                                                                           ----------  ------------  ------------

NOTE 3--COVENANT NOT TO COMPETE

    The covenant of $475,000 was amortized over a nine year period, commencing on the closing date, September 8, 1980 and was to be fully paid, per terms of the covenant, on September 8, 1989. The current balance in arrears owed is $50,000.

NOTE 4--LONG TERM DEBT

    NOTE PAYABLE

    The $3,600,000 note with Bank of America ("the Bank") accrues interest at a rate per annum equal to the Reference Rate (Bank of America's Prime rate) plus 2%. The agreement provided for the capitalization into principal certain months' interest totaling $97,995 and allows for $1,000,000 of accrued interest to be repaid at the loan maturity date. All remaining principal plus any accrued interest is due and payable on December 31, 1999. Additionally, certain financial covenants must be met including covenants governing current ratios and operating profit ratios. Substantially all assets of the Company are pledged as collateral on the note.

    As of August 31, 1996, the Company was in violation of certain covenants and failed to make required principal and interest payments. The Company entered into an agreement with the Bank to make weekly payments of interest in the amount of $10,000, due on Friday of each week, commencing May 9, 1997 and ending September 26, 1997. Any accrued and unpaid interest as of September 26, 1997 was due and payable on September 30, 1997. Additionally, principal payments of $90,000 due through September 10, 1997 were due and payable on September 30, 1997, unless the agreement terminated. As of February 28, 1998, the Company was five interest payments in arrears totaling approximately $135,000 and was in violation of some of its loan covenants for which the Bank forbore from pursuing its remedies with respect to the loan covenant violations.

                         ORO SPANISH BROADCASTING, INC.

            AUGUST 31, 1996 AND 1997 AND FEBRUARY 28, 1997 AND 1998

NOTE 4--LONG TERM DEBT (CONTINUED)
    Aggregate principal payments required on the note payable for each of the succeeding five years ending February 28 are as follows:

1999............................................................  $ 340,000
2000............................................................  2,799,610
                                                                  ---------
                                                                  $3,139,610
                                                                  ---------
                                                                  ---------

    The Bank's prime rate on interest at August 31, 1996 and 1997 and February 28, 1998, was 8.50%, 8.25% and 8.50%, respectively.

    EQUIPMENT LEASE AND LOANS PAYABLE

    The Company has entered into lease and loan agreements for the purchase of automobiles and office equipment which mature through September 2000. The agreements call for monthly installments which range from $556 to $1,552 which includes interest at rates ranging from 8.5% to 15.0%. All agreements are collateralized by the purchased equipment.

    The capitalized cost of the above is $83,958, $68,628 and $68,628 less accumulated depreciation of $55,841, $35,186 and $42,048 and is included in property and equipment in the accompanying financial statements for the years ended August 31, 1996 and 1997 and six months ended February 28, 1998, respectively. Interest expense related to these loans was $5,283, $5,491, $2,822 and $2,405 for the years ended August 31, 1996 and 1997 and six months ended February 28, 1997 and 1998, respectively.

    Future minimum loan payments for the years ended February 28, are as follows:

1999...............................................................  $  20,716
2000...............................................................     13,951
2001...............................................................      2,984
                                                                     ---------
                                                                     $  37,651
                                                                     ---------
                                                                     ---------

NOTE 5--LICENSE PAYABLE

    On April 22, 1993, Broadcast Music, Inc. ("BMI") obtained an arbitration award of $264,181 against the Company for unpaid license fees.

    Effective September, 1995 the Company entered into a Settlement Agreement and Stipulation of Dismissal with Prejudice ("the Agreement") which superseded the original award. In this Agreement, the Company is to pay BMI the sum of $200,000 in monthly payments ranging from $2,500 to $3,200 starting October 1, 1995 and a final balloon payment of $24,800 on October 1, 2000. There is no interest calculated into the payment schedule. If the Company defaults on the payment schedule, then the Company will be liable for the original award plus interest at the California statutory rate, less the total of payments which had been made to date. As of August 31, 1996, the Company was in compliance with the payment schedule. As of August 31, 1997 and February 28, 1998, the Company was four and six payments in arrears, respectively, and as a result, the entire obligation is presented as a current liability. Under the Agreement, the current License Agreement dated May, 1994 is excluded from the settlement and the Company is still bound to its obligation. The License Agreement dated

                         ORO SPANISH BROADCASTING, INC.

            AUGUST 31, 1996 AND 1997 AND FEBRUARY 28, 1997 AND 1998

NOTE 5--LICENSE PAYABLE (CONTINUED)
May, 1994 is retroactive and covers the period January 1, 1992 through December 31, 1996. The new Agreement settlement plus current license fees under the new license agreement amounted to a total liability of $239,227, $213,233 and $203,234 at August 31, 1996 and 1997 and February 28, 1998, respectively.

    In addition, the Company fell into arrears with its 1995/1996 ASCAP music license fee payments for approximately $11,607 and owed an additional $15,000 due to an audit conducted for the period ending December 31, 1994. On May 9, 1996, the Company entered into an arrangement whereas they agreed to make monthly payments of at least $750 in addition to the regular monthly billing until paid in full. The balance remaining at August 31, 1996 and 1997 and February 28, 1998, was $23,607, $17,607 and $16,107, respectively. As of August 31, 1997 and February 28, 1998, the Company was two and six payments in arrears under the terms of this arrangement and, as a result, the entire obligation is presented as a current liability.

NOTE 6--OPERATING LEASES

    The Company leases its office space and transmitter location under operating leases. The office spaced is leased for $5,000 per month for the first year (renegotiated to $4,000 per month beginning October 1, 1996) and subject to CPI increases thereafter under an agreement dated March, 1993. The lease expires July 1, 2000. The transmitter location lease dated October 20, 1987 had a term of 10 years but was renegotiated in October 1997 and extended for an additional 10 years at $3,750 per month. Total rental expense related to the above leases for the years ended August 31, 1996 and 1997 and six months ended February 28, 1997 and 1998 was $94,431, $89,325, $44,915 and $46,170, respectively.

    The future payments are as follows for the years ended February 28:

1999..............................................................  $  93,000
2000..............................................................     93,000
2001..............................................................     61,000
2002..............................................................     45,000
2003..............................................................     45,000
Thereafter........................................................    210,000
                                                                    ---------
                                                                    $ 547,000
                                                                    ---------
                                                                    ---------

                         ORO SPANISH BROADCASTING, INC.

            AUGUST 31, 1996 AND 1997 AND FEBRUARY 28, 1997 AND 1998

NOTE 7--ACCOUNTS RECEIVABLE--STOCKHOLDER

    Accounts receivable--stockholder accrues interest at 6% until paid. Accounts receivable-- stockholder consisted of the following:

                                                                                    AUGUST 31,
                                                                              ----------------------  FEBRUARY 28,
                                                                                 1996        1997         1998
                                                                              ----------  ----------  ------------
Cash Advances for Crosby (Royster) Note Prior to 1982.......................  $   63,298  $   63,298   $   63,298
Dividend--Repayment.........................................................     (36,650)    (36,650)     (36,650)
Net Cash Advances...........................................................      91,322     107,322      107,322
Interest....................................................................     166,365     183,987      191,967
                                                                              ----------  ----------  ------------
                                                                              $  284,335  $  317,957   $  325,937
                                                                              ----------  ----------  ------------
                                                                              ----------  ----------  ------------

    Interest income related to this note was approximately $16,000, $17,600, $7,500 and $8,000 for the years ended August 31, 1996 and 1997 and the six months ended February 28, 1997 and 1998, respectively.

NOTE 8--SIMPLE IRA PLAN

    Effective January 1, 1997, the Company established a SIMPLE IRA Plan ("the Plan") under IRC Section 408(p) covering employees earning over $5,000 during the calendar year. Under the terms of the Plan, the Company is required to contribute a matching contribution to each eligible employee's SIMPLE IRA equal to the employee's salary reduction contributions up to a limit of 3% of the employee's compensation for the calendar year. The Company may reduce the 3% limit for the calendar year if: (1) the limit is not reduced below 1%; (2) the limit is not reduced for more than 2 calendar years during the 5 year period ending with the calendar year the reduction is effective; and (3) each employee is notified of the reduced limit within a reasonable period of time before the employee's 60 day election period for the calendar year. No accrual for the Company's required contribution for the Plan year ending December 31, 1997 has been made as of February 28, 1998. Plan expense for the year ended August 31, 1997 and the six months ended February 28, 1997 and 1998 was $-0-.

NOTE 9--GOING CONCERN UNCERTAINTY

    The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered net losses of $40,696, $42,088, $85,375 and $107,159 during the years ended August 31, 1996 and 1997 and the six months ended February 28, 1997 and 1998, respectively; and as of February 28, 1998, had a negative net worth of $2,981,387. The Company's current liabilities as of this date exceeded current assets by $668,857. In addition, the Company has experienced difficulty meeting obligations as they become due.

    In view of the matters described in the preceding paragraph, future profitability is dependent upon the success of future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue normal operations.

                         ORO SPANISH BROADCASTING, INC.

            AUGUST 31, 1996 AND 1997 AND FEBRUARY 28, 1997 AND 1998

NOTE 9--GOING CONCERN UNCERTAINTY (CONTINUED)
    However, the Company's management believes it will be able to continue as a going concern due to the sale of the Company's common stock discussed in Note
10. $4,236,321 from the proceeds of the sale was recognized by the Company as additional paid in capital. This money was used to retire the debt which contributed to the going concern uncertainty.

NOTE 10--SUBSEQUENT EVENTS (UNAUDITED)

    On February 20, 1998, the Company's sole stockholder entered into a Stock Purchase Agreement to sell all of his common stock interest in the Company to Radio Unica of San Francisco, Inc. ("Radio Unica") for $12,000,000.

    The Company and Radio Unica entered into a Time Brokerage Agreement (the "LMA") effective March 1, 1998 and expiring on the closing date or termination of the Stock Purchase Agreement. During this period, the Company is responsible for all engineering and certain personnel costs and will receive $58,000 per month from Radio Unica.

    On March 2, 1998, the Company and BMI entered into an agreement to settle the outstanding obligation under the Agreement (Note 5) for $75,000 payable on or before June 19, 1998, plus interest at 9% per annum accumulating from February 19, 1998 to the date of payment.

    On March 30, 1998, the Company and the Bank entered into an agreement whereby upon the closing date of the Stock Purchase Agreement, the Company will pay the Bank $3,800,000, plus interest at prime plus 2% per annum beginning February 1, 1998, as settlement in full of all principal and accrued interest owed under the terms of the note (Note 4).

    On April 30, 1998, the common stock interest in the Company was sold and the debt discussed above was retired. At Closing, the receivable from the stockholder discussed in Note 7 was recognized as a dividend.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                5,700,000 SHARES

                        RADIO UNICA COMMUNICATIONS CORP.

                                  COMMON STOCK

                                     [LOGO]

                                   ---------

                              P R O S P E C T U S
                                OCTOBER   , 1999

                                   ---------

                              SALOMON SMITH BARNEY
                            BEAR, STEARNS & CO. INC.
                          DONALDSON, LUFKIN & JENRETTE
                               CIBC WORLD MARKETS

--------------------------------------------------------
--------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of the common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

SEC Registration Fee............................................................  $  29,157
NASD Filing Fee.................................................................     11,555
Nasdaq National Market Listing Fee..............................................     63,725
Blue Sky Fees and Expenses......................................................      5,000
Printing and Engraving Costs....................................................    600,000
Legal Fees and Expenses.........................................................    300,000
Accounting Fees and Expenses....................................................    300,000
Transfer Agent and Registrar Fees and Expenses..................................      5,000
Miscellaneous...................................................................  1,185,563
                                                                                  ---------
  Total.........................................................................  $2,500,000
                                                                                  ---------
                                                                                  ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Our certificate of incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), our directors shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. Under the DGCL, the directors have a fiduciary duty to the registrant which is not eliminated by this provision of the certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The registrant has liability insurance for its officers and directors. Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) arising under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that person is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the certificate of incorporation. The registrant is not aware of any threatened litigation or proceeding that may result in a claim for any indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    The following is a summary of the sales during the past three years by Radio Unica, or its predecessor, of securities that were not registered under the Securities Act.

                                                                                                    PREFERRED
INVESTOR                                                DATE        AMOUNT       COMMON SHARES       SHARES
----------------------------------------------------  ---------  -------------  ---------------  ---------------
Warburg, Pincus Ventures............................    8/12/97  $   1,000,000        310,000           9,900
                                                       10/24/97      1,000,000        310,000           9,900
                                                        11/7/97      2,750,000        852,500          27,225
                                                         1/5/98     15,000,000      4,650,000         148,500
                                                        4/17/98        280,523         86,962           2,777
                                                        6/30/98     15,238,904      4,724,060         150,865

Joaquin F. Blaya....................................   12/31/96         15,000          4,650          148.50
                                                        1/20/97         10,000          3,100           99.00
                                                        2/12/97         15,000          4,650          148.50
                                                        2/28/97         20,000          6,200          198.00
                                                        3/14/97         40,000         12,400          396.00
                                                         6/4/97         50,000         15,500          495.00
                                                        6/25/97         22,500          6,975          222.75
                                                        4/17/98         40,584         12,581          401.78

Allan Stess.........................................   12/31/96         15,000          4,650          148.50
                                                        1/20/97         10,000          3,100           99.00
                                                        2/12/97         15,000          4,650          148.50
                                                        2/28/97         10,000          3,100           99.00

Barrett Alley.......................................    1/23/97          2,500            775           24.75
                                                        2/12/97          1,500            465           14.85
                                                        2/28/97          5,000          1,550           49.50
                                                         4/7/97         11,599          3,596          114.83
                                                        4/28/97          4,401          1,364           43.57
                                                        4/17/98          7,476          2,318           74.01

Andrew C. Goldman...................................    4/18/97         46,377         14,377          459.13
                                                         6/4/97         33,623         10,423          332.87
                                                        4/17/98         18,156          5,628          179.74

Steven E. Dawson....................................   12/15/98         50,000         15,500          495.00

Jose C. Cancela.....................................    1/22/99         35,000         10,850          346.50

                                                                                                    PREFERRED
INVESTOR                                                DATE        AMOUNT       COMMON SHARES       SHARES
----------------------------------------------------  ---------  -------------  ---------------  ---------------
Herbert Levin.......................................   12/31/96         15,000          4,650          148.50
                                                        1/20/97         10,000          3,100           99.00
                                                        2/12/97         15,000          4,650          148.50
                                                        4/18/97         12,000          3,720          118.80
                                                        4/24/97         28,000          8,680          277.20
                                                        4/28/97         20,000          6,200          198.00
                                                        5/14/97         25,000          7,750          247.50
                                                        5/29/97         25,000          7,750          247.50
                                                        6/25/97         22,500          6,975          222.75
                                                        4/17/98         40,584         12,581          401.78

    In addition, Radio Unica, from time to time, has issued an aggregate of 2,867,152 stock options to various people pursuant to its stock option plan.

    All the foregoing securities were issued in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.


 1.1*****  Form of Underwriting Agreement.

 3.1*****  Certificate of Incorporation

 3.2*****  Bylaws.

  4.1*     Purchase Agreement, dated July 22, 1998, among Radio Unica Corp., each of its subsidiaries set forth therein, CIBC Oppenheimer Corp. and Bear, Stearns & Co.
           Inc.

  4.2*     Indenture dated as of July 27, 1998 between Radio Unica Corp. and Wilmington
           Trust Company, as Trustee.

 5.1*****  Opinion of Stroock & Stroock & Lavan LLP

 10.1*     Credit Agreement, dated as of July 8, 1998 among Radio Unica Corp., Radio Unica
           Holdings Corp., the several banks and other financial institutions from time to time parties thereto and Canadian Imperial Bank of Commerce, in its individual capacity and as Agent ("CIBC").

 10.2*     Securities Purchase Agreement, dated as of August 11, 1997, by and among Radio
           Unica Corp., Warburg, Pincus Ventures, L.P. and the other investors named therein.

 10.3*     Supplement to Securities Purchase Agreement, dated as of June, 1998, among
           Radio Unica Corp., Radio Unica Holdings Corp., Warburg, Pincus Ventures, L.P.
           and the other investors named therein.

 10.4*     Stockholders' Agreement, dated as of June 30, 1998, by and among Radio Unica
           Holdings Corp., Warburg, Pincus Ventures, L.P., Joaquin Blaya, Herbert Levin
           and the other persons listed therein.

 10.5*     Time Brokerage Agreement, dated as of October 31, 1997, by and between Radio
           Unica and Texas Lotus Corp. relating to KZDC(AM).

 10.6*(a)  Asset Purchase Agreement, dated as of January 26, 1998, by and among Radio
           Unica, One-on-One Sports License of Florida, L.L.C. and One-on-One Sports Radio
           of Florida, L.L.C.

 10.7*(a)  Stock Purchase Agreement, dated as of February 20, 1998, by and among Radio
           Unica, Oro Spanish Broadcasting, Inc. and Rene De La Rosa.

 10.8*     Asset Purchase Agreement, dated as of May 20, 1998, by and among Radio Unica,
           Sinclair Radio of Los Angeles, Inc. and Sinclair Radio of Los Angeles Licensee,
           Inc.

 10.9*     Form of Non Competition and Confidentiality Agreement with each of Joaquin F.
           Blaya and Steven E. Dawson, dated August 13, 1997.

 10.10*    Agreement, dated as of January 15, 1998, entered into by and between Radio
           Unica Corp. and Jorge Ramos.

 10.11*    Amended and Restated Artist Agreement, dated as of June 5, 1998, entered into by and between Radio Unica Network, Inc. and Raque Productions (for services of
           Pedro Sevcec).

 10.12*    Independent Contractor Agreement dated as of June 30, 1998 between Radio Unica
           Network, Inc. and Dra Isabel, Inc. (for services of Isabel Gomez Bassols).

 10.13*    Stock Purchase Agreement, dated as of June 10, 1998, by and among Radio Unica,
           Blaya, Inc. and Joaquin F. Blaya.

 10.14*    Option Agreement, dated as of October 31, 1997, by and between Texas Lotus
           Corp. and Radio Unica.

10.15*(a)  Agreement, dated as of September 28, 1998, between Radio Unica and
           Inter/Forever Sports, Inc.

10.16*(a)  Agreement, dated as of September 28, 1998, between Radio Unica and
           Inter/Forever Sports, Inc.

 10.17*    Asset Purchase Agreement, dated as of October 26, 1998, among Radio Unica,
           Children's Broadcasting Corporation, Children's Radio of Dallas, Inc.,
           Children's Radio of Phoenix, Inc. and Children's Radio of New York, Inc.

 10.18*    First Amendment to Asset Purchase Agreement, dated as of October 27, 1998, among Radio Unica, Children's Radio of Dallas, Inc., Children's Radio of
           Phoenix, Inc., and Children's Radio of New York, Inc.

10.19****  Asset Purchase Agreement, dated as of February 22, 1999, among Radio Unica,
           One-on-One Sports License of Illinois, L.L.C. and One-on-One Sports Radio of
           Illinois, L.L.C.

21.1*****  Subsidiaries

 23.1**    Consent of Ernst & Young LLP

 23.2**    Consent of Miller, Kaplan, Arase & Co., LLP

 23.3      Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1)

24.1*****  Power of Attorney (included on signature page).

27.1*****  Financial data schedule

27.2*****  Financial data schedule

------------------------

    *Incorporated by reference from Registration Statement on Form S-4 (No.
     333-61211) of Radio Unica Corp., as amended, as declared effective by the Securities and Exchange Commission on December 18, 1998.

   **Filed herewith.

 ****Incorporated by reference from Annual Report on Form 10-K for the year ended December 31, 1998 filed by Radio Unica Corp.

*****Previously filed.

    (a) Portions of this exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

    (b) Financial Statement Schedules.

    Schedule I--Condensed Financial Information of Radio Unica Communications Corp.

    Schedule II--Valuation and Qualifying Accounts.

    All other financial statement schedules have been omitted because they are not required, not applicable, or the information to be included in the financial statement schedules is included in the Consolidated Financial Statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) It will provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424
       (b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of these securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida, on this 15th day of October, 1999.


                                RADIO UNICA COMMUNICATIONS CORP.

                                BY:  /S/ STEVEN E. DAWSON
                                     -----------------------------------------
                                     Name: Steven E. Dawson
                                     Title: Executive Vice President and Chief
                                            Financial Officer


    Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed by the following persons on October 15, 1999 in the capacities indicated:


          SIGNATURE                        TITLE
------------------------------  ---------------------------
    * /s/ JOAQUIN F. BLAYA      Chief Executive Officer and
------------------------------    Director (principal
       Joaquin F. Blaya           executive officer)

     /s/ STEVEN E. DAWSON       Chief Financial Officer
------------------------------    (principal financial
       Steven E. Dawson           officer) and Director

     /s/ MANUEL A. BORGES       Chief Accounting Officer
------------------------------
       Manuel A. Borges

    * /s/ JOSE C. CANCELA       Director
------------------------------
       Jose C. Cancela

   * /s/ ANDREW C. GOLDMAN      Director
------------------------------
      Andrew C. Goldman

     * /s/ SIDNEY LAPIDUS       Director
------------------------------
        Sidney Lapidus

   * /s/ JOHN D. SANTOLERI      Director
------------------------------
      John D. Santoleri

*By:    /s/ STEVEN E. DAWSON
      -------------------------
          Steven E. Dawson
          Attorney-in-fact

                                   SCHEDULE I

                       CONDENSED FINANCIAL INFORMATION OF
                        RADIO UNICA COMMUNICATIONS CORP.

                            CONDENSED BALANCE SHEET

                                                                                                     DECEMBER 31,
                                                                                                         1998
                                                                                                    --------------
ASSETS
Investments in wholly owned subsidiary............................................................  $  (12,184,170)
                                                                                                    --------------
                                                                                                    --------------

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Due to subsidiary...............................................................................  $      223,257

Commitments and contingencies
Series A redeemable cumulative preferred stock $.01 par value; 450,000 shares authorized and
  353,560 shares issued and outstanding...........................................................      38,266,437

Stockholders' deficit:
  Common stock $.01 par value; 40,000,000 shares authorized and 11,071,074 shares issued and
    outstanding...................................................................................         110,711
  Capital deficiency..............................................................................      (2,724,178)
  Accumulated deficit.............................................................................     (23,692,057)
                                                                                                    --------------
Total stockholders' deficit.......................................................................     (26,305,524)
                                                                                                    --------------
                                                                                                    $   12,184,170
                                                                                                    --------------
                                                                                                    --------------

                                   SCHEDULE I

                       CONDENSED FINANCIAL INFORMATION OF
                        RADIO UNICA COMMUNICATIONS CORP.

                       CONDENSED STATEMENT OF OPERATIONS

                                                                                                FOR THE YEAR ENDED
                                                                                                   DECEMBER 31,
                                                                                                       1998
                                                                                                ------------------
Equity in net loss of subsidiary..............................................................   $    (11,352,917)
                                                                                                ------------------
  Net loss....................................................................................        (11,352,917)
                                                                                                ------------------
Accrued dividends on Series A reedemable cumulative preferred stock...........................          1,847,594
                                                                                                ------------------
Net loss applicable to common stockholders....................................................   $    (13,200,511)
                                                                                                ------------------
                                                                                                ------------------

                                   SCHEDULE I

                       CONDENSED FINANCIAL INFORMATION OF
                        RADIO UNICA COMMUNICATIONS CORP.

                       CONDENSED STATEMENT OF CASH FLOWS

                                                                                                FOR THE YEAR ENDED
                                                                                                   DECEMBER 31,
                                                                                                       1998
                                                                                                ------------------
OPERATING ACTIVITIES:
Net loss......................................................................................   $    (11,352,917)
Adjustments to reconcile net loss to net cash used in operating activities:
    Equity in net loss of subsidiary..........................................................         11,352,917
                                                                                                ------------------
Net cash used in operating activities.........................................................                 --
                                                                                                ------------------
FINANCING ACTIVITIES:
Due to subsidiary.............................................................................            223,257
Redemption and cancellation of Series A reedemable preferred stock and common stock...........           (223,257)
                                                                                                ------------------
Net cash provided by financing activities.....................................................                 --
                                                                                                ------------------
Net increase in cash and cash equivalents.....................................................                 --
Cash and cash equivalents at the beginning of period..........................................                 --
                                                                                                ------------------
Cash and cash equivalents at end of period....................................................   $             --
                                                                                                ------------------
                                                                                                ------------------

                                   SCHEDULE I

                       CONDENSED FINANCIAL INFORMATION OF
                        RADIO UNICA COMMUNICATIONS CORP.

                     NOTES TO CONDENSED FINANCIAL STATEMENT

1. BASIS OF PRESENTATION

    In the parent company-only financial statements of Radio Unica Communications Corp. (formerly Radio Unica Holdings Corp.) (the Company), the investment in the wholly owned subsidiary is stated at cost plus equity in the net loss of subsidiary since inception. The parent company-only financial statements should be read in conjunction with Radio Unica Communications Corp.'s consolidated financial statements which are included herein.

                        RADIO UNICA COMMUNICATIONS CORP.

                 SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                        ADDITIONS
                                                                -------------------------                BALANCE AT
                                                   BALANCE AT     CHARGED       CHARGES                    END OF
                                                  BEGINNING OF    TO COSTS     TO OTHER                 DESCRIPTION
                                                      YEAR      AND EXPENSES   ACCOUNTS     DEDUCTION       YEAR
                                                  ------------  ------------  -----------  -----------  ------------
1998:
Allowance for doubtful trade accounts
  Receivable....................................   $       --    $  118,098    $      --    $   2,067   $    116,031
                                                  ------------  ------------  -----------  -----------  ------------
                                                  ------------  ------------  -----------  -----------  ------------
Deferred tax valuation allowance................   $  550,863    $7,290,375    $      --    $      --   $  7,841,238
                                                  ------------  ------------  -----------  -----------  ------------
                                                  ------------  ------------  -----------  -----------  ------------
1997:
Allowance for doubtful trade accounts
  Receivable....................................   $       --    $       --    $      --    $      --   $         --
                                                  ------------  ------------  -----------  -----------  ------------
                                                  ------------  ------------  -----------  -----------  ------------
Deferred tax valuation allowance................   $       --    $  550,863    $      --    $      --   $    550,863
                                                  ------------  ------------  -----------  -----------  ------------
                                                  ------------  ------------  -----------  -----------  ------------
1996:
Allowance for doubtful trade accounts
  Receivable....................................   $       --    $       --    $      --    $      --   $         --
                                                  ------------  ------------  -----------  -----------  ------------
                                                  ------------  ------------  -----------  -----------  ------------
Deferred tax valuation allowance................   $       --    $       --    $      --    $      --   $         --
                                                  ------------  ------------  -----------  -----------  ------------
                                                  ------------  ------------  -----------  -----------  ------------

                                 EXHIBIT INDEX


  EXHIBIT
   INDEX      DESCRIPITON
------------  --------------------------------------------------------------------------------------------------

  1.1*****    Form of Underwriting Agreement.

  3.1*****    Certificate of Incorporation

  3.2*****    Bylaws.

  4.1*        Purchase Agreement, dated July 22, 1998, among Radio Unica Corp., each of its subsidiaries set forth therein, CIBC Oppenheimer Corp. and Bear, Stearns & Co. Inc.

  4.2*        Indenture dated as of July 27, 1998 between Radio Unica Corp. and Wilmington Trust Company, as
              Trustee.

  5.1*****    Opinion of Stroock & Stroock & Lavan LLP

 10.1*        Credit Agreement, dated as of July 8, 1998 among Radio Unica Corp., Radio Unica Holdings Corp., the several banks and other financial institutions from time to time parties thereto and Canadian
              Imperial Bank of Commerce, in its individual capacity and as Agent ("CIBC").

 10.2*        Securities Purchase Agreement, dated as of August 11, 1997, by and among Radio Unica Corp.,
              Warburg, Pincus Ventures, L.P. and the other investors named therein.

 10.3*        Supplement to Securities Purchase Agreement, dated as of June, 1998, among Radio Unica Corp.,
              Radio Unica Holdings Corp., Warburg, Pincus Ventures, L.P. and the other investors named therein.

 10.4*        Stockholders' Agreement, dated as of June 30, 1998, by and among Radio Unica Holdings Corp.,
              Warburg, Pincus Ventures, L.P., Joaquin Blaya, Herbert Levin and the other persons listed therein.

 10.5*        Time Brokerage Agreement, dated as of October 31, 1997, by and between Radio Unica and Texas Lotus
              Corp. relating to KZDC(AM).

 10.6*(a)     Asset Purchase Agreement, dated as of January 26, 1998, by and among Radio Unica, One-on-One
              Sports License of Florida, L.L.C. and One-on-One Sports Radio of Florida, L.L.C.

 10.7*(a)     Stock Purchase Agreement, dated as of February 20, 1998, by and among Radio Unica, Oro Spanish
              Broadcasting, Inc. and Rene De La Rosa.

 10.8*        Asset Purchase Agreement, dated as of May 20, 1998, by and among Radio Unica, Sinclair Radio of
              Los Angeles, Inc. and Sinclair Radio of Los Angeles Licensee, Inc.

 10.9*        Form of Non Competition and Confidentiality Agreement with each of Joaquin F. Blaya and Steven E.
              Dawson, dated August 13, 1997.

 10.10*       Agreement, dated as of January 15, 1998, entered into by and between Radio Unica Corp. and Jorge
              Ramos.

 10.11*       Amended and Restated Artist Agreement, dated as of June 5, 1998, entered into by and between Radio
              Unica Network, Inc. and Raque Productions (for services of Pedro Sevcec).

 10.12*       Independent Contractor Agreement dated as of June 30, 1998 between Radio Unica Network, Inc. and
              Dra Isabel, Inc. (for services of Isabel Gomez Bassols).

 10.13*       Stock Purchase Agreement, dated as of June 10, 1998, by and among Radio Unica, Blaya, Inc. and
              Joaquin F. Blaya.

 10.14*       Option Agreement, dated as of October 31, 1997, by and between Texas Lotus Corp. and Radio Unica.

  EXHIBIT
   INDEX      DESCRIPITON
------------  --------------------------------------------------------------------------------------------------
 10.15*(a)    Agreement, dated as of September 28, 1998, between Radio Unica and Inter/Forever Sports, Inc.

 10.16*(a)    Agreement, dated as of September 28, 1998, between Radio Unica and Inter/Forever Sports, Inc.

 10.17*       Asset Purchase Agreement, dated as of October 26, 1998, among Radio Unica, Children's Broadcasting
              Corporation, Children's Radio of Dallas, Inc., Children's Radio of Phoenix, Inc. and Children's
              Radio of New York, Inc.

 10.18*       First Amendment to Asset Purchase Agreement, dated as of October 27, 1998, among Radio Unica,
              Children's Radio of Dallas, Inc., Children's Radio of Phoenix, Inc., and Children's Radio of New
              York, Inc.

 10.19****    Asset Purchase Agreement, dated as of February 22, 1999, among Radio Unica, One-on-One Sports
              License of Illinois, L.L.C. and One-on-One Sports Radio of Illinois, L.L.C.

 21.1*****    Subsidiaries

 23.1**       Consent of Ernst & Young LLP

 23.2**       Consent of Miller, Kaplan, Arase & Co., LLP

 23.3         Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1)

 24.1*****    Power of Attorney (included on signature page).

 27.1*****    Financial data schedule

 27.2*****    Financial data schedule

------------------------

    *Incorporated by reference from Registration Statement on Form S-4 (No.
     333-61211) of Radio Unica Corp., as amended, as declared effective by the Securities and Exchange Commission on December 18, 1998.

   **Filed herewith.

 ****Incorporated by reference from Annual Report on Form 10-K for the year ended December 31, 1998 filed by Radio Unica Corp.

*****Previously filed.

    (a) Portions of this exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.